Exhibit 4.1

EXECUTION VERSION

DOTDASH MEREDITH INC.,

the Subsidiary Guarantors party hereto from time to time

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee and Notes Collateral Agent

INDENTURE

Dated as of June 16, 2025

7.625% Senior Secured Notes due 2032

TABLE OF CONTENTS

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Section 12.14.	Multiple Counterparts	130
Section 12.15.	Table of Contents, Headings, etc.	130
Section 12.16.	Severability	130
Section 12.17.	USA Patriot Act	130
Section 12.18.	Jurisdiction	130
Section 12.19.	Intercreditor Agreement	131

EXHIBITS

Exhibit A	Form of Note	A-1
Exhibit B	Form of Certificate to Be Delivered in Connection with Transfers Pursuant to Regulation S	B-1
Exhibit C	Form of Supplemental Indenture	C-1

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INDENTURE, dated as of June 16, 2025, between DOTDASH MEREDITH INC., a Delaware corporation, as issuer (the “Issuer”), the Subsidiary Guarantors (as defined below) party hereto from time to time, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (the “Trustee”) and notes collateral agent (the “Notes Collateral Agent”).

Article One

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.         Definitions.

“2021 Closing Date” has the meaning assigned to such term in the definition of “Credit Agreement”.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into or amalgamated with the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Additional Notes” means an unlimited aggregate principal amount of additional Notes having identical terms and conditions to the Notes issued pursuant to Article Two and in compliance with the covenants described in Section 4.05 and Section 4.09, except for issue date, issue price and first interest payment date.

“Additional Assets” means:

(1)            any property or assets (other than Equity Interests) used or to be used by the Issuer, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Sale shall be deemed an investment in Additional Assets);

(2)            the Equity Interests of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Equity Interests by the Issuer or a Restricted Subsidiary;

(3)            Equity Interests constituting a minority interest in any Person that at such time is a Restricted Subsidiary; or

(4)            Asset Acquisitions.

“Adjusted Treasury Rate” means, as of the date of the relevant redemption notice, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the date of such redemption notice) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such Statistical Release is no longer published or the relevant information does not appear thereon, any publicly available source of similar market data) most nearly equal to the period from the date of such redemption notice to June 15, 2028; provided, however, that if the period from the date of such redemption notice to June 15, 2028 is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Adjusted Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to June 15, 2028 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used. Any such Adjusted Treasury Rate shall be determined, and the information required to be obtained for its calculation shall be obtained, by the Issuer.

“Affiliate” of any Person means any other Person which directly or indirectly Controls or is Controlled by, or is under direct or indirect common Control with, the referent Person.

“Affiliated Persons” means, with respect to any specified Person, (a) such specified Person’s parents, spouse, siblings, descendants, stepchildren, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (a), and (c) any company, partnership, trust or other entity or investment vehicle Controlled by any of the Persons referred to in clause (a) or (b) or the holdings of which are for the primary benefit of any of such Persons.

“Agent” means any Registrar, Paying Agent or agent for service of notices and demands.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Applicable Percentage” means 100.0%; provided that the Applicable Percentage shall be (1) 50.0% if, on a pro forma basis after giving effect to such Asset Sale and the use of proceeds therefrom the First Lien Net Leverage Ratio would be less than or equal to 3.10 to 1.00 but greater than 2.60 to 1.00 or (2) 0.0% if, on a pro forma basis after giving effect to such Asset Sale and the use of proceeds therefrom the First Lien Net Leverage Ratio would be less than or equal to 2.60. Any Net Proceeds in respect of an Asset Sale that do not constitute Applicable Proceeds as a result of the application of this definition shall collectively constitute “Total Leverage Excess Proceeds.”

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)            1.0% of the principal amount of such Note; and

(2)            the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at June 15, 2028 (such redemption price being set forth in paragraph 6 of the applicable Note), plus (ii) all required interest payments due on such Note through June 15, 2028 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Adjusted Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Temporary Regulation S Global Note or a beneficial interest therein, the rules and procedures of the DTC for such a Temporary Regulation S Global Note, to the extent applicable to such transaction and as in effect from time to time.

“Applicable Proceeds” means an amount equal to Net Proceeds for the applicable period multiplied by the Applicable Percentage.

“asset” means any asset or property.

“Asset Acquisition” means

(1)            an Investment by the Issuer or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary, or

(2)            the acquisition by the Issuer or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary in connection with such disposition (including by means of a sale and leaseback transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1)            transfers of cash or Cash Equivalents;

(2)            transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 5.01;

(3)            Permitted Investments and Restricted Payments not prohibited under Section 4.06;

(4)            the creation or perfection of any Lien not prohibited under this Indenture;

(5)            transfers of assets that are (i) damaged, worn-out, uneconomic, obsolete or otherwise deemed to be no longer necessary or useful in the current or anticipated business of the Issuer or its Restricted Subsidiaries or (ii) replaced by assets of similar suitability and value (as determined by the Issuer in good faith);

(6)            sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of the Issuer and the Restricted Subsidiaries;

(7)            any transfer or series of related transfers that, but for this clause, would be Asset Sales, if the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed the greater of (i) $134.4 million and (ii) 30.0% of Consolidated EBITDA for the then most recently ended Test Period;

(8)            sale and leaseback transactions whereby the lease in such arrangement is (i) a capital lease and such capital lease is not prohibited by (a) Section 4.05 and (b) Section 4.09 or (ii) not a capital lease and either (a) the Fair Market Value with respect to such assets in the aggregate does not exceed the greater of (x) $48,000,000 and (y) 10.0% of Consolidated EBITDA for the then most recently ended Test Period after giving effect thereto on a pro forma basis or (b) the property in such arrangement was owned by Meredith Holdings Corporation on the 2021 Closing Date and located in Des Moines, Iowa;

(9)            the sale or other disposition of cash or Cash Equivalents or the unwinding, or sale in the ordinary course of business, of hedging obligations;

(10)          the transfer, sale or other disposition resulting from any involuntary loss of title, involuntary loss or damage to or destruction of or any condemnation or other taking of, any property or assets of the Issuer or any Restricted Subsidiary;

(11)          sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements or similar binding arrangements;

(12)          the lapse, cancellation, surrender, abandonment or transfer for no consideration of intellectual property rights that is reasonably determined in good faith by the Issuer to be no longer used or useful, necessary or otherwise not material to the operation of the business of the Issuer and its Restricted Subsidiaries, or no longer economical to maintain;

(13)          any sale, issuance or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(14)          the surrender, expiration or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(15)          dispositions of real property (i) for the purpose of (x) resolving minor title disputes or defects, including encroachments and lot line adjustments, or (y) granting easements, rights of way or access and egress agreements, or (ii) to any Governmental Authority in consideration of the grant, issuance, consent or approval of or to any development agreement, change of zoning or zoning variance, permit or authorization in connection with the conduct of the Issuer of any Subsidiary Guarantors’ business, in each case which does not materially interfere with the business conducted on such real property;

(16)          dispositions of non-core assets acquired in connection with an Asset Acquisition or other Permitted Investment or made to obtain the approval of an antitrust authority and any dispositions made to comply with an order of any agency or state authority or other regulatory body or any applicable law or regulation;

(17)          any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date; and

(18)          dispositions of Securitization Assets in connection with any Permitted Securitization.

“Asset Swap” means any exchange of assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary) for assets of another Person (including Equity Interests of a Person whose primary business is a Related Business) that are intended to be used by the Issuer or any Restricted Subsidiary in a Related Business, including, to the extent necessary to equalize the value of the assets being exchanged, cash or Cash Equivalents of any party to such asset swap.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, or the functional equivalent of the foregoing, (ii) in the case of any limited liability company, the managing member or members of such Person, (iii) in the case of any partnership, the board of directors or other governing body of the general partner of such Person, as applicable and (iv) in any other case, the functional equivalent of the foregoing, or, in each case, any duly authorized committee thereof. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Issuer.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York or the city in which the Trustee’s corporate trust office or any other place of payment is located are authorized or required by law to close. Unless expressly specified otherwise, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest or fees, as the case may be.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided however, that any obligations relating to a lease that would have been accounted for by such Person as an operating lease in accordance with GAAP as of December 31, 2018 shall be accounted for as an operating lease and not a Capital Lease Obligation for all purposes under this Indenture. In no event shall operating leases constitute Capital Lease Obligations.

“Cash Equivalents” means:

(1)            marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(2)            certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof or any lender or any Affiliate of any lender party to the Credit Agreement or any other Credit Facilities of the Issuer or any other Subsidiary Guarantor;

(3)            commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition;

(4)            repurchase obligations of any commercial bank satisfying the requirements of clause (2) of this definition with respect to securities issued or fully guaranteed or insured by the United States government;

(5)            securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(6)            securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (2) of this definition;

(7)            money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition;

(8)            money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(9)            in the case of any Foreign Subsidiary, investments substantially comparable to any of the foregoing investments with respect to the country in which such Foreign Subsidiary is organized.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of an acquisition of beneficial ownership by any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date) or group (excluding any one or more Permitted Holders or group Controlled by any one or more Permitted Holders) of more than 35% of the aggregate voting power of all outstanding classes or series of the Issuer’s Voting Stock and such aggregate voting power exceeds the aggregate voting power of all outstanding classes or series of the Issuer’s Voting Stock beneficially owned by the Permitted Holders collectively; provided that so long as the Issuer is a Subsidiary of any parent entity, no person shall be deemed to be or become a beneficial owner (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act as in effect on the Issue Date) of more than 35% of the aggregate voting power of all outstanding classes or series of the Issuer’s Voting Stock unless such person shall be or become a beneficial owner of more than 35% of the total voting power of all outstanding classes or series of the Voting Stock of such parent entity (other than a parent entity that is a Subsidiary of another parent entity).

Notwithstanding the foregoing, a transaction in which the Issuer becomes a Subsidiary of another Person (other than a Person that is an individual or a Permitted Holder) shall not constitute a Change of Control if the shareholders of the Issuer immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, the same proportion of voting power of the outstanding classes or series of the Issuer’s Voting Stock as such shareholders beneficially own immediately following the consummation of such transaction.

For purposes of this definition, (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement, (ii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the Board of Directors of such parent entity, (iii) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner and (iv) a passive holding company or special purpose acquisition vehicle shall not be considered a “person” and instead the equityholders of such passive holding company or special purpose acquisition vehicle shall be considered for purposes of the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property subject to or purported to be subject, from time to time, to a Lien under any Notes Security Documents.

“Consolidated Amortization Expense” for any Test Period means the amortization expense of the Issuer and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Interest Expense” means the Consolidated Interest Expense paid in cash (net of net income from interest received in cash) for the relevant Test Period; provided that Consolidated Cash Interest Expense for the relevant Test Period shall in no event be less than one (1).

“Consolidated Contingent Consideration Fair Value Remeasurement Adjustments” for any period means the contingent consideration fair value remeasurement adjustments, of the Issuer and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” for any Test Period means the depreciation expense of the Issuer and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” for any Test Period means, without duplication, the sum of the amounts for such Test Period of:

(1)            Consolidated Net Income, plus

(2)            in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income (other than clause (m) below),

(a)            Consolidated Income Tax Expense,

(b)            Consolidated Amortization Expense,

(c)            Consolidated Depreciation Expense,

(d)            Consolidated Interest Expense,

(e)            all non-cash compensation, as reported in the Issuer’s financial statements,

(f)             any non-cash charges or losses or realized losses related to the write-offs, write-downs or mark-to-market adjustments or sales or exchanges of any investments in debt or equity securities by the Issuer or any Restricted Subsidiary,

(g)            the aggregate amount of all other non-cash charges, expenses or losses reducing such Consolidated Net Income, including any impairment (including any impairment of intangibles and goodwill), and non-cash compensation charges or expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write downs or reserves with respect to accounts receivable or inventory), for such Test Period,

(h)            the amount of any restructuring charges or reserves, including any one-time costs incurred in connection with acquisitions or divestitures, accrual or reserve, integration cost or other business optimization expense, acquisitions, mergers or consolidations after the Issue Date and any other restructuring expenses, severance expenses, one-time compensation charges, post-retirement employee benefits plans, any expenses relating to reconstruction, decommissioning or recommissioning fixed assets for alternate use, expenses or charges relating to facility closing costs, acquisition integration costs and signing, retention or completion bonuses or expenses,

(i)             notwithstanding any classification under GAAP as discontinued operations of any Person, property, business or asset in respect of which a definitive agreement for the sale, transfer or other disposition thereof has been entered into, the earnings and income (or loss) attributable to any such Person, business, assets or operations for any period until such sale, transfer or other disposition shall have been consummated,

(j)             any fees, premiums, expenses or charges related to any actual, proposed or contemplated equity offering, Permitted Investment, acquisition, Disposition, recapitalization, the incurrence or repayment of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) or any amendments, consents, waivers or other modifications relating to the Credit Facilities or any other Indebtedness (whether or not consummated or successful),

(k)            the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary,

(l)            any costs or expenses incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Equity Interests),

(m)           other add backs and adjustments, at the election of the Issuer, reflected in a quality of earnings report provided by a “big four” accounting firm or a nationally recognized accounting firm with respect to any Investment (including, for the avoidance of doubt, add backs and adjustments of the same type in future periods),

(n)            [reserved],

(o)            losses or discounts on sales of Securitization Assets in connection with any Permitted Securitizations, minus

(3)            in each case only to the extent (and in the same proportion) included in determining Consolidated Net Income, any non-cash or realized gains related to mark-to-market adjustments or sales or exchanges of any investments in debt or equity securities by the Issuer or any Restricted Subsidiary, in each case determined on a consolidated basis in accordance with GAAP; provided that the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period will be excluded from Consolidated Net Income.

For purposes of this definition, whenever pro forma effect is to be given, the pro forma calculations shall be factually supportable, reasonably identifiable and made in good faith by a Financial Officer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (i) “run rate” cost savings, cost synergies, operating expense reductions, restructurings, cost savings initiatives, or other initiatives occurring (or expected to result from actions that have been taken or initiated or expected to be taken) in the case of any actions that have been taken or initiated or are expected to be taken (x) in connection with the Transactions, within 36 months of the Issue Date, or (y) otherwise, within 24 months from the applicable event to be given pro forma effect (in each case in the reasonable good faith determination of the Issuer and calculated on a pro forma basis as though such cost savings, cost synergies, operating expense reductions, restructurings, cost savings initiatives, or other initiatives had been realized on the first day of such Test Period and as if such cost savings, cost synergies, operating expense reductions, restructurings, cost savings initiatives, or other initiatives were realized in full during the entirety of such Test Period); provided that the aggregate amount of all adjustments to Consolidated EBITDA pursuant to this clause (i) and clause (A)(2) of the definitions of “Consolidated Net Leverage Ratio”, “First Lien Net Leverage Ratio” or “Fixed Charge Coverage Ratio”, as applicable, shall not exceed 25.0% of Consolidated EBITDA (after giving effect to such adjustment) for any Test Period, and (ii) the amount of any loss or pre-opening expenses attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided that (a) such losses or pre-opening expenses are reasonably identifiable and factually supportable, (b) losses or preopening expenses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this clause (ii) and (c) the aggregate amount of all adjustments to Consolidated EBITDA pursuant to this clause (ii) and clause (A)(3) of the definitions of “Consolidated Net Leverage Ratio”, “First Lien Net Leverage Ratio” or “Fixed Charge Coverage Ratio”, as applicable, shall not exceed $20.0 million in any Test Period.

“Consolidated Funded First Lien Indebtedness” means Indebtedness of the Issuer and its Restricted Subsidiaries (other than any Securitization Subsidiary) secured by a Lien on any assets of the Issuer and its Restricted Subsidiaries (other than any Securitization Subsidiary) that constitutes Collateral that is pari passu with the Lien thereon securing the Obligations.

“Consolidated Income Tax Expense” for any Test Period means the provision for taxes of the Issuer and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” for any Test Period means the sum, without duplication, of the total interest expense of the Issuer and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP, minus consolidated interest income of the Issuer and its Restricted Subsidiaries, and including, without duplication,

(1)            imputed interest on Capital Lease Obligations,

(2)            commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings (other than any Permitted Securitization),

(3)            the net costs associated with Hedging Obligations related to interest rates,

(4)            amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

(5)            the interest portion of any deferred payment obligations,

(6)            all other non-cash interest expense,

(7)            capitalized interest,

(8)            all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Restricted Subsidiary of the Issuer that is a Wholly-Owned Subsidiary or to the extent paid in Qualified Equity Interests),

(9)            all interest payable with respect to discontinued operations, and

(10)          all interest on any Indebtedness described in clause (6) or (7) of the definition of “Indebtedness.”

“Consolidated Net Income” for any Test Period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1)            the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any Restricted Subsidiary during such period;

(2)            gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(3)            gains and losses with respect to Hedging Obligations;

(4)            the cumulative effect of any change in accounting principles;

(5)            any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Issuer or any Restricted Subsidiary during such period (including fees and expenses relating to (i) the Transactions, (ii) severance, relocation and transition costs and (iii) any rebranding or corporate name change);

(6)            Consolidated Contingent Consideration Fair Value Remeasurement Adjustments;

(7)            any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations;

(8)            any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness or Hedging Obligations or other derivative instruments, of the Issuer or any Restricted Subsidiary or (b) the sale of any financial or equity investment by the Issuer or any Restricted Subsidiary;

(9)            any after-tax effect of gains (or losses) (less all fees and expenses relating thereto) attributable to asset Dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded;

(10)          any impairment charge or asset write-off or write-down, including impairment charges, write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities, in accordance with GAAP or as a result of a change in law or regulation, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(11)          any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, employee benefit plans or agreements, stock options, restricted stock or other rights, and any non-cash deemed finance charges or expenses or gains in respect of any pension liabilities or non-cash gains or losses of any pension assets or other retiree provisions or on the revaluation of any benefit plan obligation and any non-cash charges or expenses or gains in respect of curtailments, discontinuations or modifications to pension plans shall be excluded;

(12)          accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Transactions, calculated in accordance with GAAP, within 12 months after the 2021 Closing Date shall be excluded;

(13)          losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition, sale, conveyance, transfer or other Disposition of assets will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days) shall be excluded;

(14)          losses, charges and expenses with respect to liability or casualty events or business interruption, to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for reimbursement by the insurer and such amount (A) is not denied by the applicable carrier in writing and (B) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days) shall be excluded;

(15)          the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Transactions or any acquisition consummated before or after the 2021 Closing Date, and the amortization, write-down or write-off of any amounts thereof, shall be excluded;

(16)          all non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments shall be excluded; and

(17)          any deferred tax expense associated with tax deductions or net operating losses as a result of the Transactions, or the release of any valuation allowance related to such item shall be excluded.

provided, further, that the effects of any adjustments in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items, any earn-out obligations and any other non-cash charges (other than the amortization of unfavorable operating leases) in the Issuer’s consolidated financial statements pursuant to GAAP in each case resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any such amounts shall be excluded when determining Consolidated Net Income.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Indebtedness of the Issuer and its Restricted Subsidiaries (other than any Securitization Subsidiary) as of the last day of the Test Period most recently ended on or prior to such date of determination (as set forth on the balance sheet and determined on a consolidated basis in accordance with GAAP) minus the amount of unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries (other than any Securitization Subsidiary) on such date in an amount not to exceed $330.0 million to (b) Consolidated EBITDA for such Test Period.

(A)           The Consolidated Net Leverage Ratio shall be calculated for any period after giving effect on a pro forma basis (as if they had occurred on the first day of the applicable Test Period) to:

(1)            the incurrence of any Indebtedness of the Issuer or any Restricted Subsidiary (other than any Securitization Subsidiary) (and the application of the proceeds thereof) and any repayment, repurchase, defeasance or other discharge of Indebtedness (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the applicable Test Period or at any time subsequent to the last day of such Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof and all transactions and events in connection therewith), occurred on the first day of the Test Period;

(2)            any (v) Asset Sale, (w) asset sale if the Fair Market Value of the assets sold in such transaction or series of related transactions exceeds $2.0 million, which is solely excluded from the definition of Asset Sale pursuant to clause (7) of such definition, (x) Asset Acquisition, (y) operational changes or restructurings or (z) Designation or Redesignation, in each case including all transactions and events in connection with such event (each a “pro forma event”) occurring during the Test Period or at any time subsequent to the last day of the Test Period and on or prior to the date of determination as if such pro forma event occurred on the first day of the Test Period, including any cost savings and cost synergies resulting from head count reduction, closure of facilities and similar operational and other cost savings, cost synergies, operating expense reductions, restructurings, cost savings initiatives or other initiatives relating to such pro forma event occurring (or expected, in the good faith determination of the Issuer, to result from actions that have been taken or initiated or expected to be taken) in the case of any actions that have been taken or initiated or are expected to be taken (x) in connection with the Transactions, within 36 months of the Issue Date, or (y) otherwise, within 24 months of such pro forma event and during such period or subsequent to such period and on or prior to the date of such calculation, in each case that are expected to have a continuing impact and are factually supportable, and which adjustments the Issuer determines are reasonable as set forth in an Officer’s Certificate; provided that the aggregate amount of all such cost savings and cost synergies pursuant to this clause (A)(2) and clause (i) of the second paragraph of the definition of “Consolidated EBITDA” shall in no event exceed 25.0% of Consolidated EBITDA (after giving effect to such adjustment) for any Test Period; provided, further, that asset sales described in clause (A)(2)(w) in an aggregate amount not to exceed the greater of (i) $134.4 million and (ii) 30.0% of Consolidated EBITDA in any Test Period shall not be required to be given pro forma effect; and

(3)            the amount of any loss or pre-opening expenses attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided that (i) such losses or pre-opening expenses are reasonably identifiable and factually supportable, (ii) losses or preopening expenses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this clause (3) and (iii) the aggregate amount of all adjustments pursuant to this clause (3) and clause (ii) of the second paragraph of the definition of “Consolidated EBITDA” shall not exceed $20.0 million in any Test Period; and

(B)            in calculating Consolidated Interest Expense for purposes of the Consolidated Net Leverage Ratio with respect to any Indebtedness being given pro forma effect:

(1)            interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

(2)            if interest on any Indebtedness actually incurred on the date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an applicable interbank offered rate, or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the Test Period;

(3)            notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements governing such Hedging Obligations;

(4)            interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the Test Period; and

(5)            interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting Officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Leverage Ratio Test” means, as of any date, that the Consolidated Net Leverage Ratio is at least 5.50 to 1.00; provided that, subject to the limitations set forth in the definition of Qualifying Material Acquisition (including the delivery of a QMA Notice within the required time period set forth in the definition of Qualifying Material Acquisition), such ratio shall be increased to 6.00 to 1.00 for four consecutive full fiscal quarters (and no other fiscal quarters) commencing with, and including, the fiscal quarter in which the relevant Qualifying Material Acquisition is consummated (such period, the “Increase Period”); provided, further, that upon a return to a maximum Consolidated Net Leverage Ratio of 5.50 to 1.00 after any such election, such level must be maintained for at least two full fiscal quarters before the Issuer can make an election for the commencement of a new Increase Period; provided, further, that there shall be no more than two Increase Periods.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate outstanding principal amount not greater than 100% of the aggregate amount of net cash proceeds or Fair Market Value received, as applicable, of any sale of Qualified Equity Interests by, or capital contribution to the common equity of, the Issuer (other than in respect of any Qualified Equity Interests used for, or otherwise having the effect of increasing, any other basket under this Indenture) after the Issue Date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means that certain Credit Agreement, dated December 1, 2021 (the “2021 Closing Date”), by and among Dotdash Meredith Inc. (f/k/a Dotdash Media Inc.), a Delaware corporation, the lenders and issuing banks party hereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended by the joinder and reaffirmation agreement, dated as of March 1, 2024, Amendment No. 1, dated as of November 26, 2024, Incremental Assumption Agreement and Amendment No. 2, dated as of May 14, 2025, and as further amended by Amendment No. 3, dated as of the Issue Date, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case as otherwise amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the First Lien Pari Passu Intercreditor Agreement.

“Credit Facilities” means one or more (A) debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities (including, without limitation, the Notes), indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time (including increasing the amount of available borrowings thereunder, changing the maturity of any Indebtedness incurred or available to be borrowed thereunder, adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder or otherwise altering the terms and conditions thereof), and including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents).

“Current Deed of Guarantee” means the amended and restated deed of guarantee made on March 15, 2018 between Meredith Corporation, IPC Media Pension Trustee Limited and International Publishing Corporation Limited relating to the UK Scheme, as amended pursuant to that certain Deed of Amendment, dated as of May 31, 2022, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the notes and/or the creditworthiness of the Issuer and/or any one or more of the Subsidiary Guarantors (the “Performance References”).

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Designation” has the meaning given to this term in Section 4.12.

“Disposition” means, with respect to any property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, in each case on or prior to the date that is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change of control occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if (1) the change of control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions of Section 4.14, and (2) the right to require the Issuer to redeem such Equity Interests does not become operative prior to the Issuer’s purchase of the Notes as required pursuant to the provisions of Section 4.14.

“Distribution Compliance Period” with respect to any Notes, means the 40-day “distribution compliance period” as defined in Rule 903(b)(3) of Regulation S.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Interests” means, of any Person, (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding any debt securities convertible into such shares or other interests.

“Equity Offering” means a primary public or private offering or sale of Equity Interests (other than to a Subsidiary of the Issuer) of (x) the Issuer or (y) IAC or any direct or indirect parent of the Issuer, in the case of clause (y), to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Equity Interest (other than Disqualified Equity interests) of the Issuer, in each case, other than (i) a public offering registered on Form S-4 or Form S-8 or (ii) an issuance to any Subsidiary of the Issuer.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Collateral” has the meaning assigned to such term in the Notes Security Agreement.

“Excluded Securities” means any of the following:

(a)            any Equity Interests or Indebtedness that the Issuer reasonably determines in good faith that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Notes Secured Parties under the Notes Security Documents (including Tax consequences) are likely to be excessive in relation to the value to be afforded thereby;

(b)            any Equity Interests or Indebtedness to the extent, and for so long as, the pledge thereof is prohibited by any requirement of law (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code or other applicable law);

(c)            any Equity Interests of any person that is not a Wholly-Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, constitutional documents, joint venture agreement, shareholder agreement, or similar agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09 of the Credit Agreement (or an equivalent provision under any Replacement Credit Agreement) that was existing on the Issue Date (and not created in contemplation of the consummation of the Transactions) or at the time of the acquisition of such Subsidiary (and was not created in contemplation of such acquisition), (B) any organizational documents, constitutional documents, joint venture agreement, shareholder agreement, or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is the Issuer, a Subsidiary Guarantor or a Wholly-Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Issuer or any Subsidiary to obtain any such consent) and for so long as such organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than the Issuer, a Subsidiary Guarantor or a Wholly-Owned Subsidiary) to any organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement governing such Equity Interests the right to terminate its obligations thereunder, in each case, after giving effect to the anti-assignment provisions of the Uniform Commercial Code or other applicable law;

(d)            any Equity Interests of (i) any Unrestricted Subsidiary, (ii) any Subsidiary that is not a Material Subsidiary (as defined in the Credit Agreement), (iii) any Pension Entity, and (iv) any Securitization Subsidiary;

(e)            any Margin Stock; and

(f)             voting Equity Interests (and any other interests constituting “stock entitled to vote” within the meaning of U.S. Treasury Regulation Section 1.956-2(c)(2)) in excess of 65% of all voting Equity Interests in (A) any Foreign Subsidiary or (B) any FSHCO;

provided that, in no event shall any asset which secures the obligations under the Credit Agreement constitute Excluded Securities.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly-Owned Subsidiary, (b) any Subsidiary that is prohibited by applicable law or by Contractual Obligations existing on the Issue Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, (c) any Subsidiary that is not a Material Domestic Subsidiary, (d) any Unrestricted Subsidiary, (e) any FSHCO, (f) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC, (g) any Subsidiary that is either (i) established for the purposes of, or has established, or sponsors or contributes to a defined benefit pension scheme, or any direct or indirect Subsidiary of such a person (including, for the avoidance of doubt, International Publishing Corporation Limited, a company incorporated under the laws of England and Wales registered (under number 00745584)), or (ii) any Subsidiary that is an employee benefit trust or similar construct or is a trust company (in each case, such Subsidiary, a “Pension Entity”); provided, in each case of clauses (i) and (ii), that such entity and its direct or indirect Subsidiaries have no material business operations or material assets other than in connection with a defined benefit pension scheme, (h) any Securitization Subsidiary, and (i) any Subsidiary to the extent that the Note Guarantee of the Obligations by such Subsidiary could reasonably be expected to result in a material adverse tax or regulatory consequence to the Issuer or any of its Restricted Subsidiaries (as determined by the Issuer in good faith); provided that, in no event shall any borrower or guarantor under the Credit Agreement constitute an Excluded Subsidiary.

“Fair Market Value” means, with respect to any asset, as determined by the Issuer, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, or controller or assistant controller of the Issuer.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Funded First Lien Indebtedness as of the last day of the Test Period most recently ended on or prior to such date of determination (as set forth on the balance sheet and determined on a consolidated basis in accordance with GAAP) minus the amount of unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries (other than any Securitization Subsidiary) on such date in an amount not to exceed $330.0 million to (ii) Consolidated EBITDA for such Test Period.

(A)            The First Lien Net Leverage Ratio shall be calculated for any period after giving effect on a pro forma basis (as if they had occurred on the first day of the applicable Test Period) to:

(1)            the incurrence of any Indebtedness of the Issuer or any Restricted Subsidiary (other than any Securitization Subsidiary) (and the application of the proceeds thereof) and any repayment, repurchase, defeasance or other discharge of Indebtedness (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the applicable Test Period or at any time subsequent to the last day of such Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof and all transactions and events in connection therewith), occurred on the first day of the Test Period;

(2)            any (v) Asset Sale, (w) asset sale if the Fair Market Value of the assets sold in such transaction or series of related transactions exceeds $2.0 million, which is solely excluded from the definition of Asset Sale pursuant to clause (7) of such definition, (x) Asset Acquisition, (y) operational changes or restructurings or (z) Designation or Redesignation, in each case including all transactions and events in connection with such event (each a “pro forma event”) occurring during the Test Period or at any time subsequent to the last day of the Test Period and on or prior to the date of determination as if such pro forma event occurred on the first day of the Test Period, including any cost savings and cost synergies resulting from head count reduction, closure of facilities and similar operational and other cost savings, cost synergies, operating expense reductions, restructurings, cost savings initiatives or other initiatives relating to such pro forma event occurring (or expected, in the good faith determination of the Issuer, to result from actions that have been taken or initiated or expected to be taken) in the case of any actions that have been taken or initiated or are expected to be taken (x) in connection with the Transactions, within 36 months of the Issue Date, or (y) otherwise, within 24 months of such pro forma event and during such period or subsequent to such period and on or prior to the date of such calculation, in each case that are expected to have a continuing impact and are factually supportable, and which adjustments the Issuer determines are reasonable as set forth in an Officer’s Certificate; provided that the aggregate amount of all such cost savings and cost synergies pursuant to this clause (A)(2) and clause (i) of the second paragraph of the definition of “Consolidated EBITDA” shall in no event exceed 25.0% of Consolidated EBITDA (after giving effect to such adjustment) for any Test Period; provided, further, that asset sales described in clause (A)(2)(w) in an aggregate amount not to exceed the greater of (i) $134.4 million and (ii) 30.0% of Consolidated EBITDA in any Test Period shall not be required to be given pro forma effect; and

(3)            the amount of any loss or pre-opening expenses attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided that (i) such losses or pre-opening expenses are reasonably identifiable and factually supportable, (ii) losses or preopening expenses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this clause (3) and (iii) the aggregate amount of all adjustments pursuant to this clause (3) and clause (ii) of the second paragraph of the definition of “Consolidated EBITDA” shall not exceed $20.0 million in any Test Period; and

(B)            in calculating Consolidated Interest Expense for purposes of the First Lien Net Leverage Ratio with respect to any Indebtedness being given pro forma effect:

(1)            interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

(2)            if interest on any Indebtedness actually incurred on the date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, applicable interbank offered rate, or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the Test Period;

(3)            notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements governing such Hedging Obligations;

(4)            interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the Test Period; and

(5)            interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting Officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“First Lien Obligations” has the meaning assigned to such term in the First Lien Pari Passu Intercreditor Agreement.

“First Lien Pari Passu Intercreditor Agreement” means that certain First Lien Pari Passu Intercreditor Agreement, dated as of the Issue Date, by and among JPMorgan Chase Bank, N.A., as Initial First Lien Representative and Initial First Lien Collateral Agent (each as defined therein), U.S. Bank Trust Company, National Association, as the Initial Other Representative and Initial Other Collateral Agent (each as defined therein), each additional Representative and Collateral Agent (each as defined therein) from time to time party thereto, the Issuer and the other Grantors (as defined therein) party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Fixed Charge Coverage Ratio” means the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense, in each case for the relevant Test Period.

(A)            The Fixed Charge Coverage Ratio shall be calculated for any period after giving effect on a pro forma basis (as if they had occurred on the first day of the applicable Test Period) to:

(1)            the incurrence of any Indebtedness of the Issuer or any Restricted Subsidiary (other than any Securitization Subsidiary) (and the application of the proceeds thereof) and any repayment, repurchase, defeasance or other discharge of Indebtedness (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the applicable Test Period or at any time subsequent to the last day of such Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof and all transactions and events in connection therewith), occurred on the first day of the Test Period;

(2)            any (v) Asset Sale, (w) asset sale if the Fair Market Value of the assets sold in such transaction or series of related transactions exceeds $2.0 million, which is solely excluded from the definition of Asset Sale pursuant to clause (7) of such definition, (x) Asset Acquisition, (y) operational changes or restructurings or (z) Designation or Redesignation, in each case including all transactions and events in connection with such event (each a “pro forma event”) occurring during the Test Period or at any time subsequent to the last day of the Test Period and on or prior to the date of determination as if such pro forma event occurred on the first day of the Test Period, including any cost savings and cost synergies resulting from head count reduction, closure of facilities and similar operational and other cost savings, cost synergies, operating expense reductions, restructurings, cost savings initiatives or other initiatives relating to such pro forma event occurring (or expected, in the good faith determination of the Issuer, to result from actions that have been taken or initiated or expected to be taken) in the case of any actions that have been taken or initiated or are expected to be taken (x) in connection with the Transactions, within 36 months of the Issue Date, or (y) otherwise, within 24 months of such pro forma event and during such period or subsequent to such period and on or prior to the date of such calculation, in each case that are expected to have a continuing impact and are factually supportable, and which adjustments the Issuer determines are reasonable as set forth in an Officer’s Certificate; provided that the aggregate amount of all such cost savings and cost synergies pursuant to this clause (A)(2) and clause (i) of the second paragraph of the definition of “Consolidated EBITDA” shall in no event exceed 25.0% of Consolidated EBITDA (after giving effect to such adjustment) for any Test Period; provided, further, that asset sales described in clause (A)(2)(w) in an aggregate amount not to exceed the greater of (i) $134.4 million and (ii) 30.0% of Consolidated EBITDA in any Test Period shall not be required to be given pro forma effect; and

(3)            the amount of any loss or pre-opening expenses attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided that (i) such losses or pre-opening expenses are reasonably identifiable and factually supportable, (ii) losses or preopening expenses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this clause (3) and (iii) the aggregate amount of all adjustments pursuant to this clause (3) and clause (ii) of the second paragraph of the definition of “Consolidated EBITDA” shall not exceed $20.0 million in any Test Period; and

(B)            in calculating Consolidated Cash Interest Expense for purposes of the Fixed Charge Coverage Ratio with respect to any Indebtedness being given pro forma effect:

(1)            interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

(2)            if interest on any Indebtedness actually incurred on the date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a applicable interbank offered rate, or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the Test Period;

(3)            notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements governing such Hedging Obligations;

(4)            interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the Test Period; and

(5)            interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting Officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Fixed Charge Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of Section 4.05.

“Fixed Charge Coverage Ratio Test” means, at any date, that the Fixed Charge Coverage Ratio is not less than 2.00 to 1.00.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“FSHCO” means any Subsidiary of the Issuer that owns no material assets other than Equity Interests of one or more Foreign Subsidiaries that are CFCs or Equity Interests of one or more other FSHCOs.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Notes.

“IAC” means IAC/InterActiveCorp., a Delaware corporation, and its successors.

“IAC Group” means IAC and its Subsidiaries (other than the Issuer and its Subsidiaries).

“Increase Period” has the meaning assigned to such term in the definition of “Consolidated Net Leverage Ratio Test”.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1)            all liabilities, contingent or otherwise, of such Person for borrowed money;

(2)            all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)            all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4)            all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except (i) trade payables and accrued expenses incurred by such Person in the ordinary course of business and (ii) amounts accrued associated with contingent consideration arrangements;

(5)            all Capital Lease Obligations of such Person;

(6)            all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(7)            all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis; and

(8)            all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (excluding obligations arising from inventory transactions in the ordinary course of business).

provided that, to the extent otherwise constituting Indebtedness, no obligations incurred by the Issuer or its Restricted Subsidiaries (other than any Securitization Subsidiary) in connection with any Permitted Securitization shall be considered Indebtedness. The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (6), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured.

“Indenture” means this Indenture as amended, restated or supplemented from time to time.

“Initial Notes” means $400,000,000 aggregate principal amount of the Issuer’s 7.625% Senior Secured Notes due 2032 that are issued on the Issue Date.

“Initial Purchasers” means (1) BofA Securities, Inc., J.P. Morgan Securities LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., PNC Capital Markets LLC, Truist Securities, Inc., Citizens JPM Securities, LLC, Société Générale and Mizuho Securities USA LLC and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related Purchase Agreement.

“Institutional Accredited Investor” or “IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, service marks, trade dress, internet domain names, software, data, databases, technology, know-how, trade secrets, processes and other confidential or proprietary information, together with all registrations and applications for registration thereof, all licenses thereof or pertaining thereto, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“interest” means, with respect to the Notes, interest on the Notes.

“Intercreditor Agreement” means (a) the First Lien Pari Passu Intercreditor Agreement and (b) any Junior Lien Intercreditor Agreement.

“Interest Payment Dates” means each June 15 and December 15, commencing on December 15, 2025.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) if by Moody’s and BBB- (or the equivalent) if by S&P.

“Investments” of any Person means:

(1)            all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2)            all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof); and

(3)            the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) outstanding at any time shall be the Fair Market Value thereof on the date such Investment is made, as determined by the Issuer, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash and Cash Equivalents by the Issuer or a Restricted Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under this Indenture. The amount of Investment pursuant to clause (3) shall be the Fair Market Value of the Issuer’s proportionate interest in such Unrestricted Subsidiary as of the date of such Unrestricted Subsidiary’s Designation as an Unrestricted Subsidiary provided, however, that upon a Redesignation, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s “Investment” in such Subsidiary at the time of such Redesignation less (b) the portion (proportionate to the Issuer’s proportionate interest in such Subsidiary) of the Fair Market Value of the net assets (as determined by the Issuer) of such Subsidiary at the time that such Subsidiary is so Redesignated. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, any Investment by the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

“IPO Entity” means, at any time on, at and after a Qualified IPO, the Issuer or any parent entity of the Issuer, as the case may be, the Equity Interests in which were issued or otherwise sold pursuant to the Qualified IPO; provided that, immediately following such Qualified IPO, if the Issuer is not the IPO Entity, the Issuer is a wholly-owned subsidiary of such IPO Entity and such IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by the Issuer immediately prior to the Qualified IPO.

“Issue Date” means June 16, 2025.

“Issuer” means the party named as such in the first paragraph of this Indenture until a Successor, as defined in Section 5.01 of this Indenture, replaces such party pursuant to Article Five and thereafter means the Successor.

“Junior Lien Intercreditor Agreement” has the meaning assigned to such term in Section 11.07.

“Junior Lien Priority Indebtedness” means Indebtedness or obligations of the Issuer and/or the Subsidiary Guarantors that is secured by Liens on the Collateral ranking or intended to rank on a junior basis to the Liens securing the Notes.

“LCT Election” has the meaning assigned to such term in Section 1.04(e).

“LCT Test Date” has the meaning assigned to such term in Section 1.04(e).

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, easement, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset. “Lien” shall not, however, include any interest of a vendor in any inventory of the Issuer or any of its Restricted Subsidiaries arising out of such inventory being subject to a “sale or return” arrangement with such vendor or any consignment by any third party of any inventory to the Issuer or any of its Restricted Subsidiaries.

“Limited Condition Transaction” means (x) any acquisition or Investment, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise, by one or more of the Issuer and its Restricted Subsidiaries of or in any assets, business or Person, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (y) any redemption, purchase, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interests or Preferred Stock by one or more of the Issuer and its Restricted Subsidiaries requiring irrevocable notice or an irrevocable offer to purchase, in advance of such redemption, purchase, repurchase, defeasance, satisfaction and discharge or prepayment or (z) any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value, any Equity Interests of the Issuer or any parent entity, that is not subject to obtaining financing.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Material Domestic Subsidiary” means any Wholly-Owned Subsidiary that is a Domestic Subsidiary of the Issuer, as of the last day of the fiscal quarter of the Issuer most recently ended for which financial statements have been or are required to have been delivered, that has assets or revenues (including third party revenues but not including intercompany revenues) with a value in excess of 5.0% of the consolidated assets of the Issuer and its Wholly-Owned Subsidiaries that are Domestic Subsidiaries or 5.0% of the consolidated revenues of the Issuer and its Wholly-Owned Subsidiaries that are Domestic Subsidiaries; provided that in the event Wholly-Owned Subsidiaries that are Domestic Subsidiaries that would otherwise not be Material Domestic Subsidiaries shall in the aggregate account for a percentage in excess of 10.0% of the consolidated assets of the Issuer and its Wholly-Owned Subsidiaries that are Domestic Subsidiaries or 10.0% of the consolidated revenues of the Issuer and its Wholly-Owned Subsidiaries that are Domestic Subsidiaries as of the end of and for the most recently completed fiscal quarter, then one or more of such Domestic Subsidiaries designated by the Issuer (or, if the Issuer shall make no designation, one or more of such Domestic Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Issuer), shall be included as Material Domestic Subsidiaries to the extent necessary to eliminate such excess.

“Material Intellectual Property” means Intellectual Property owned by the Issuer or any Subsidiary Guarantor that is material to the business of the Issuer or any Subsidiary Guarantor taken as a whole, as determined in good faith by the Issuer.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of October 6, 2021, among Meredith Corporation, Meredith Holdings Corporation, Dotdash Media Inc. and the other parties thereto, as supplemented by that certain Joinder, dated as of October 8, 2021, by Mercury Sub Inc., a wholly-owned subsidiary of Dotdash Media Inc. (as so supplemented, together with all schedules and exhibits thereto, and after giving effect to any further alteration, amendment, modification, supplement or waiver).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and any successor to its rating agency business.

“Net Proceeds” with respect to any Asset Sale, means 100% of the cash proceeds actually received by the Issuer or any Restricted Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from any Asset Sale, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness (other than Indebtedness incurred under the Notes Documents, Other First Lien Obligations or obligations secured by a Lien that is junior to the Liens securing the Obligations) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Notes Documents, Other First Lien Obligations or obligations secured by a Lien that is junior to the Liens securing the Obligations), (iii) [reserved], (iv) Taxes paid or payable (in the good faith determination of the Issuer) as a direct result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by the Issuer or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations.

“Net Short” means with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Subsidiary Guarantor immediately prior to such date of determination.

“New Project” (a) each facility, branch, office or business unit which is either a new facility, branch, office or business unit or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch, office or business unit owned by the Issuer or its Restricted Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit, product line or information technology offering to the extent such business unit commences operations or such product line or information technology is offered or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1)            as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, and

(2)            no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Credit Agreement or Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note Guarantee” has the meaning assigned to such term in Section 10.01.

“Notes” means the Initial Notes and any Additional Notes.

“Notes Collateral Agent” means the party named as such in this Indenture until a successor replaces it pursuant to this Indenture and thereafter means the successor.

“Notes Documents” means this Indenture, the Notes (including Additional Notes), the Note Guarantees, the Notes Security Documents, the First Lien Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any other Intercreditor Agreement entered into pursuant to the terms of this Indenture.

“Notes Secured Parties” means the holders of the Obligations, including the Holders, the Trustee and the Notes Collateral Agent.

“Notes Security Agreement” means that Notes Security Agreement, dated as of the Issue Date, by and among the Issuer, the Subsidiary Guarantors and the Notes Collateral Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Notes Security Documents” means, collectively, the Notes Security Agreement and any intellectual property security agreements, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Notes Collateral Agent that creates or purports to create a Lien in favor of the Notes Collateral Agent, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Note Collateral Agent for the benefit of the Holders and the Trustee, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Obligations” means the unpaid principal, interest (including Post-Petition Interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Subsidiary Guarantor, whether or not a claim for Post-Petition Interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities payable or owed to the Notes Collateral Agent, Trustee and/or the Holders, under this Indenture or any other Notes Document.

“Offering Memorandum” means the offering memorandum, dated as of June 5, 2025, relating to the offering of the Initial Notes.

“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Principal Accounting Officer, the President, any Vice President, the Treasurer, the Controller, any Assistant Treasurer, any Assistant Controller or the Secretary.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel reasonably acceptable to the Trustee and/or the Notes Collateral Agent, as applicable. Such legal counsel may be an employee of or counsel to the Issuer or its Subsidiaries.

“Other First Lien Obligations” has the meaning assigned to such term in the First Lien Pari Passu Intercreditor Agreement.

“Pari Passu Indebtedness” means Indebtedness of the Issuer which ranks equally in right of payment to the Notes or of any Subsidiary Guarantor if such Indebtedness ranks equally in right of payment to the Note Guarantees.

“Pension Entity” has the meaning assigned to such term in the definition of “Excluded Subsidiary”.

“Performance References” has the meaning assigned to such term in the definition of “Derivative Instrument”.

“Permitted Holders” means any one or more of (a) IAC and its direct or indirect wholly-owned subsidiaries, (b) Barry Diller, (c) each of the Affiliated Persons of the Person referred to in clause (b), and (d) any Person a majority of the aggregate voting power of all the outstanding classes or series of the equity securities of which are beneficially owned by any one or more of the Persons referred to in clauses (a), (b) or (c).

“Permitted Investment” means:

(1)            Investments by the Issuer or any Restricted Subsidiary in the Issuer or any Restricted Subsidiary or any Person who becomes a Restricted Subsidiary in connection with the Investment;

(2)            loans and advances to directors, employees and officers of the Issuer or any of the Restricted Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) not in excess of the greater of $10.0 million and 2.5% of Consolidated EBITDA at any one time outstanding;

(3)            Investments in cash and Cash Equivalents and Investments that were Cash Equivalents when made;

(4)            chattel paper and notes receivable arising from the sale or lease of goods or the performance of services in the ordinary course of business;

(5)            stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtor, including securities of a Person received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Person;

(6)            Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with a sale of assets not prohibited by Section 4.07;

(7)            lease, utility and other similar deposits in the ordinary course of business;

(8)            any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date;

(9)            Investments, including in joint ventures of the Issuer or any of its Restricted Subsidiaries not otherwise permitted under this Indenture, not to exceed in the aggregate outstanding at any time the greater of $224.0 million or 50.0% of Consolidated EBITDA for the then most recently ended Test Period;

(10)          another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(11)          guarantees not prohibited by Section 4.05;

(12)          extensions of trade credit and credit to customers in the ordinary course of business;

(13)          Investments not prohibited by Section 4.06;

(14)          Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed (I) $85.0 million plus (II) $45.0 million in any fiscal year (with unused amounts pursuant to this clause (II) permitted to be carried over to succeeding fiscal years up to an aggregate total amount in any fiscal year not to exceed $125.0 million); provided that no Event of Default shall have occurred and be continuing;

(15)          Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Issuer, IAC or any Unrestricted Subsidiary (other than in respect of any Qualified Equity Interests used for, or otherwise having the effect of increasing, any other basket under this Indenture);

(16)          Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, suppliers and customers arising in the ordinary course of business;

(17)          guarantees by the Issuer or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Issuer or Restricted Subsidiary in the ordinary course of business;

(18)          Investments by the Issuer and its Restricted Subsidiaries, if the Issuer or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment under clause (9), (10) or (11) of Section 4.06 in such amount; provided that the amount of any such Investment shall be deemed to be a Restricted Payment under the applicable clause for all purposes under this Indenture;

(19)          Investments in Unrestricted Subsidiaries (i) arising in the ordinary course of business related to cash management, payroll, accounts payable, insurance and other similar expenses, which in the Issuer’s good faith determination will be promptly reimbursed by such Unrestricted Subsidiaries or (ii) consisting of the Equity Interests or assets of an Unrestricted Subsidiary; provided that any such Investment made in reliance on this clause (ii) shall not increase availability under clause (9) or (14) of this covenant if the original Investment in such Unrestricted Subsidiary was made in reliance on clause (9) or (14) hereof;

(20)          Investments (i) consisting of Dispositions of Securitization Assets or arising as a result of or in connection with any Permitted Securitization or (ii) that are captured by, added to the value of or consisting of the Seller’s Retained Interests in connection with any Permitted Securitization;

(21)          Investments made at any time if the Consolidated Net Leverage Ratio is equal to or less than 4.00 to 1.00;

(22)          Investments in a Similar Business after the Issue Date, in an aggregate amount for all such Investments not to exceed, at the time such Investment is made an amount equal to the greater of (x) $224.0 million and (y) 50.0% of Consolidated EBITDA for the then most recently ended Test Period; and

(23)          loans and advances to any direct or indirect parent of the Issuer in lieu of, and not in excess of the amount of, dividends or other payments to the extent permitted to be made to such parent in accordance with Section 4.06; provided that the aggregate amount of such loans and advances shall reduce the ability of the Issuer and the Restricted Subsidiaries to make dividends under the applicable clauses of Section 4.06 by such amount.

For purposes of determining compliance with this definition and any applicable covenant (including under Section 4.06), (i) any Investment need not be made solely by reference to one category described in this definition or applicable covenant but may be made under any combination of such categories (including in part under one such category and in part under any other such category (including the categories of Restricted Payments described in Section 4.06)) and (ii) in the event that Investments made pursuant to this definition or applicable covenant meet the criteria of more than one of the categories of Investments described in this definition or applicable covenant (including the categories of Restricted Payments described in Section 4.06), the Issuer, in its sole discretion, shall classify, or later divide, classify or reclassify (as if incurred at such later time) such Investments and may include the amount and type of such Investments in one or more of the clauses of this definition or applicable covenant (including in part under one such clause and in part under another such clause). The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Issuer’s option, but not below zero) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

Notwithstanding anything to the contrary in this covenant, the Issuer and the Restricted Subsidiaries shall not, directly or indirectly, sell or otherwise transfer any Material Intellectual Property to any Unrestricted Subsidiary.

“Permitted Liens” means the following types of Liens:

(1)            Liens imposed by law for Taxes, assessments or governmental charges that (i) are not overdue for a period of more than 60 days, (ii) that are not yet payable or subject to penalties for nonpayment or (iii) for property Taxes on property of the Issuer or one of its Subsidiaries that the Issuer (or the applicable Subsidiary) has determined to abandon if the sole recourse for such Tax is to such property, (iv) do not individually or in the aggregate have a material adverse effect on the Issuer or its subsidiaries, taken as a whole or (v) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Issuer or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest would not reasonably be expected to, individually or in the aggregate, result in a material adverse effect;

(2)            statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other like Liens imposed by law, arising in the ordinary course of business, in each case (x) for amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate proceedings or (y) so long as such Liens do not individually or in the aggregate have a material adverse effect on the Issuer and its Subsidiaries, taken as a whole;

(3)            pledges and deposits made in the ordinary course of business in compliance with employee benefits or other workers’ compensation (or pursuant to letters of credit issued in connection with such workers’ compensation compliance), unemployment insurance and other social security laws or regulations or to secure the performance of statutory obligations, bids, leases, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)            Liens incurred or deposits made in the ordinary course of business to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, leases, subleases, government contracts, performance and return-of-money bonds, letters of credit and other similar obligations of a like nature (exclusive of obligations for the payment of borrowed money);

(5)            Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6)            judgment Liens not giving rise to an Event of Default under clause (6) of Section 6.01;

(7)            easements, zoning restrictions, rights-of-way, survey exceptions, minor encumbrances, reservation of licenses, electric lines, telegraph and telephone lines and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Issuer or any Restricted Subsidiary;

(8)            Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations (other than Obligations in respect of Indebtedness) and trade-related letters of credit, in each case, outstanding on the Issue Date or issued thereafter in and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, banker’s acceptances or bank guarantees and the proceeds and products thereof;

(9)            Liens encumbering deposits made to secure obligations arising from common law, statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(10)          bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts, sweep accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(11)          leases, assignments, subleases or licenses granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(12)          Liens arising from filing Uniform Commercial Code financing statements or equivalent statements regarding leases;

(13)          Liens securing Indebtedness incurred pursuant to clause (1) of the definition of “Permitted Indebtedness”; provided that in the case of (a) Liens on the Collateral securing Indebtedness that ranks pari passu with the Obligations, such Indebtedness shall be subject to the First Lien Pari Passu Intercreditor Agreement and (b) Liens on the Collateral securing Junior Lien Priority Indebtedness, such Junior Lien Priority Indebtedness shall be subject to a Junior Lien Intercreditor Agreement;

(14)          Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation;

(15)          Liens existing on the Issue Date; provided that (i) such Lien shall not apply to any other property or asset of the Issuer or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Issue Date and any Refinancing Indebtedness in respect thereof;

(16)          Liens in favor of the Issuer or a Subsidiary Guarantor;

(17)          Liens securing Purchase Money Indebtedness or Capital Lease Obligations; provided that such Liens secure obligations incurred pursuant to clause (6) of Section 4.05; provided that (i) such Liens are incurred prior to or within 270 days after such acquisition or the completion of such construction and improvement with the acquisition of such fixed or capital assets, and (ii) such Liens do not at any time encumber any of its existing property other than the property financed by such Indebtedness;

(18)          Liens (i) securing Acquired Indebtedness permitted to be incurred under this Indenture or (ii) existing on any property or asset prior to the acquisition thereof by the Issuer or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary prior to the time such Person becomes a Restricted Subsidiary; provided that in either case of clause (i) or (ii), (x) such Lien is not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (y) such Lien shall not apply to any other property or assets of the Issuer or any Restricted Subsidiary and (z) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Refinancing Indebtedness in respect thereof and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(19)          deposits, reserves and other Liens securing credit card operations of the Issuer and its Subsidiaries;

(20)          Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (13), (15), (17), (18), (26) (without refreshing the availability of such clause), (30), (32), (33) and (34) of this covenant; provided that (x) the obligations secured thereby shall be limited to the obligations secured by the Lien so extended, renewed or replaced (and, to the extent provided in such clauses, extensions, renewals and replacements thereof) plus, in the case of clauses (13), (18), (26), (30), (32), (33) and (34) the amount of accrued and unpaid interest on the Indebtedness or other obligations being refinanced, any premium (including tender premiums) paid to the holders of the Indebtedness or other obligations being refinanced and other costs and expenses (including defeasance costs, commissions, underwriting discounts, fees and other expenses) incurred in connection with the incurrence of the Indebtedness or other obligations being refinanced and (y) such Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced;

(21)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens in the ordinary course of business in favor of issuers of performance and surety bonds or bid bonds or with respect to health, safety and environmental regulations (other than for borrowed money) or letters of credit or bank guarantees issued to support such bonds or requirements pursuant to the request of and for the account of such Person in the ordinary course of business;

(22)          Interests of vendors in inventory arising out of such inventory being subject to a “sale or return” arrangement with such vendor or any consignment by any third party of any inventory;

(23)          Liens securing Indebtedness owed by (a) a Restricted Subsidiary to the Issuer or to any other Restricted Subsidiary that is a Subsidiary Guarantor or (b) the Issuer to a Subsidiary Guarantor;

(24)          [reserved];

(25)          Liens in respect of sale and leaseback transactions whereby the lease in such arrangement is not a capital lease and either (i) the Fair Market Value with respect to such assets in the aggregate does not exceed the greater of (x) $48.0 million and (y) 10.0% of Consolidated EBITDA for the then most recently ended Test Period or (ii) the property in such arrangement was owned by Meredith Holdings Corporation on the 2021 Closing Date and located in Des Moines, Iowa;

(26)          Liens securing Indebtedness or other obligations of the Issuer or any Restricted Subsidiary (including any guarantees thereof) in an aggregate outstanding principal amount not to exceed the greater of (x) $336.0 million and (y) 75.0% of Consolidated EBITDA for the then most recently ended Test Period; provided that in the case of (a) Liens on the Collateral securing Indebtedness that ranks pari passu with the Obligations, such Indebtedness shall be subject to the First Lien Pari Passu Intercreditor Agreement and (b) Liens on the Collateral securing Junior Lien Priority Indebtedness, such Junior Lien Priority Indebtedness shall be subject to a Junior Lien Intercreditor Agreement;

(27)          Liens securing obligations pursuant to cash management agreements and treasury transactions;

(28)          Liens arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Issuer and its Restricted Subsidiaries in the ordinary course of trading and on the supplier’s standard or usual terms;

(29)          Liens in respect of Permitted Securitizations on (i) Securitization Assets to be sold, transferred or otherwise Disposed (or sold, transferred or otherwise Disposed or purported to be sold, transferred or otherwise Disposed) to a Securitization Subsidiary in connection with a Securitization, (ii) deposit or other accounts into which obligors of Securitization Assets remit payment and (iii) Equity Interests of Securitization Subsidiaries;

(30)          Liens created by the Notes Security Documents or otherwise securing the Obligations;

(31)          Liens solely on any cash earnest money deposits made by the Issuer or any Restricted Subsidiary in connection with any letter of intent or purchase agreement in respect of any acquisition or other investment by the Issuer or any Restricted Subsidiary;

(32)          Liens on property or assets of any Subsidiaries that are not Subsidiary Guarantors securing obligations of any Subsidiary that is not a Subsidiary Guarantor not prohibited by Section 4.05;

(33)          Liens securing Indebtedness permitted under clause (31) of the definition of “Permitted Indebtedness” (including any guarantees thereof);

(34)          Liens securing Indebtedness permitted under clause (32) of the definition of “Permitted Indebtedness” (including any guarantees thereof); provided that in the case of (a) Liens on the Collateral securing Indebtedness that ranks pari passu with the Obligations, such Indebtedness shall be subject to the First Lien Pari Passu Intercreditor Agreement and (b) Liens on the Collateral securing Junior Lien Priority Indebtedness, such Junior Lien Priority Indebtedness shall be subject to a Junior Lien Intercreditor Agreement;

(35)          Liens securing obligations in respect of trade-related letters of credit and covering the goods (or the documents of title in respect of such goods) financed or the purchase of which is supported by such letters of credit and the proceeds and products thereof;

(36)          any interest or title of a lessor or sublessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted hereunder;

(37)          normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers liens, rights of setoff or similar rights in favor of banks or other depository institutions and not securing any Indebtedness;

(38)          Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(39)          Liens that do not secure Indebtedness and do not interfere with the material operations of the Issuer and the Restricted Subsidiaries and do not individually or in the aggregate materially impair the value of the assets of the Issuer and the Restricted Subsidiaries; and

(40)          in the case of (A) any subsidiary of the Issuer that is not a Wholly-Owned Subsidiary or (B) the Equity Interests in any person that is not a subsidiary of the Issuer, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such subsidiary or such other person set forth in the organization documents of such subsidiary or such other person or any related joint venture, shareholders’ or similar agreement;

provided that, at any time, no voluntary Lien shall be created, incurred, assumed or permitted to exist on any Equity Interests of any Restricted Subsidiary required to be pledged to secure the Obligations hereunder other than (i) as described in clauses (1), (2), (6), (13), (14), (15), (20) (solely to the extent otherwise initially permitted to be created, incurred, assumed or permitted to exist and so extended, renewed or replaced), (26), (33) and (34) of the definition of “Permitted Liens,” and (ii) Liens securing the Obligations as permitted by clause (30) of this covenant.

“Permitted Parent Payments” means payments to any direct or indirect parent of the Issuer, (a) the proceeds of which shall be used to pay such equity holder’s operating costs and expenses, other overhead costs and expenses and fees, in each case, which are directly attributable to the ownership or operations of the Issuer and its Subsidiaries or (b) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer to the extent such salaries, bonuses, other benefits and indemnities are directly attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries.

“Permitted Securitization” means any Securitization (a) that is designated as a “Permitted Securitization” to the Trustee by written notice from the Issuer, (b) where the purchase price paid by the Securitization Subsidiary for the Securitization Assets is equal to the Fair Market Value thereof and (c) does not exceed, together with all other Permitted Securitizations then outstanding in reliance on clause (30) under Section 4.05, $300.0 million in the aggregate.

“Permitted Tax Restructuring” means any reorganizations, restructuring and other activities related to tax planning, tax reorganization, or any tax restructuring entered into prior to, on or after the date hereof so long as such Permitted Tax Restructuring is not materially adverse to the Holders of the Notes (as determined by the Issuer in good faith) and so long as after giving effect thereto, the guarantees of the Obligations and the security interest of the Holders in the Collateral, taken as a whole, are not impaired in any material respect and such Permitted Tax Restructuring is not otherwise materially adverse to the Holders. For purposes of clarity, a Permitted Tax Restructuring may include (but is not limited to) reorganizations, restructurings, and other activities related to tax planning, tax reorganization, or any tax restructuring entered into by or among any parent entity and any Subsidiary of the Issuer.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person other than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the Notes Documents, as applicable, continue to accrue after the commencement of any insolvency or liquidation proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under applicable Bankruptcy Law or in any such insolvency or liquidation proceeding.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.08 in exchange for or in lieu of a mutilated Note shall be deemed to evidence the same debt as the mutilated Note.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“Prepayment Amount” an amount equal to (A) all voluntary prepayments of Consolidated Funded First Lien Indebtedness, (B) all repurchases and/or cancellations of Consolidated Funded First Lien Indebtedness in an amount equal to the amount of the Indebtedness retired in connection with such repurchase (in the case of any revolving credit facility, solely to the extent accompanied by a corresponding, permanent reduction in the applicable revolving credit commitment) and (C) all voluntary prepayments, repurchases and/or cancellations of any other Consolidated Funded First Lien Indebtedness, in each case (x) including any payments made at a discount to par or via an open-market purchase (with credit given for the actual amount of any cash payment) and (y) to the extent not funded with the proceeds of long-term Indebtedness (it being agreed and understood, for the avoidance of doubt, that Indebtedness incurred pursuant to any revolving credit facility shall not constitute long-term Indebtedness for such purpose).

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Purchase Agreement” means (1) with respect to the Initial Notes, the Purchase Agreement dated June 5, 2025, by and between the Issuer and BofA Securities, Inc., as representative of the Initial Purchasers and (2) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement by and among the Issuer and the Persons purchasing such Additional Notes.

“Purchase Money Indebtedness” means Indebtedness, including Capital Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment (or the construction or improvement of any fixed or capital assets) used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof, including any Indebtedness assumed in connection with the acquisition of such assets; provided, however, that (A) such Indebtedness is comprised of Capital Lease Obligations or (B) (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred or assumed within 270 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests. Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Issuer.

“Qualified IPO” means (a) the issuance and sale by an IPO Entity (other than IAC) of its common Equity Interests in an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act or any other transaction which results in such common Equity Interests being publicly traded, or (b) any transaction or series of related transactions (including a merger or other business combination transaction by the Issuer or any direct or indirect parent of the Issuer with or into another entity) following consummation of which the Issuer or such parent entity or their respective successor, as applicable, is either subject to the periodic reporting obligations of the Exchange Act or has a class or series of Equity Interests that are listed on a national securities exchange in the United States.

“QMA Notice” has the meaning assigned to such term in the definition of “Qualifying Material Acquisition”.

“Qualified Institutional Buyer” or “QIB” has the meaning specified in Rule 144A promulgated under the Securities Act.

“Qualifying Material Acquisition” means any acquisition or other Investment permitted by this Indenture with a Fair Market Value in excess of $200.0 million, if the Issuer has designated such acquisition or other Investment as a “Qualifying Material Acquisition” by a written notice (a “QMA Notice”) provided to the Trustee within 15 Business Days after consummating such acquisition or other Investment.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” as such term is defined for purposes of Section 3(a)(62) of the Exchange Act, that the Issuer selects (as certified by an Officer of the Issuer) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Record Date” for the interest payable on any applicable Interest Payment Date means June 1 or December 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.

“Redemption Date” when used with respect to any Note to be redeemed means the date fixed for such redemption pursuant to the terms of the Notes.

“Redesignation” has the meaning given to such term in Section 4.12.

“refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1)            the principal amount (and accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium (including tender premiums) paid to the holders of the Refinanced Indebtedness and underwriting discounts, defeasance costs, fees, commissions and expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2)            the obligor of Refinancing Indebtedness does not include any Person (other than the Issuer or any Subsidiary Guarantor) that is not an obligor of the Refinanced Indebtedness;

(3)            if the Refinanced Indebtedness was by its terms subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(4)            the Refinancing Indebtedness has a final stated maturity no earlier than the Refinanced Indebtedness being redeemed or refinanced; and

(5)            the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the final maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being redeemed or refinanced that is scheduled to mature on or prior to the final maturity date of the Notes; provided that Refinancing Indebtedness in respect of Refinanced Indebtedness that has no amortization may provide for amortization installments, sinking fund payments, senior maturity dates or other required payments of principal of up to 1% of the aggregate principal amount per annum.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Notes” means all Notes offered and sold in an offshore transaction in reliance on Regulation S.

“Related Business” means any business in which the Issuer or any Restricted Subsidiary was engaged on the Issue Date or, in the Issuer’s good faith determination, any reasonable extension of such business and any business related, ancillary or complementary to any business of the Issuer or any Restricted Subsidiary in which the Issuer or any Restricted Subsidiary was engaged on the Issue Date or any reasonable extension of such business.

“Replacement Credit Agreement” has the meaning assigned to such term in the First Lien Pari Passu Intercreditor Agreement.

“Requirements of Law” means, as to any Person, the certificate of incorporation, bylaws or other organizational or governing documents of such Person, and/or any law, treaty, rule, regulation or official administrative pronouncement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” when used with respect to the Trustee, means an officer or assistant officer assigned to the corporate trust department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” means any of the following:

(1)            the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any distribution or dividend payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)            the purchase, redemption, defeasance or other acquisition of any Equity Interests of the Issuer, including, without limitation, any payment in exchange for such Equity Interests in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3)            any Investment other than a Permitted Investment; or

(4)            any principal payment or redemption, repurchase, defeasance or other acquisition, in each case prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness (other than any Subordinated Indebtedness (a) owed to and held by the Issuer or any Restricted Subsidiary or (b) purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date or purchase, repurchase or other acquisition, or any scheduled payments thereon necessary to prevent the Subordinated Indebtedness from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code).

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Notes” means all Notes offered and sold to purchasers reasonably believed to be QIBs in reliance on Rule 144A.

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and any successor to its rating agency business thereof.

“Screened Affiliate” means Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization” means any transaction or series of transactions entered into by the Issuer or any Restricted Subsidiary pursuant to which the Issuer or any Restricted Subsidiary sells, conveys, assigns, grants an interest in or otherwise Disposes, to a Securitization Subsidiary, Securitization Assets (and/or grants a security interest in such Securitization Assets Disposed or purported to be Disposed to such Securitization Subsidiary), and which Securitization Subsidiary finances the acquisition of such Securitization Assets with (i) cash, (ii) the issuance to the Issuer or any Restricted Subsidiary of Seller’s Retained Interests or an increase in such Seller’s Retained Interests, (iii) proceeds from the sale, collection or other Disposition of Securitization Assets and/or (iv) proceeds from the sale or issuance of Securitization Asset backed securities or other interests therein; provided that no portion of the Indebtedness or any other obligations (contingent or otherwise) under such Securitization (x) is guaranteed by a the Issuer or any Restricted Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), other than any Securitization Subsidiary, (y) creates recourse to, or obligates, the Issuer or any Restricted Subsidiary in any way (other than pursuant to Standard Securitization Undertakings), other than any Securitization Subsidiary or (z) subjects any property or asset (other than Securitization Assets or the Equity Interests of any Securitization Subsidiary) of the Issuer or any Restricted Subsidiary (other than a Securitization Subsidiary), directly or indirectly, contingently or otherwise, to be applied in satisfaction thereof (other than pursuant to Standard Securitization Undertakings).

“Securitization Assets” means (a) any right to payment (including accounts receivable) owed to the Issuer or any Restricted Subsidiary (whether now existing or arising or acquired in the future) created or arising from the sale or lease of goods or services no matter how evidenced and whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise) and (b) all collateral securing such right to payment, all contracts and contract rights and all guarantees or other obligations in respect of such right to payment, all proceeds of such right to payment, all records with respect to such right to payment, and all other assets which are of the type customarily transferred, or in respect of which security interests are customarily (as determined by the Issuer) granted, in connection with securitizations of accounts receivable or accounts receivables purchase or factoring transactions and which are sold, transferred, conveyed or otherwise Disposed (or purported to be Disposed) by the Issuer or a Restricted Subsidiary to a Securitization Subsidiary.

“Securitization Subsidiary” means (a) a subsidiary of the Issuer which is designated by the Issuer and to which the Issuer or any Restricted Subsidiary sells, conveys, transfers or otherwise Disposes to, or grants a security interest in, Securitization Assets, and which Person is formed for the limited purpose of effecting one or more Securitizations involving the Securitization Assets and related activities, and (b) any subsidiary of any subsidiary described in clause (a).

“Seller’s Retained Interest” means, in respect of a Securitization, the debt or equity interests held by any of the Issuer or any Restricted Subsidiary in a Securitization Subsidiary to which Securitization Assets have been transferred or otherwise Disposed, including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets so Disposed, or any other instrument through which the Issuer or any Restricted Subsidiary has rights to or receives distributions in respect of any residual or excess interest in the Securitization Assets.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under Section 6.01 has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Similar Business” means (a) any business the majority of whose revenues are derived from business or activities conducted by the Issuer and its Subsidiaries on the Issue Date, (b) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (c) any business that in the Issuer’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Issuer and its Subsidiaries.

“Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations and indemnities entered into by the Issuer or any Restricted Subsidiary which are reasonably customary (as determined by the Issuer in good faith) for a seller or servicer of assets transferred in connection with a Securitization.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or any then-existing Note Guarantees, in each case with an aggregate outstanding principal amount in excess of the greater of (x) $50.0 million and (y) 10.0% of Consolidated EBITDA for the then most recently ended Test Period.

“Subsidiary” means, with respect to any Person:

(1)            any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)            any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Subsidiary Guarantors” means each Subsidiary that executes a Note Guarantee on the Issue Date and each other Person that is required to, or at the election of the Issuer does, become a Subsidiary Guarantor by the terms of this Indenture on or following after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of this Indenture; provided that, notwithstanding anything to the contrary, no Excluded Subsidiary shall be required to be a Subsidiary Guarantor of any obligations under this Indenture.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties, assessments, fees and withholdings (including backup withholdings) and any other charges in the nature of a tax (including interest, penalties and other liabilities with respect thereto) that are imposed by any governmental or other taxing authority.

“Test Period” means the four consecutive fiscal quarter period most recently ended for which financial statements are available.

“Total Leverage Excess Proceeds” has the meaning assigned to such term in the definition of “Applicable Percentage”.

“Transactions” means, collectively, (i) the offering, issuance and sale of the Initial Notes and the Note Guarantees, (ii) the entry into the Credit Agreement and borrowings of the facilities thereunder, (iii) the repayment of the borrowings outstanding under the Credit Agreement immediately prior to the Issue Date, and (iv) the use of the net proceeds of the offering of the Initial Notes and the borrowings under the Credit Agreement as described in the Offering Memorandum.

“Transfer Restricted Note” means any Note that bears or is required to bear a Restricted Notes Legend.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such in this Indenture until a successor replaces it pursuant to this Indenture and thereafter means the successor.

“UK Scheme” means the UK “occupational pension scheme” (within the meaning given to that term by section 181 of the UK Pension Schemes Act 1993) referred to in the Merger Agreement as the “IPC Media Pension Scheme”.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 4.12 and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56.

“Voting Stock” means the stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of the Issuer (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means a Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Subsidiaries and, solely for the purpose of the definition of “Material Domestic Subsidiary” excluding any Subsidiary whose sole assets are Equity Interests in one or more Subsidiaries that are not Wholly-Owned Subsidiaries.

Section 1.02.         Other Definitions.

The definitions of the following terms may be found in the sections indicated as follows:

Term	Defined in Section
“Acceptable Commitment”	4.07(b)
“Affiliate Transaction”	4.08
“Agent Members”	2.02(c)
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	9.03
“Defaulted Interest”	2.13
“Designation”	4.12
“Directing Holder”	6.01
“Event of Default”	6.01
“Fixed Amount”	1.04(c)
“Fixed Charge Coverage Ratio Exception”	4.05(a)
“Global Notes”	2.02(b)
“Global Notes Legend”	2.16(d)
“IAI Global Note”	2.02(b)
“IAI Notes”	2.02(b)
“Incurrence Based Amounts”	1.04(c)
“Initial Default”	4.04
“Legal Defeasance”	9.02
“Noteholder Direction”	6.01
“Note Guarantee”	10.01
“Paying Agent”	2.04
“Permitted Indebtedness”	4.05(b)
“Position Representation”	6.01
“Proceeds Application Period”	4.07
“Redesignation”	4.12
“Registrar”	2.04
“Regulation S Global Note”	2.02(b)
“Regulation S Notes Legend”	2.16(d)
“Restricted Notes Legend”	2.16(d)
“Reversion Date”	4.15
“Rule 144A Global Note”	2.02(b)
“Special Interest Payment Date”	2.13(a)
“Special Record Date”	2.13(a)
“Successor”	5.01
“Suspended Covenants”	4.15
“Suspension Event”	4.15
“Suspension Period”	4.15
“Temporary Regulation S Global Note”	2.01(b)(i)
“Temporary Regulation S Notes Legend”	2.16(e)
“Verification Covenant”	6.01

Section 1.03.         [Reserved]

Section 1.04.         Rules of Construction.

(a)            Unless the context otherwise requires:

(1)            a term has the meaning assigned to it herein, whether defined expressly or by reference;

(2)            “or” is not exclusive;

(3)            words in the singular include the plural, and in the plural include the singular;

(4)            words used herein implying any gender shall apply to both genders;

(5)            “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other Subsection;

(6)            unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Issuer; and

(7)            “$,” “U.S. Dollars” and “United States Dollars” each refer to United States dollars, or such other money of the United States that at the time of payment is legal tender for payment of public and private debts.

(b)            All calculations made for the purposes of determining any ratio, compliance with any test or usage of any baskets (if applicable) under this Indenture shall be made on a pro forma basis after giving effect to the applicable transaction, the application of the proceeds therefrom and other transactions and events in connection therewith, and otherwise consistent with the pro forma methodology set forth in the financial and financial ratio definitions (including the definition of “Consolidated EBITDA”), as reasonably determined by the Issuer in good faith.

(c)            Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of any covenant or definition in this Indenture that does not require compliance with a financial ratio or test (including any Consolidated Net Leverage Ratio, any First Lien Net Leverage Ratio, or any Fixed Charge Coverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently or in a series of related transactions or events with any amounts incurred or transactions entered into (or consummated) in reliance on a provision in such covenant that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) in such covenant or definition shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in such covenant in connection with such incurrence but full pro forma effect shall be given to all applicable and related transactions and events (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases, redemptions and other retirements of Indebtedness) and all other permitted pro forma adjustments.

(d)            In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Issuer, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date (i) the definitive agreement for such Limited Condition Transaction is entered into, (ii) irrevocable notice of redemption, purchase, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interests or Preferred Stock is given, (iii) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer is published on a regulatory information service in respect of a target of a Limited Condition Transaction, as applicable, (iv) of any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value, any Equity Interests of the Issuer or any parent entity. For the avoidance of doubt, if the Issuer has exercised its option under the first sentence of this clause (a), and any Default or Event of Default, as applicable, occurs following the date (i) the definitive agreement for the applicable Limited Condition Transaction is entered into, (ii) irrevocable notice of redemption, purchase, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interests or Preferred Stock is given, (iii) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer is published on a regulatory information service in respect of a target of a Limited Condition Transaction, as applicable, or (iv) of any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value, any Equity Interests of the Issuer or any parent entity, and, in each case, prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(e)            In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)            determining compliance with any provision of this Indenture which requires the calculation of the Consolidated Net Leverage Ratio, the First Lien Net Leverage Ratio or the Fixed Charge Coverage Ratio; or

(ii)           testing baskets set forth in this Indenture (including baskets measured as a percentage of Consolidated EBITDA);

in each case, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date (i) the definitive agreement for such Limited Condition Transaction is entered into, (ii) irrevocable notice of redemption, purchase, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interests or Preferred Stock is given, (iii) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer is published on a regulatory information service in respect of a target of a Limited Condition Transaction, as applicable, or (iv) of any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value, any Equity Interests of the Issuer or any parent entity, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or discharge of Indebtedness and the use of proceeds of such incurrence) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCT Test Date for which consolidated financial statements of the Issuer are available, the Issuer could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with; provided that (a) if such financial statements for one or more subsequent fiscal quarters shall have become available, the Issuer may elect, in its sole discretion, to redetermine all such ratios, baskets or amounts (including as to the absence of any continuing Default or Event of Default) on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, baskets or amounts and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, baskets or amounts (and any related requirements and conditions) (including as to the absence of any continuing Default or Event of Default) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions being taken in connection therewith (including any incurrence or discharge of Indebtedness and the use of proceeds of such incurrence). For the avoidance of doubt, if the Issuer has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date is exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in Consolidated EBITDA of the Issuer or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount, on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or discharge of Indebtedness and the use of proceeds thereof) have been consummated.

Article Two

THE NOTES

Section 2.01.         Amount of Notes.

Upon receipt of a written order of the Issuer, the Trustee shall authenticate (i) Initial Notes for original issue on the Issue Date in the aggregate principal amount not to exceed $400,000,000 and (ii) subject to Section 4.05 (unless terminated pursuant to Section 4.15), Additional Notes in an unlimited principal amount, upon a written order of the Issuer in the form of an Officer’s Certificate of the Issuer. The Officer’s Certificate shall specify the amount of the Notes to be authenticated, the date on which the Notes are to be authenticated, and the names and delivery instructions for each Holder. Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Section 2.03, Section 2.07, Section 2.08, Section 2.11, Section 3.06 or Section 8.05, in connection with an Asset Disposition Offer pursuant to Section 4.07 or in connection with a Change of Control Offer pursuant to Section 4.14.

Upon receipt of a written order of the Issuer in the form of an Officer’s Certificate, the Trustee shall authenticate Notes in substitution for Notes originally issued to reflect any name change of the Issuer. Any Additional Notes shall be part of the same issue as the Notes being issued on the date hereof and shall vote on all matters as one class with the Notes being issued on the date hereof, including, without limitation, waivers, amendments, redemptions and offers to purchase. For the purposes of this Indenture, except as specified in Section 4.05, references to the Notes include Additional Notes, if any; provided, that if the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes (as reasonably determined by the Issuer), the Additional Notes will have a separate CUSIP number.

Section 2.02.         Form and Dating; Book Entry Provisions.

(a)            The (i) Initial Notes and the Trustee’s certificate of authentication with respect thereto and (ii) any Additional Notes and the Trustee’s certificate of authentication with respect thereto, in each case, shall be substantially in the form set forth in Exhibit A hereto (other than, with respect to any Additional Notes, changes related to the issue date, issue price and first interest payment date of such Additional Notes), which is incorporated in and forms a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rule or usage to which the Issuer is subject. Each Note shall be dated the date of its authentication.

(b)            (i) The Initial Notes shall be offered and sold by the Issuer pursuant to the Purchase Agreement. The Notes shall be resold initially only (i) to persons reasonably believed to be QIBs in reliance on Rule 144A under the Securities Act or (ii) outside the United States, to persons other than “U.S. persons” as defined in Rule 902 under the Securities Act in compliance with Regulation S. Notes may thereafter be transferred to, among others, purchasers reasonably believed to be QIBs, IAIs and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein. Notes initially resold pursuant to Rule 144A shall be issued in the form of one or more permanent global securities in fully registered form (collectively, the “Rule 144A Global Note”); Notes resold to IAIs (the “IAI Notes”) shall be issued in the form of one or more permanent global securities in fully registered form (collectively, the “IAI Global Note”); and Notes initially resold pursuant to Regulation S shall be issued in the form of one or more temporary global securities in fully registered form (collectively, the “Temporary Regulation S Global Note”), in each case without interest coupons and with the Global Notes Legend and the applicable Restricted Notes Legend (and, in the case of the Temporary Regulation S Global Note, the Regulation S Notes Legend and the Temporary Regulation S Notes Legend) set forth in Section 2.16(e) hereof, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian and registered in the name of DTC or a nominee of DTC, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture. Subject to Section 2.07, and except as set forth in this Section 2.02(b) or Section 2.16(d), beneficial ownership interests in the Temporary Regulation S Global Note will not be exchangeable for interests in the Rule 144A Global Note, a permanent global security (the “Permanent Regulation S Global Note” and together with the Temporary Regulation S Global Note, the “Regulation S Global Note”) or any other Note prior to the expiration of the Distribution Compliance Period and then, after the expiration of the Distribution Compliance Period, may be exchanged for interests in a Rule 144A Global Note only upon certification that such beneficial ownership interests in such Temporary Regulation S Global Note are beneficially owned either by a non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act.

(ii)            After the expiration of the Distribution Compliance Period, beneficial interests in Regulation S Global Notes or IAI Global Notes may be exchanged for interests in Rule 144A Global Notes if (1) such exchange occurs in connection with a transfer of Notes in compliance with Rule 144A or in compliance with another permitted exception under the Securities Act (other than Regulation S) pursuant to the terms of this Indenture and in compliance with all applicable securities laws of the States of the United States and other jurisdictions and (2) the transferor of the beneficial interest in the Regulation S Global Note or IAI Global Note, as applicable, first delivers to the Trustee a written certificate (in the form of the Form of Exchange Certificate attached to Exhibit A hereto) to the effect that the beneficial interest in the Regulation S Global Note or IAI Global Note, as applicable, is being transferred to a Person (A) who the transferor reasonably believes to be a QIB, (B) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A, and (C) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.

(iii)           Beneficial interests in Regulation S, Global Notes and Rule 144A Global Notes may be exchanged for an interest in IAI Global Notes if (1) such exchange occurs in connection with a transfer of the securities in compliance with an exemption under the Securities Act and (2) the transferor of the Regulation S Global Note or Rule 144A Global Note, as applicable, first delivers to the Trustee a written certificate (in the form of the Form of Transfer Certificate attached to Exhibit A hereto) to the effect that (A) the Regulation S Global Note or Rule 144A Global Note, as applicable, is being transferred to an Institutional Accredited Investor acquiring the securities for its own account or for the account of such an Institutional Accredited Investor, in each case in a minimum principal amount of Notes of US$250,000 and (B) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.

(iv)           Beneficial interests in Rule 144A Global Notes, the Temporary Regulation S Global Notes and the IAI Global Notes may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form of Exhibit B hereto) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

(v)            The Rule 144A Global Notes, the Temporary Regulation S Global Notes, the Permanent Regulation S Global Notes and the IAI Global Notes are collectively referred to herein as “Global Notes”. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and DTC or its nominee as hereinafter provided.

(c)            This Section 2.02(c) shall apply only to a Global Note deposited with or on behalf of DTC.

(i)             The Issuer shall execute and the Trustee shall, in accordance with this Section 2.02(c), authenticate and deliver initially one or more Global Notes that (A) shall be registered in the name of DTC for such Global Note or the nominee of such Depository and (B) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as custodian for DTC.

(ii)            Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee as the custodian of DTC or under such Global Note, and the Issuer, the Trustee and any agent of the Issuer or the Trustee shall be entitled to treat DTC as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d)            Except as provided in Section 2.16 or 2.17, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

(e)            The terms and provisions contained in the Notes shall constitute, and are expressly made, a part of this Indenture and, to the extent applicable, the Issuer, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and agree to be bound thereby. If there is any conflict between the terms of the Notes and this Indenture, the terms of this Indenture shall govern.

(f)            The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Section 2.03.         Execution and Authentication.

An Officer (who shall, in each case, have been duly authorized by all requisite corporate actions) shall sign the Notes for the Issuer by manual, facsimile, PDF or other electronic signature.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual of an authorized officer, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, and the Issuer shall deliver such Note to the Trustee for cancellation as provided in Section 2.12, for all purposes of this Indenture such Note shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of this Indenture.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate the Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Issuer and Affiliates of the Issuer. Each Paying Agent is designated as an authenticating agent for purposes of this Indenture.

The Notes will be issued in registered form, without coupons, and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.04.         Registrar and Paying Agent.

The Issuer shall maintain an office or agency (which shall be located in the city in which the corporate trust office of the Trustee is located) where Notes may be presented for registration of transfer or for exchange (the “Registrar”), and an office or agency where Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices and demands to or upon the Issuer, if any, in respect of the Notes and this Indenture may be served; provided, however, that the corporate trust office of the Trustee shall not be a place of service of legal process on the Issuer. The Registrar shall keep a register of the Notes and of their transfer and exchange. If and for so long as the Trustee is not the Registrar, the Trustee shall have the right to inspect the register of the Notes during regular business hours. The Issuer may have one or more additional Paying Agents. The term “Paying Agent” includes any additional Paying Agent. The Issuer or any Affiliate thereof may act as Paying Agent.

The Issuer shall enter into an appropriate agency agreement with any Agent that is not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuer shall notify the Trustee of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such and shall be entitled to appropriate compensation in accordance with Section 7.07. The Issuer or any wholly-owned Subsidiary may act as Paying Agent, Registrar, co-registrar or transfer agent.

The Issuer initially appoints the Trustee as Registrar and Paying Agent.

Section 2.05.         Paying Agent to Hold Money in Trust.

On or prior to each due date of the principal or interest on any Notes, the Issuer shall deposit with the Paying Agent a sum sufficient to pay such principal and interest when so becoming due. Each Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of or premium or interest on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes or the Subsidiary Guarantors), and the Issuer and the Paying Agent shall notify the Trustee in writing of any default by the Issuer (or any other obligor on the Notes) in making any such payment. If the Issuer or a Subsidiary of the Issuer serves as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. Money held in trust by the Paying Agent need not be segregated except as required by law and in no event shall the Paying Agent be liable for any interest on any money received by it hereunder. The Issuer at any time may require the Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed and the Trustee may at any time during the continuance of any Event of Default specified in Section 6.01(1) or (2), upon written request to the Paying Agent, require such Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon making such payment, the Paying Agent shall have no further liability for the money delivered to the Trustee. Upon the occurrence of an Event of Default pursuant to Sections 6.01(7) or (8), the Trustee shall automatically be the Paying Agent for the Notes.

Section 2.06.         Holder Lists.

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five Business Days before each Interest Payment Date, and at such other times as the Trustee may reasonably request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.07.         Transfer and Exchange.

Subject to Sections 2.02(b), 2.16 and 2.17, when Notes are presented to the Registrar with a request from such Holder to register a transfer or to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer as requested if the requirements of this Indenture are met. Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorneys duly authorized in writing. To permit registrations of transfers and exchanges, the Issuer shall issue and execute and the Trustee shall, upon receipt of a written order of the Issuer, authenticate new Notes evidencing such transfer or exchange at the Registrar’s request. No service charge shall be made to the Holder for any registration of transfer or exchange. The Registrar may require from the Holder payment of a sum sufficient to cover any transfer taxes or other governmental charge that may be imposed in relation to a transfer or exchange, but this provision shall not apply to any exchange pursuant to Section 2.11, 3.06, 4.14 or 8.05 (in which events the Issuer shall be responsible for the payment of such taxes). Without the prior consent of the Issuer, the Registrar shall not be required to exchange or register a transfer (a) of any Note for a period of 15 days immediately preceding the mailing of notice of redemption of Notes to be redeemed, (b) of any Note selected, called or being called for redemption except the unredeemed portion of any Note being redeemed in part, or (c) of any Note between a Record Date and the next succeeding Interest Payment Date.

Any Holder of any Global Note shall, by acceptance of such Global Note, agree that transfers of the beneficial interests in such Global Note may be effected only through a book entry system maintained by the Holder of such Global Note (or its agent), and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

Each Holder of a Note agrees to indemnify the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable U.S. Federal, state or foreign securities law.

Neither the Trustee nor the Registrar shall have any duty to monitor the Issuer’s compliance with or have any responsibility with respect to the Issuer’s compliance with any Federal, state or foreign securities laws.

Section 2.08.         Replacement Notes.

If a mutilated Note is surrendered to the Registrar or the Trustee, or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if such Holder furnishes to the Issuer and the Trustee evidence reasonably acceptable to them of the ownership and the destruction, loss or theft of such Note and if the requirements of Section 8-405 of the New York Uniform Commercial Code as in effect on the date of this Indenture are met. If required by the Trustee or the Issuer, an indemnity bond shall be posted by such Holder, sufficient in the judgment of both to protect the Issuer, the Subsidiary Guarantors, the Trustee or any Paying Agent from any loss that any of them may suffer if such Note is replaced. The Issuer and the Trustee may charge such Holder for their reasonable out-of-pocket expenses in replacing such Note (including, without limitation, attorneys’ fees and disbursements) in replacing such Note. Every replacement Note shall constitute a contractual obligation of the Issuer.

Section 2.09.         Outstanding Notes.

The Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for (a) those cancelled by it, (b) those delivered to it for cancellation, (c) to the extent set forth in Sections 9.01 and 9.02, on or after the date on which the conditions set forth in Section 9.01 or 9.02 have been satisfied, those Notes theretofore authenticated and delivered by the Trustee hereunder and (d) those described in this Section 2.09 as not outstanding. Subject to Section 2.10, a Note does not cease to be outstanding because the Issuer or one of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee and the Issuer receives proof satisfactory to it that the replaced Note is held by a protected purchaser in whose hands such Note is a legal, valid and binding obligation of the Issuer.

If the Paying Agent holds in trust, in its capacity as such, on any Redemption Date or maturity date, money sufficient to pay all accrued interest and principal with respect to the Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

Section 2.10.         When Notes Disregarded.

In determining whether the Holders of the required principal amount of Notes have concurred in any declaration of acceleration or notice of default or direction, waiver or consent or any amendment, modification or other change to this Indenture, Notes owned by the Issuer or any other Affiliate of the Issuer shall be disregarded as though they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes as to which a Responsible Officer of the Trustee has received an Officer’s Certificate stating that such Notes are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee established to the satisfaction of the Trustee the pledgee’s right to so act with respect to the Notes and that the pledgee is not the Issuer, a Subsidiary Guarantor, any other obligor on the Notes or any of their respective Affiliates.

Section 2.11.          Temporary Notes.

In the event that definitive Notes are to be issued under the terms of this Indenture, until definitive Notes are prepared and ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes.

Section 2.12.         Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall cancel and destroy such Notes in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If the Issuer or any Subsidiary Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.12. The Trustee shall upon the request of the Issuer deliver a certificate of such destruction to the Issuer. The Issuer may not reissue or resell, or issue new Notes to replace, Notes that the Issuer has redeemed or paid, or that have been delivered to the Trustee for cancellation, other than in accordance with the express provisions of this Indenture.

Section 2.13.         Defaulted Interest.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election, as provided in clause (a) or (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.13(a). Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than twenty (20) calendar days and not less than fifteen (15) calendar days prior to the Special Interest Payment Date and not less than ten (10) calendar days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuer, given at least three Business Days before such notice is to be sent (or such shorter period as shall be acceptable to the Trustee) the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.02, not less than ten (10) calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.13(b).

(b)            The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.13(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.13, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note. The Trustee shall have no obligation to determine if Defaulted Interest is payable or the amount thereof.

Section 2.14.         CUSIP Number.

The Issuer in issuing the Notes may use a “CUSIP” number, ISIN and “Common Code” number (in each case if then generally in use), and if so, such CUSIP number, ISIN and Common Code number shall be included in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of such number either as printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

Section 2.15.         Deposit of Moneys.

Subject to the following paragraph, prior to 11:00 a.m., New York City time, on each Interest Payment Date and maturity date, the Issuer shall have deposited with the Paying Agent in immediately available funds money sufficient to make payments, if any, due on such Interest Payment Date or maturity date, as the case may be. The principal and interest on Global Notes shall be payable to the DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Global Notes represented thereby. The principal and interest on Definitive Notes shall be payable, either in person or by mail, at the office of the Paying Agent. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Subsidiary Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.15, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Payments on the Notes will be made at the office or agency of the Paying Agent for the Notes unless the Issuer (with notice to the Paying Agent) elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Section 2.16.         Special Transfer Provisions.

(a)            Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(x)            to register the transfer of such Definitive Notes; or

(y)            to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i)             shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii)            if such Definitive Notes are required to bear a Restricted Notes Legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act (and the transferor certifies the same, in writing, to the Registrar), pursuant to Section 2.16(b) or pursuant to clause (A) or (B) below:

(A)           if such Definitive Notes are being transferred to the Issuer, such Definitive Notes are accompanied by a certification to that effect; or

(B)            if such Definitive Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act; or (y) in reliance upon another exemption from the requirements of the Securities Act: in each case, such Definitive Notes are accompanied by (i) a certification to that effect (in the form of the Form of Transfer Certificate attached to Exhibit A hereto) and (ii) if the Issuer or the Trustee so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the Restricted Notes Legend set forth in Section 2.16(e)(i).

(b)            Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Rule 144A Global Note, an IAI Global Note or a Regulation S Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

(i)            certification, in the form of the Form of Transfer Certificate attached to Exhibit A hereto, that such Definitive Note is either (A) being transferred to a person reasonably believed to be a QIB in accordance with Rule 144A, (B) being transferred to an IAI or (C) being transferred in an offshore transaction in compliance with Rule 903 or Rule 904 of Regulation S under the Securities Act; and

(ii)           written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (b)(i)(A)), IAI Global Note (in the case of a transfer pursuant to clause (b)(i)(B)) or Regulation S Global Note (in the case of a transfer pursuant to clause (b)(i)(C)) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note, IAI Global Note or Regulation S Global Note, as applicable, such instructions to contain information regarding DTC account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between DTC and the Notes Custodian, the aggregate principal amount of Notes represented by the Rule 144A Global Note, IAI Global Note or the Permanent Regulation S Global Note, as applicable, to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note, IAI Global Note or the Permanent Regulation S Global Note, as applicable, equal to the principal amount of the Definitive Note so canceled. If no Rule 144A Global Notes, IAI Global Notes or the Permanent Regulation S Global Notes, as applicable, are then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officer’s Certificate of the Issuer, a new Rule 144A Global Note, IAI Global Note or the Permanent Regulation S Global Note, as applicable, in the appropriate principal amount.

(c)            Transfer and Exchange of Global Notes.

(i)            The transfer and exchange of Global Notes or beneficial interests therein shall be effected through DTC, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with DTC’s procedures containing information regarding the participant account of DTC to be credited with a beneficial interest in such Global Note. The Registrar shall, in accordance with such instructions, instruct DTC to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(ii)           If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii)          Notwithstanding any other provisions of Article Two (other than the provisions set forth in Section 2.17), a Global Note may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor Depository or a nominee of such successor Depository.

(iv)          In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.17, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.16 (including the certification requirements set forth on the reverse of the Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuer.

(d)            Restrictions on Transfer of Temporary Regulation S Global Notes. During the Distribution Compliance Period, beneficial ownership interests in Temporary Regulation S Global Notes may be sold, pledged or transferred only in accordance with the Applicable Procedures and only (i) to the Issuer, (ii) in an offshore transaction in accordance with Regulation S (other than a transaction resulting in an exchange for an interest in a Permanent Regulation S Global Note) or (iii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States.

(e)            Legend.

(i)             Each Note certificate evidencing the Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (the “Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Except as permitted by paragraph (ii) and (iii) below or otherwise agreed by the Issuer and the applicable Holder, each Note certificate evidencing the Global Notes and Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof), shall bear a legend in substantially the following form (the “Restricted Notes Legend”):

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND THERE IS NO INTENT TO REGISTER THE NOTE. THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF THE ISSUER THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE AND FOREIGN SECURITIES LAWS. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY:

(A)            TO THE ISSUER OR ANY OF ITS SUBSIDIARIES,

(B)            PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT,

(C)            FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A,

(D)            IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,

(E)            TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF NOTES OF $250,000, OR

(F)            PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (C), (D) OR (E) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE IN THE FORM ATTACHED TO THIS NOTE MUST BE DELIVERED TO THE TRUSTEE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (F) ABOVE, THE ISSUER RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE AND FOREIGN SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Each certificate evidencing a Note offered in reliance on Regulation S shall, in addition to the foregoing, bear a legend in substantially the following form (the “Regulation S Notes Legend”):

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT. THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE AND FOREIGN SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

In addition, each Note certificate evidencing the Temporary Regulation S Global Notes shall bear a legend in substantially the following form (the “Temporary Regulation S Notes Legend”):

EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S CERTIFICATE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S CERTIFICATE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(3) OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE ISSUER AND THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON-U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DURING SUCH 40-DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S CERTIFICATE MAY ONLY BE SOLD, PLEDGED OR TRANSFERRED (I) TO THE ISSUER, (II) OUTSIDE THE UNITED STATES IN A TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. HOLDERS OF INTERESTS IN THIS TEMPORARY REGULATION S CERTIFICATE WILL NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS REFERRED TO ABOVE, IF THEN APPLICABLE.

AFTER THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY BE EXCHANGED FOR INTERESTS IN A RULE 144A GLOBAL NOTE ONLY IF (1) SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF NOTES IN COMPLIANCE WITH RULE 144A OR IN COMPLIANCE WITH ANOTHER PERMITTED EXCEPTION UNDER THE SECURITIES ACT (OTHER THAN REGULATION S) PURSUANT TO THE TERMS OF THE INDENTURE AND IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS AND (2) THE TRANSFEROR OF THE BENEFICIAL INTEREST IN THIS TEMPORARY REGULATION S CERTIFICATE FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM OF FORM OF EXCHANGE CERTIFICATE OR FORM OF TRANSFER CERTIFICATE ATTACHED HERETO, AS APPLICABLE) MAKING ALL APPLICABLE CERTIFICATIONS PURSUANT TO SUCH FORM OF EXCHANGE CERTIFICATE OR FORM OF TRANSFER CERTIFICATE, AS APPLICABLE.

BENEFICIAL INTERESTS IN A RULE 144A CERTIFICATE MAY BE TRANSFERRED TO A PERSON WHO TAKES DELIVERY IN THE FORM OF AN INTEREST IN THE REGULATION S GLOBAL NOTE, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF THE TRANSFEROR FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THE INDENTURE) TO THE EFFECT THAT SUCH TRANSFER IS BEING MADE IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S OR RULE 144 (IF AVAILABLE).

(ii)            Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in a form of the Form of Transfer Certificate attached to Exhibit A hereto).

(iii)           After a transfer of any Initial Notes during the period of the effectiveness of a shelf registration statement with respect to such Initial Notes, all requirements pertaining to the Restricted Notes Legend as set forth in this Section 2.16(e) on such Initial Notes shall cease to apply and the requirements that any such Initial Notes be issued in global form shall continue to apply.

(f)             Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, purchased or canceled, such Global Note shall be returned to DTC for cancellation or retained and cancelled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(g)            No Obligation of the Trustee.

(i)             None of the Trustee, the Notes Collateral Agent, Registrar or Paying Agent shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee, Registrar and Paying Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(ii)            Neither the Trustee, the Notes Collateral Agent nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.17.         Definitive Notes.

(a)            A Global Note deposited with DTC or with the Trustee as Notes Custodian for DTC pursuant to Section 2.02 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.16 hereof and (i) DTC notifies the Issuer that it is unwilling or unable to continue as Depository for such Global Note and DTC fails to appoint a successor depository or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act and, in either case, a successor depository is not appointed by the Issuer within 90 days of such notice, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each Person that such Global Note Holder and DTC identifies as being the beneficial owner of the related Notes, or (iii) an Event of Default has occurred and is continuing with respect to the Notes and DTC notifies the Trustee of its decision to exchange the Global Notes for Definitive Notes.

(b)            Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.17 shall be surrendered by DTC to the Trustee at the Corporate Trust Office of the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.17 shall be executed, authenticated and delivered only in minimum denominations of US$2,000 principal amount or any integral multiple of US$1,000 in excess thereof and registered in such names as DTC shall direct. Any Definitive Note delivered in exchange for an interest in the Transfer Restricted Note shall, except as otherwise provided by Section 2.16(e) hereof, bear the applicable Restricted Notes Legend set forth in Section 2.16(e) hereof.

(c)            Subject to the provisions of Section 2.17(b) hereof, the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d)            In the event of the occurrence of one of the events specified in Section 2.17(a) hereof, the Issuer shall promptly make available to the Registrar a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons. In the event that the Definitive Notes are not issued to each such beneficial owner promptly after the Registrar has received a request from the Holder of a Global Note to issue such Definitive Note, the Issuer expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Article 6 of this Indenture, the right of any beneficial holder of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial holder’s Notes as if such Definitive Notes had been issued.

(e)            By its acceptance of any Note bearing any legend in Section 2.16(e), each Holder of such Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in such legend in Section 2.16(e) and agrees that it shall transfer such Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.02 or this Section 2.17 in accordance with its customary document retention policies. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable notice to the Registrar.

Section 2.18.         Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Initial Notes will bear interest from, and including, the Issue Date.

Article Three

REDEMPTION

Section 3.01.         Election to Redeem; Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.08, at least 10 days prior to the Redemption Date (unless a shorter notice shall be agreed to in writing by the Trustee), the Issuer shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and the redemption price, and deliver to the Trustee an Officer’s Certificate stating that such redemption will comply with the conditions contained in Section 3.08. Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Issuer at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

Section 3.02.         Selection by Trustee of Notes To Be Redeemed.

In the event that less than all of the Notes are to be redeemed at any time pursuant to a redemption made pursuant to Section 3.08, selection of the Notes for redemption shall be made on a pro rata basis (if the Notes are issued in physical form) or in accordance with the DTC’s applicable procedures (if the Notes are issued in global form) and in each case, if the Notes are listed on a national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; provided, however, that no Notes of a principal amount of $2,000 or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to Section 3.08, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC if the Notes are held in global form), unless that method is otherwise prohibited. The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. The Trustee may select for redemption portions of the principal of the Notes that have denominations larger than $2,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not in a minimum principal amount of $2,000, shall be redeemed or purchased. For all purposes of this Indenture unless the context otherwise requires, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Issuer may acquire Notes by means other than redemption, whether pursuant to an Issuer tender offer, open market purchase or otherwise, provided such acquisition does not otherwise violate the other terms of this Indenture.

Section 3.03.         Notice of Redemption.

At least 10 days, and no more than 60 days, before a Redemption Date, the Issuer shall mail, cause to be mailed, or delivered electronically if held by the DTC, notice of redemption to each Holder to be redeemed at its registered address (with a copy to the Trustee) as the same appears on the registry books maintained by the Registrar pursuant to Section 2.04, except that redemption notices may be mailed, or delivered electronically if held by the DTC, more than 60 days prior to a Redemption Date if the notice is issued in connection with a satisfaction and discharge of this Indenture. If the Issuer mails or delivers electronically such notice to Holders, it shall mail or deliver electronically, as applicable, a copy of such notice to the Trustee at the same time.

The notice shall identify the Notes to be redeemed (including the CUSIP numbers, ISIN and Common Code numbers, if any thereof) and shall state:

(1)            the Redemption Date;

(2)            the redemption price and the amount of premium (or the manner of calculation the redemption price and/or premium) and accrued interest to be paid;

(3)            if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date and upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued;

(4)            the name and address of the Paying Agent;

(5)            that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)            that unless the Issuer defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7)            that the Notes are being redeemed pursuant to Section 3.08;

(8)            the aggregate principal amount of Notes that are being redeemed; and

(9)            if the redemption is conditional, a description of the applicable conditions and the date by which such conditions are expected to be satisfied.

At the Issuer’s request made at least three (3) Business Days prior to the date on which notice is to be given (or such shorter period as the Trustee in its sole discretion may agree), the Trustee shall give the notice of redemption prepared by the Issuer, in the Issuer’s name and at the Issuer’s sole expense. In such event, the Issuer shall provide the Trustee with the information required by this Section 3.03.

Section 3.04.         Effect of Notice of Redemption.

Except as provided below in the next paragraph and Section 3.01, once the notice of redemption described in Section 3.03 is mailed, Notes called for redemption become due and payable on the Redemption Date and at the redemption price, including any premium, plus interest accrued to the Redemption Date. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price, including any premium, plus interest accrued to, but not including, the Redemption Date, provided that if the Redemption Date is after a regular Record Date and on or prior to the Interest Payment Date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date, and provided, further, that if a Redemption Date is not a Business Day, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction), and any redemption or notice may, at the Issuer’s option, be subject to the satisfaction of one or more conditions precedent, including, but not limited to, completion of a related transaction. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (including more than 60 days after the date the notice of redemption was mailed or delivered, including electronically), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

The Issuer may provide in any notice that payment of the redemption price and accrued and unpaid interest, if any, and the performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Section 3.05.         Deposit of Redemption Price.

On or prior to 11:00 a.m., New York City time, on each Redemption Date, the Issuer shall deposit with the Paying Agent in immediately available funds money sufficient to pay the redemption price of, including premium, if any, and accrued interest on all Notes to be redeemed on that date other than Notes or portions thereof called for redemption on that date. The Paying Agent will promptly return, on or following the applicable redemption date, to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest, if any, on all Notes to be redeemed.

On and after any Redemption Date, if money sufficient to pay the redemption price of, including premium, if any, and accrued interest on Notes called for redemption shall have been made available in accordance with the preceding paragraph, the Notes called for redemption shall cease to accrue interest and the only right of the Holders of such Notes shall be to receive payment of the redemption price of and, subject to the first proviso in Section 3.04, accrued and unpaid interest on such Notes to the Redemption Date. If any Note surrendered for redemption shall not be so paid, interest shall be paid, from the Redemption Date until such redemption payment is made, on the unpaid principal of the Note and any interest not paid on such unpaid principal, in each case, at the rate and in the manner provided in the Notes.

Section 3.06.         Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder thereof a new Note equal in principal amount to the unredeemed portion of the Note surrendered. In the case of a Note issued as a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.

Section 3.07.         Mandatory Redemption.

The Issuer will not be required to redeem the Notes prior to maturity. However, the Issuer may at any time and from time to time acquire Notes in the open market or otherwise and the Issuer may under certain circumstances be required to purchase notes as set forth in Section 4.07 and Section 4.14.

Section 3.08.         Optional Redemption.

(a)            At any time prior to June 15, 2028, the Issuer may redeem all or a part of the Notes, upon notice as described in this Article Three, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the Redemption Date, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)            On and after June 15, 2028, the Issuer may redeem the Notes, in whole or in part, upon notice as described in this Article Three, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to but not including the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on June 15, of each of the years indicated below:

Year	Percentage
2028	103.813%
2029	101.906%
2030 and thereafter	100.000%

(c)            In addition, until June 15, 2028, the Issuer may, at its option, on one or more occasions redeem up to 40% of the aggregate principal amount of Notes at a redemption price equal to 107.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings; provided that at least 50% of the sum of the aggregate principal amount of (x) the Initial Notes originally issued under this Indenture and (y) any Additional Notes issued under this Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption (unless all Notes are redeemed or repurchased, or are to be redeemed or repurchased, substantially concurrently); provided, further, that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(d)            In addition, prior to June 15, 2028, the Issuer may, at its option, redeem during each twelve-month period commencing with the Issue Date up to 10% of the aggregate principal amount of the Notes issued under this Indenture on the Issue Date (but calculated after giving effect to any issuance of Additional Notes) at a redemption price equal to 103.0% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(e)            Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, Asset Sale Offer or Advance Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption. In determining whether the Holders of at least 90% of the aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer, including a Change of Control Offer, Asset Sale Offer or Advance Offer, Notes owned by the Issuer or its Affiliates or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer.

(f)            Any redemption pursuant to this Section 3.08 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Article Four

COVENANTS

Section 4.01.         Payment of Notes.

The Issuer shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. An installment of principal or interest shall be considered paid on the date it is due if the Trustee or Paying Agent holds by 11:00 a.m. New York City time on that date money designated for and sufficient to pay such installment.

The Issuer shall pay interest on overdue principal (including Post-Petition Interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the rate specified in the Notes.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes from principal or interest payments hereunder.

Section 4.02.         Reports to Holders.

(a)            Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, this Indenture requires the Issuer to furnish to the Trustee within 15 days after the time periods specified below:

(1)            within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, its audited consolidated and/or combined balance sheet and related statements of operations, stockholders’ or parent’s equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing, all in reasonable detail and prepared in accordance with GAAP; and;

(2)            within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer) after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statement of operations as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and the statements of stockholders’ equity and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP;

(b)            To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders pursuant to Section 6.01 if Holders of at least 30% in principal amount of the outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the outstanding notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

(c)            Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to Section 4.02(a), the Issuer shall also use its commercially reasonable efforts to post copies of such information on a website (which may be nonpublic and may be maintained by the Issuer, its Subsidiaries or a third party) to which access will be given to Holders, bona fide prospective investors in the notes (which prospective investors may be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Issuer), and securities analysts (to the extent providing analysis of an investment in the notes) and market making financial institutions that are reasonably satisfactory to the Issuer who agree to treat such information and reports as confidential; provided that the Issuer or its Subsidiaries, as applicable, may deny access to any competitively-sensitive information and reports otherwise to be provided pursuant to this covenant to any person that is a competitor of the Issuer and its Subsidiaries to the extent that the Issuer determines in good faith that the provision of such information and reports to such Person would be competitively harmful to the Issuer and its Subsidiaries. The Issuer may condition the delivery of any such reports on the agreement of such Persons to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the notes and (iii) not publicly disclose any such reports (and the information contained therein) and information.

(d)            In the event that: (1) the rules and regulations of the SEC permit the Issuer or any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis, or (2) any direct or indirect parent of the Issuer is or becomes a Subsidiary Guarantor of the Notes, then in each case consolidated reporting at such parent entity’s level in a manner consistent with that described under the requirements set forth in this Section 4.02 for the Issuer will satisfy such requirements, and the Issuer is permitted to satisfy its obligations under this Section 4.02 with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that in the case of clause (2) above such financial information is accompanied by a schedule eliminating (a) such parent of the Issuer and any of such parent’s subsidiaries other than the Issuer and its Subsidiaries and (B) Unrestricted Subsidiaries and reconciling to the financial statements in reasonable detail as determined by the Issuer. The consolidating information referred to in the proviso in the preceding sentence need not be audited.

(e)            Notwithstanding the foregoing, the Issuer will be deemed to have furnished the reports referred to in this Section 4.02 if the Issuer or any parent entity has filed such reports or other reports or filings which contain the information contemplated herein with the SEC via the EDGAR filing system (or any successor thereto) and such reports are publicly available.

(f)             In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish or cause to be furnished to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(g)            Delivery of such reports and information to the Trustee shall be for informational purposes only and the Trustee’s receipt of them shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein (including the Issuer’s compliance with any of its covenants under this Indenture as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee will not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s, any Subsidiary Guarantor’s or any other Person’s compliance with any of the covenants described herein or to determine whether such reports, information or documents have been posted on any website or other online data system or filed with the SEC via the EDGAR filing system (or any successor thereto), to examine such reports, information, documents to ensure compliance with the provisions of this Indenture, to ascertain the correctness or otherwise of the information or the statements contained therein.

Section 4.03.         Waiver of Stay, Extension or Usury Laws. Each of the Issuer and the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead (as a defense or otherwise) or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive any of the Issuer and the Subsidiary Guarantors from paying all or any portion of the principal of, premium, if any, and/or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that they may lawfully do so) each of the Issuer and the Subsidiary Guarantors hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.04.         Compliance Certificate; Notice of Default.

(a)            The Issuer shall deliver to the Trustee, within 120 days of the end of each fiscal year, an Officer’s Certificate indicating whether the signer thereof knows of any Default that occurred and is continuing during such fiscal year.

(b)            The Issuer shall deliver to the Trustee, within 30 days of the occurrence of any Default that is continuing, an Officer’s Certificate specifying such Default and what action the Issuer is taking or proposes to take with respect thereto; provided that if a Default for a failure to report or failure to deliver an Officer’s Certificate in connection with another default (an “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver such Officer’s Certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action.

Section 4.05.         Limitations on Incurrence of Indebtedness.

(a)            The Issuer will not, and will not permit any Restricted Subsidiary to incur any Indebtedness; provided that the Issuer or any Subsidiary Guarantor may incur (i) additional Indebtedness, in each case, if as of the date of incurrence, after giving effect to such incurrence and the application of the proceeds therefrom and other transactions and events in connection therewith on a pro forma basis, the Fixed Charge Coverage Ratio Test would be satisfied (the “Fixed Charge Coverage Ratio Exception”) and (ii) any Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Fixed Charge Coverage Ratio Exception.

(b)            Notwithstanding the above, each of the following shall be permitted (the “Permitted Indebtedness”):

(1)            Indebtedness of the Issuer and any Restricted Subsidiary under the Credit Facilities (including the Credit Agreement) in an aggregate principal amount at any time outstanding not to exceed the sum of (w) $1,200.0 million plus (x) the greater of (i) $448.0 million and (ii) 100.0% of Consolidated EBITDA for the then most recently ended Test Period plus (y) the Prepayment Amount plus (z) in each case, after giving effect to such incurrence and the application of the proceeds therefrom and other transactions and events in connection therewith on a pro forma basis, (i) in the case of Indebtedness secured by Liens on the Collateral that ranks pari passu with the Obligations, any additional aggregate principal amount of Indebtedness that at the time of incurrence does not cause the First Lien Net Leverage Ratio for the Issuer for the Test Period immediately preceding the date of incurrence to exceed 4.00 to 1.00 and (ii) in the case of Indebtedness that is unsecured or that is Junior Lien Priority Indebtedness, any additional aggregate principal amount of Indebtedness that at the time of incurrence (A) does not cause the Consolidated Net Leverage Ratio for the Issuer for the Test Period immediately preceding the date of incurrence (I) to exceed 5.50 to 1.00 or (II) in the case of Indebtedness incurred to finance an Asset Acquisition or other Investment, to exceed the Consolidated Net Leverage Ratio for the Test Period immediately preceding the date of incurrence or (B) (I) would satisfy the Fixed Charge Coverage Ratio Exception or (II) in the case of Indebtedness incurred to finance an Asset Acquisition or other Investment, does not cause the Fixed Charge Coverage Ratio for the Issuer for the Test Period immediately preceding the date of incurrence to be less than the Fixed Charge Coverage Ratio for the Test Period immediately preceding the date of incurrence, as applicable; provided, that the aggregate outstanding principal amount of any such Indebtedness incurred pursuant to the foregoing clauses (x) and (y) incurred or guaranteed by any Subsidiary that is not a Subsidiary Guarantor shall not exceed the greater of (x) $165.0 million and (y) 50.0% of Consolidated EBITDA for the then most recently ended Test Period; and in each case, any Refinancing Indebtedness in respect thereof;

(2)            the Notes (other than Additional Notes) and any related Note Guarantees;

(3)            (i) Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clause (1) or (2) above or clause (4) below), and (ii) any Refinancing Indebtedness thereof;

(4)            (i) Indebtedness of the Issuer owed to any Restricted Subsidiary or of a Restricted Subsidiary owed to any other Restricted Subsidiary or the Issuer and (ii) guarantees by any Restricted Subsidiary or the Issuer of any Indebtedness of the Issuer or any other Restricted Subsidiary; provided, however, that upon any such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary or any such guarantee being of Indebtedness of any Person other than the Issuer or a Restricted Subsidiary, as applicable, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (4);

(5)            Indebtedness in respect of bid, performance, surety bonds or completion bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance, surety or completion obligations;

(6)            (i) Purchase Money Indebtedness or Capital Lease Obligations incurred by the Issuer or any Restricted Subsidiary in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $224.0 million and (y) 50.0% of Consolidated EBITDA for the then most recently ended Test Period; provided that no Default shall have occurred and be continuing, and (ii) any Refinancing Indebtedness thereof;

(7)            Indebtedness arising (A) from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence or (B) under any customary cash pooling or cash management agreement with a bank or other financial institution in the ordinary course of business or (C) pursuant to any treasury transaction in the ordinary course of business;

(8)            Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(9)            [reserved];

(10)          indemnification, adjustment of purchase price, deferred purchase price, contingent consideration or other compensation or similar obligations, in each case, incurred or assumed in connection with the making of any Permitted Investment or the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that in the case of a disposition, the maximum aggregate liability in respect of all such obligations incurred or assumed in connection with such disposition outstanding under this clause (10) shall at no time exceed the gross proceeds (including Fair Market Value of non-cash proceeds measured at the time such non-cash proceeds are received) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(11)          (i) Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors if the aggregate principal amount of such Indebtedness at any time outstanding does not exceed the greater of (x) $112.0 million and (y)25.0% of Consolidated EBITDA for the then most recently ended Test Period and (ii) any Refinancing Indebtedness thereof;

(12)          (i) Acquired Indebtedness; provided that, after giving effect to such incurrence and the application of the proceeds therefrom and other transactions and events in connection therewith on a pro forma basis, (a) the Issuer would be permitted to incur at least an additional $1.00 of Indebtedness under (1) the Consolidated Net Leverage Ratio Test or (2) the Fixed Charge Coverage Ratio Test or (b) (1) the Consolidated Net Leverage Ratio after giving effect to the incurrence of such Acquired Indebtedness would not be greater than the Consolidated Net Leverage Ratio immediately prior to such incurrence of Acquired Indebtedness or (2) the Fixed Charge Coverage Ratio after giving effect to the incurrence of such Acquired Indebtedness would not be less than the Fixed Charge Coverage Ratio immediately prior to such incurrence of Acquired Indebtedness, and (ii) any Refinancing Indebtedness thereof;

(13)          Guarantees of any Indebtedness that is otherwise permitted to be incurred pursuant to this Section 4.05 and any Refinancing Indebtedness thereof, subject in the case of Indebtedness incurred pursuant to clause (1) above, to the proviso thereto;

(14)          (i) Indebtedness of the Issuer or any Subsidiary Guarantor in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $336.0 million and (y) 75.0% of Consolidated EBITDA for the then most recently ended Test Period, and (ii) any Refinancing Indebtedness thereof;

(15)          Indebtedness representing deferred compensation incurred in the ordinary course of business;

(16)          Indebtedness supported by a letter of credit, bank guarantee or similar instrument, in principal amount not in excess of the stated amount of such letter of credit, bank guarantee or similar instrument;

(17)          any Indebtedness in respect of sale and leaseback transactions whereby the lease in such arrangement is not a capital lease and either (i) the aggregate proceeds from such arrangement and other such arrangements since the Issue Date do not exceed the greater of (x) $48.0 million and (y) 10.0% of Consolidated EBITDA for the then most recently ended Test Period or (ii) the property in such arrangement was owned by Meredith Holdings Corporation on the 2021 Closing Date and located in Des Moines, Iowa;

(18)          the disposition of accounts receivable in connection with receivables factoring arrangements in the ordinary course of business;

(19)          (i) Indebtedness of the Issuer or any Restricted Subsidiary consisting of obligations for the payment of letters of credit in commitment amounts under this clause (19) not to exceed 30.0 million at any one time outstanding, excluding commitment amounts for any letters of credit issued pursuant to Indebtedness permitted to be incurred under this Section 4.05, and (ii) any Refinancing Indebtedness thereof;

(20)            any guarantee by the Issuer or any of its Restricted Subsidiaries, in the ordinary course of business, of obligations of suppliers, customers, franchisees and licensees of the Issuer or any of its Restricted Subsidiaries;

(21)          unsecured Indebtedness in respect of obligations of the Issuer or any of its Restricted Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money;

(22)          reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business, and Indebtedness of the Issuer in respect of letters of credit issued by the Issuer for its own account or for the account of any of its Restricted Subsidiaries;

(23)          (i) Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding under this clause (23) not to exceed the greater of (x) $112.0 million and (y) 25.0% of Consolidated EBITDA for the then most recently ended Test Period, and (ii) any Refinancing Indebtedness thereof;

(24)          Indebtedness constituting Investments permitted under the definition of “Permitted Investments” (other than clause (13) thereof);

(25)          Indebtedness owed to any officers or employees of the Issuer or any Restricted Subsidiary; provided that the aggregate principal amount of all such Indebtedness shall not exceed $15.0 million at any time outstanding;

(26)          Indebtedness arising or incurred as a result of or from the adjudication or settlement of any litigation or from any arbitration or mediation award or settlement, in any case involving the Issuer or any Restricted Subsidiary, provided that the judgment, award(s) and/or settlements to which such Indebtedness relates would not constitute an Event of Default under clause (6) of Section 6.01;

(27)          unsecured intercompany Indebtedness owed by the Issuer or any of its Restricted Subsidiaries to a member of the IAC Group, so long as, after giving effect to such incurrence and the application of the proceeds therefrom and other transactions and events in connection therewith on a pro forma basis (I) in respect of each borrowing the Consolidated Net Leverage Ratio is equal to or less than 4.25 to 1.00 (excluding any cash constituting proceeds of such Indebtedness), (II) no Event of Default shall have occurred and be continuing or would exist after giving effect thereto, (III) such Indebtedness (w) has a scheduled final maturity date of at least 90 days after the final maturity date of the Notes and such Indebtedness shall not require any mandatory prepayments other than in connection with a change of control, (x) shall not require scheduled amortization payments, (y) shall have no financial maintenance covenants of a different type than the financial covenant set forth in the Credit Agreement, and no financial maintenance covenants that are more restrictive than the financial covenant set forth in the Credit Agreement, and (z) does not have negative covenants and/or default provisions that are, taken as a whole, materially more restrictive than those applicable to the Credit Agreement as determined in good faith by the Issuer and (VI) no subsidiary of the Issuer other than a Subsidiary Guarantor shall be an obligor under such Indebtedness;

(28)          (i) Indebtedness of, incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures or Unrestricted Subsidiaries in an aggregate principal amount outstanding under this clause (28) not to exceed the greater of (x) $112.0 million and (y) 25.0% of Consolidated EBITDA for the then most recently ended Test Period, and (ii) any Refinancing Indebtedness thereof;

(29)          (i) Indebtedness arising, directly or indirectly and whether pursuant to the Current Deed of Guarantee, any replacement of it, any order of any Governmental Authority or otherwise in relation to the UK Scheme in existence on the 2021 Closing Date and (ii) any Refinancing Indebtedness thereof;

(30)          (i) to the extent constituting Indebtedness, obligations incurred in connection with any Permitted Securitization (including in respect of any Standard Securitization Undertakings) and (ii) any Refinancing Indebtedness thereof;

(31)          (i) Contribution Indebtedness and (ii) any Refinancing Indebtedness thereof; and

(32)          (i) Indebtedness incurred in connection with any Asset Acquisition or other Investment permitted hereunder in an aggregate outstanding principal amount not to exceed the greater of (x) $156.8 million and (y) 35.0% of Consolidated EBITDA for the then most recently ended Test Period and (ii) any Refinancing Indebtedness thereof.

For purposes of determining compliance with this Section 4.05, (i) Indebtedness need not be incurred solely by reference to one category of described in this Section 4.05 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (ii) in the event that Indebtedness incurred pursuant to this Section 4.05 meets the criteria of more than one of the types of Indebtedness in Section 4.05, the Issuer, in its sole discretion, shall classify, or later divide, classify or reclassify (as if incurred at such later time) such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses of this Section 4.05 (including in part under one such clause and in part under another such clause); provided, however, that Indebtedness outstanding on the Issue Date under the Credit Agreement shall be deemed to have been incurred under clause (1)(x) above and the Notes issued on the Issue Date shall be deemed to have been incurred under clause (2) above. In addition, for purposes of determining any particular amount of Indebtedness under this Section 4.05, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

Accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness of the same class will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.05.

Section 4.06.         Limitations on Restricted Payments.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment unless at the time of such Restricted Payment:

(1)            solely with respect to Restricted Payments described in clauses (1), (2) and (4) of the definition thereof, no Event of Default under clauses (1), (2), (7) or (8) of Section 6.01 shall have occurred and be continuing or shall occur as a consequence thereof; and

(2)            such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the 2021 Closing Date (including Restricted Payments made pursuant to clause (1) (without duplication) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum, without duplication, of:

(a)            the greater of (i) $224.0 million and (ii) 50.0% of Consolidated EBITDA, plus

(b)            the greater of (i) 50% of Consolidated Net Income of the Issuer since October 1, 2021, and (ii) 100% of cumulative aggregate Consolidated EBITDA since October 1, 2021, less the product of cumulative aggregate Consolidated Cash Interest Expense for such period and 1.5; provided that the amounts in clauses (i) and (ii) shall not be less than zero, plus

(c)            100% of the aggregate amount of cash, and the Fair Market Value of property or assets or marketable securities, received by the Issuer from the issue or sale of its capital stock, capital contribution to the common equity of the Issuer, or as the result of a merger or consolidation with another Person subsequent to the 2021 Closing Date or otherwise contributed to the equity (in each case other than through the issuance of Disqualified Equity Interests) of the Issuer or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of the Issuer or a Restricted Subsidiary contributed to the Issuer or a Restricted Subsidiary for cancellation) or that becomes part of the capital of the Issuer or a Restricted Subsidiary through consolidation or merger subsequent to the 2021 Closing Date (other than (x) net cash proceeds or property or assets or marketable securities received from an issuance or sale of such capital stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary, and (y) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on clause (4) of the next succeeding paragraph), plus

(d)            100% of the aggregate amount of cash, and the Fair Market Value of property or assets or marketable securities, received by Issuer or any Restricted Subsidiary from the issuance or sale (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary) by the Issuer or any Restricted Subsidiary subsequent to the 2021 Closing Date of any Indebtedness or Disqualified Equity Interests that has been converted into or exchanged for capital stock of the Issuer (other than Disqualified Equity Interests) plus, without duplication, the amount of any cash, and the Fair Market Value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary upon such conversion or exchange, plus

(e)            100% of the aggregate amount received in cash and the Fair Market Value, as determined in good faith by the Issuer, of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on Investment from, Restricted Investments made by Issuer or its Restricted Subsidiaries and repurchases and redemptions of, or cash distributions or cash interest received in respect of, such Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the 2021 Closing Date; or (ii) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the capital stock of an Unrestricted Subsidiary or a dividend, payment or distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under clause (9) of the next succeeding paragraph and will increase the amount available under the applicable clause of the definition of “Permitted Investments” or clause (9) of the next succeeding paragraph, as applicable) or a dividend from a Person that is not a Restricted Subsidiary after the 2021 Closing Date, plus

(f)             in the case of the Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the 2021 Closing Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Issuer at the time of the Redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under clause (9) of the next succeeding paragraph and will increase the amount available under the applicable clause of the definition of “Permitted Investments” or clause (9) of the next succeeding paragraph, as the case may be, plus

(g)            the aggregate amount of the sum of the Declined Excess Proceeds and Total Leverage Excess Proceeds since the 2021 Closing Date.

The foregoing provisions will not prohibit any of the following:

(1)            the payment by the Issuer or any Restricted Subsidiary of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or giving the notice of the redemption, if on the date of declaration or notice the payment would have complied with the provisions of this Indenture (assuming, in the case of redemption, the giving of the notice would have been deemed to be a Restricted Payment at such time and such deemed Restricted Payment would have been permitted at such time);

(2)            the redemption of any Equity Interests of the Issuer in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests;

(3)            the purchase, repurchase, redemption, defeasance, retirement for value or other acquisition of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the issuance and sale of Qualified Equity Interests within the preceding six months, (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 4.05 and the other terms of this Indenture, (c) upon a Change of Control or in connection with a sale of assets to the extent required by the agreement governing such Subordinated Indebtedness but only if the Issuer shall have complied with Section 4.14 (to the extent applicable) and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming such Subordinated Indebtedness or (d) deemed to occur as a result of the conversion of all or a portion of such Subordinated Indebtedness into Equity Interests of the Issuer; provided, however, no Event of Default under clauses (1), (2), (7) or (8) under Section 6.01 shall have occurred and be continuing or occur as a consequence thereof;

(4)            repurchase, redemption or other acquisition for value by the Issuer of, Equity Interests of the Issuer or any publicly traded entity that is a direct or indirect parent of the Issuer held by officers, directors or employees or former officers, directors or employees of the Issuer or any publicly traded entity that is a direct or indirect parent of Issuer and any Restricted Subsidiary (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed the greater of $10.0 million and 2.5% of Consolidated EBITDA during any twelve consecutive months (with unused amounts in any period being carried over to succeeding periods); provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any current or former officer, director or employee (or any permitted transferees thereof) of the Issuer or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of such entity from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Indenture;

(5)            (A) repurchases of Equity Interests of the Issuer or any publicly traded entity that is a direct or indirect parent of the Issuer (a) deemed to occur upon the exercise of stock options, warrants, or similar rights if the Equity Interests represent all or a portion of the exercise price thereof, (b) in connection with the satisfaction of any withholding tax obligations incurred relating to the vesting or exercise of stock options, warrants, restricted stock units or similar rights, or (c) prior to the date, if any, that the Issuer is no longer a Subsidiary of the IAC Group, solely to offset the dilution of the IAC Group’s Equity Interests in the Issuer as a result of the exercise of stock options, warrants, restricted stock units or similar rights after the date hereof and for the purpose of maintaining tax consolidation with the IAC Group (as determined by the Issuer); provided that, with respect to this clause (c), immediately prior to and after giving effect to any such repurchase, the IAC Group shall own not less than 80% by vote and value and not greater than 83% by vote and value of the Equity Interests of the Issuer that are treated as “stock” for purposes of Section 1504(a)(2) of the Code and (B) to the extent constituting Restricted Payments, any distribution or other payment from the Issuer to IAC, or any other entity that is a direct or indirect parent of the Issuer, to reimburse IAC (or any such parent entity) for the value of the Equity Interests of IAC (or any such parent entity) issued in connection with the employee compensation programs described in the foregoing clauses (a) and (b) and other employee compensation programs (including programs in respect of stock options, warrants, restricted stock units and similar rights), including any Taxes, costs and expenses incurred by IAC (or any such parent entity);

(6)            any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Equity Interests of the Issuer (other than Qualified Equity Interests issued or sold to a Restricted Subsidiary of the Issuer or an employee stock ownership plan or to a trust established by the Issuer or any of its Restricted Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Issuer from its stockholders;

(7)            Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for current or former directors, management, employees or consultants of the Issuer and its Restricted Subsidiaries; provided, however, no Default shall have occurred and be continuing or occur as a consequence thereof;

(8)            payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries that complies with the provisions of Section 5.01;

(9)            other Restricted Payments not otherwise permitted under this Indenture in an aggregate amount from and after the Issue Date not to exceed the greater of (x) $112.0 million and (y) 25.0% of Consolidated EBITDA for the then most recently ended Test Period, calculated as of the date on which any Restricted Payment pursuant to this clause (9) is made;

(10)          the Issuer and its Restricted Subsidiaries may make Restricted Payments to any direct or indirect parent of the Issuer:

(A)            the proceeds of which will be used to pay the consolidated, combined or similar income tax liability of such parent’s income tax group that is attributable to the income of the Issuer or its Subsidiaries; provided that (x) no such payments with respect to any taxable period shall exceed the amount of such income tax liability that would have been imposed on the Issuer and/or the applicable Subsidiaries for such taxable period had such entity(ies) filed as a stand-alone corporation or a stand-alone consolidated tax group, as applicable, for all applicable taxable periods and (y) any such payments attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to the Issuer or any Restricted Subsidiary for such purpose; and

(B)            the Permitted Parent Payments;

(11)          following the consummation of a Qualified IPO, Restricted Payments in an annual amount for each fiscal year of the Issuer not to exceed 6.00% of the net proceeds received by or contributed to the Issuer from any such Qualified IPO;

(12)          [reserved];

(13)          any Restricted Payments so long as, after giving effect to such Restricted Payment and other transactions and events in connection therewith on a pro forma basis (i) the Consolidated Net Leverage Ratio is equal to or less than 4.00 to 1.00 and (ii) no Event of Default under clauses (1), (2), (7) or (8) of Section 6.01 shall have occurred and be continuing;

(14)          any Restricted Payments in respect of Subordinated Indebtedness; provided that after giving effect to such Restricted Payment and other transactions and events in connection therewith on a pro forma basis (x) the Consolidated Net Leverage Ratio is equal to or less than 4.00 to 1.00 and (y) no Event of Default under clauses (1), (2), (7) or (8) of Section 6.01 shall have occurred and be continuing;

(15)          any Restricted Payments in respect of Subordinated Indebtedness of any Person that becomes a Restricted Subsidiary after the Issue Date or is merged with or into or consolidated or amalgamated with the Issuer or any Restricted Subsidiary after the Issue Date and Subordinated Indebtedness expressly assumed in connection with any Asset Acquisition; provided that such Subordinated Indebtedness existed at the time such Person became a Restricted Subsidiary or of such merger, consolidation, amalgamation or Asset Acquisition and was not created in anticipation thereof; and

(16)          any Restricted Subsidiary may declare or make a Restricted Payment with respect to the Equity Interests of such Restricted Subsidiary to the Issuer or any other Restricted Subsidiary (and, in the case of a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, to each owner of Equity Interests of such Restricted Subsidiary such that the Issuer or Restricted Subsidiary receives at least its pro rata share of such dividend or distribution).

For purposes of determining compliance with this covenant, (i) any Restricted Payment need not be made solely by reference to one category of described in this covenant but may be made under any combination of such categories (including in part under one such category and in part under any other such category) and (ii) in the event that Restricted Payments made pursuant to this covenant meets the criteria of more than one of the categories of Restricted Payments described in this covenant, the Issuer, in its sole discretion, shall classify, or later divide, classify or reclassify (as if incurred at such later time) such Restricted Payment and may include the amount and type of such Restricted Payment in one or more of the clauses of this covenant (including in part under one such clause and in part under another such clause). For purposes of this Section 4.06, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

Section 4.07.         Limitations on Asset Sales.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless at the time of such transaction and after giving effect thereto and to the use of proceeds thereof, (a) no Event of Default shall have occurred and be continuing, (b) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and (c) in the case of an Asset Sale other than an Asset Swap if, after giving pro forma effect to such Asset Sale and the application of the proceeds therefrom and other transactions and events in connection therewith on a pro forma basis, the Consolidated Net Leverage Ratio is greater than 5.50 to 1.00, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(1)            any liabilities (as reflected in the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on the date of such balance sheet) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms expressly subordinated in right of payment to the Notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing;

(2)            any securities, notes or other similar obligations received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent so converted) within 180 days following the closing of such Asset Sale; and

(3)            any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed an amount equal to the greater of $112.0 million and 25.0% of the Consolidated EBITDA for the then most recently ended Test Period at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose.

Notwithstanding the foregoing, within eighteen months from the Issuer’s or any Restricted Subsidiary’s receipt of the Applicable Proceeds from such Asset Sale (as may be extended by an Acceptable Commitment as set forth below, the “Proceeds Application Period”), the Issuer or such Restricted Subsidiary may apply an amount equal to the Applicable Proceeds from such Asset Sale, at its option:

(a)            (i) to reduce, prepay, repay or purchase any Obligations under the Notes (at a price equal to or greater than the aggregate principal amount of the Notes purchased) or any other First Lien Obligations (and, in the case of revolving obligations, to correspondingly permanently reduce commitments with respect thereto); provided, however, that (x) to the extent that the terms of such First Lien Obligations (other than Additional Notes) require Applicable Proceeds to repay Obligations outstanding under such First Lien Obligations prior to the repayment of other First Lien Obligations, the Issuer or such Restricted Subsidiary shall be entitled to repay such Obligations prior to repaying Obligations under the Notes and (y) except as provided in the foregoing subclause (x), to the extent the Issuer or such Restricted Subsidiary so reduces any other First Lien Obligations, the Issuer will either (1) reduce Obligations under the Notes on a pro rata basis by, at its option, (A) redeeming Notes as described in Section 3.08, or (B) purchasing Notes through open market purchases or otherwise at a price equal to or greater than the aggregate principal amount of Notes purchased, or (2) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all Holders to purchase their Notes on a ratable basis with such other First Lien Obligations for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon;

(ii)            solely to the extent such Applicable Proceeds are not derived from an Asset Sale of Collateral, to reduce any other Pari Passu Indebtedness; provided that if the Issuer or any Restricted Subsidiary shall so repay any Pari Passu Indebtedness other than the Notes, the Issuer will either (1) reduce Obligations under the Notes on a pro rata basis by, at its option, (A) redeeming Notes as described in Section 3.08, or (B) purchasing Notes through open market purchases or otherwise at a price equal to or greater than the aggregate principal amount of Notes purchased, or (2) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all Holders to purchase their Notes on a ratable basis with such other Pari Passu Indebtedness for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon; or

(iii)            to reduce, prepay, repay or purchase any Indebtedness of a Subsidiary that is not a Subsidiary Guarantor (in each case, other than Indebtedness owed to the Issuer or any Restricted Subsidiary);

provided that to the extent the Issuer or any Restricted Subsidiary makes an offer to reduce, prepay, repay or purchase any obligations pursuant to the foregoing clauses (i)–(iii) at a price no less than 100% of the principal amount thereof, to the extent the relevant creditors do not accept such offering, the Issuer and the Restricted Subsidiaries will be deemed to have applied an amount of the Applicable Proceeds equal to such amount not so accepted in such offer, and such amount shall not increase the amount of Applicable Proceeds (and such amount shall instead constitute Declined Excess Proceeds); provided, however, that, in connection with any reduction, prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Issuer or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise disposed of in connection with such Asset Sale constituted “borrowing base assets”) to be reduced in an amount equal to the principal amount so reduced, prepaid, repaid or purchased;

(b)            (i) to invest (including capital expenditures) in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary); or (ii) to invest (including capital expenditures) in any one or more businesses, properties or assets that replace the businesses, properties and/or assets that are the subject of such Asset Sale, with any such investment made by way of a capital or other lease valued at the present value of the minimum amount of payments under such lease (as reasonably determined by the Issuer); provided, however, that a binding agreement shall be treated as a permitted application of Applicable Proceeds from the date of such commitment with the good faith expectation that an amount equal to Applicable Proceeds will be applied to satisfy such commitment within six months after the end of such eighteen-month period (an “Acceptable Commitment”) that such investment is completed;

(c)            to make any other Permitted Investments, including pursuant to an Acceptable Commitment; or

(d)            any combination of the foregoing;

provided that (1) pending the final application of the amount of any such Applicable Proceeds pursuant to this covenant, the Issuer or the applicable Restricted Subsidiaries may apply such Applicable Proceeds temporarily to reduce Indebtedness (including under the Credit Facilities) or otherwise apply such Applicable Proceeds in any manner not prohibited by this Indenture, and (2) the Issuer (or any Restricted Subsidiary, as applicable) may elect to invest in Additional Assets or make any other Permitted Investments prior to receiving the Applicable Proceeds attributable to any given Asset Sale (provided that such investment shall be made no earlier than the earliest of (i) 90 days prior to the consummation of the relevant Asset Sale, (ii) notice to the Trustee of the relevant Asset Sale and (iii) execution of a definitive agreement for the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with clause (b) or clause (c) above with respect to such Asset Sale.

If, with respect to any Asset Sale, at the expiration of the Proceeds Application Period with respect to such Asset Sale, there remains Applicable Proceeds in excess of the greater of $80 million and 25% of Consolidated EBITDA (such amount of Applicable Proceeds that are equal to the greater of $80 million and 25% of Consolidated EBITDA, “Declined Excess Proceeds,” and such amount of Applicable Proceeds that are in excess of the greater of $80 million and 25% of Consolidated EBITDA, “Excess Proceeds”), then, subject to the limitations with respect to Foreign Dispositions set forth below, the Issuer shall make an offer (an “Asset Sale Offer”) no later than ten (10) Business Days after the expiration of the Proceeds Application Period to all Holders of Notes and, if required by the terms of any First Lien Obligations, to all holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of such notes and First Lien Obligations, as appropriate, on a pro rata basis, that may be purchased out of such Excess Proceeds, if any, at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or such lesser price with respect to First Lien Obligations, if any, as may be provided by the terms of such other Indebtedness), to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing the First Lien Obligations, as applicable, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. Notices of an Asset Sale Offer shall be sent by first class mail or sent electronically, at least 10 days but not more than 60 days before the purchase date to each Holder of the Notes at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC (with a copy to the Trustee and Paying Agent). The Issuer may satisfy the foregoing obligation with respect to the Applicable Proceeds by making an Asset Sale Offer prior to the expiration of the Proceeds Application Period (the “Advance Offer”) with respect to all or a part of the Applicable Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture. To the extent that the aggregate amount (or accreted value, as applicable) of Notes and, if applicable, any other First Lien Obligations validly tendered or otherwise surrendered in connection with an Asset Sale Offer made with Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) is less than the amount offered in an Asset Sale Offer, the Issuer may include any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) in Declined Excess Proceeds, and use such Declined Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of the Notes or, if applicable, First Lien Obligations validly tendered pursuant to any Asset Sale Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Issuer shall allocate the Excess Proceeds among the Notes and First Lien Obligations to be purchased on a pro rata basis on the basis of the aggregate principal amount (or accreted value, as applicable) of tendered Notes and First Lien Obligations; provided that no Notes or other First Lien Obligations will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Sale Offer, the amount of Applicable Proceeds and Excess Proceeds shall be reset at zero.

To the extent that any portion of Net Proceeds or Applicable Proceeds payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by the Issuer upon converting such portion into Dollars. To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Issuer shall be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith.

Notwithstanding any other provisions of this covenant, to the extent that any of or all the Net Proceeds or Applicable Proceeds is received or deemed to be received by a Foreign Subsidiary (a “Foreign Disposition”), such Net Proceeds or Applicable Proceeds, as applicable, shall be (x) net of any additional Taxes paid, or estimated by the Issuer in good faith to be payable, as a result of the repatriation of such proceeds, to the extent not already taken into account in the definition of “Net Proceeds” or “Applicable Proceeds”, and (y) not required to the extent that the Issuer determines in good faith that such repatriation would result in adverse tax consequences that are not de minimis or would be prohibited or restricted by applicable Requirements of Law; provided that, (i) the Issuer shall use commercially reasonable efforts to eliminate such tax effects in respect of such repatriation and (ii) once the repatriation of any such funds is permitted under the applicable Requirements of Law and no longer results in adverse tax consequences that are not de minimis (if ever), an amount equal to such Net Proceeds or Applicable Proceeds will be promptly applied (net of additional Taxes payable or reserved against as a result thereof, to the extent not already taken into account in the definition of “Net Proceeds” or “Applicable Proceeds”) in accordance with this Section 4.07.

The provisions of this Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Notwithstanding anything to the contrary described in this covenant, Issuer and the Restricted Subsidiaries shall not, directly or indirectly, sell or otherwise transfer any Material Intellectual Property to any Unrestricted Subsidiary.

Section 4.08.         Limitations on Transactions with Affiliates.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate involving payment or consideration in excess of the greater of (x) $26.88 million and (y) 6.0% of Consolidated EBITDA for the then most recently ended Test Period (an “Affiliate Transaction”), unless, as determined by the Issuer, such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary (or in the event there are no comparable transactions involving persons who are not Affiliates of the Issuer or the relevant Restricted Subsidiary to apply for comparative purposes, on terms that, taken as a whole, the Issuer has determined to be fair to the Issuer or the relevant Restricted Subsidiary).

The foregoing restrictions shall not apply to:

(1)            transactions between or among the Issuer and its Restricted Subsidiaries not involving any other Affiliate;

(2)            as determined by the Issuer, reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, and stock compensation plans) and indemnification arrangements and performance of such arrangements;

(3)            any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, in each case pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business;

(4)            Permitted Investments;

(5)            Restricted Payments which are made in accordance with Section 4.06, and any transaction permitted by Section 5.01 and Section 4.07;

(6)            (x) any agreement or arrangement in effect on the Issue Date and any amendment or replacement thereof that is not more disadvantageous to the Holders in any material respect than the agreement or arrangement in effect on the Issue Date, as determined in good faith by the Issuer; (y) any agreement or arrangement between the Issuer or any of its Restricted Subsidiaries on the one hand and any direct or indirect parent of Issuer on the other hand of a type that is customarily entered into by a publicly traded entity or its subsidiaries and a publicly traded parent of such entity (or a subsidiary of such publicly traded parent), as determined in good faith by the Issuer, or (z) any transaction pursuant to any agreement or arrangement referred to in the immediately preceding clause (x) or clause (y);

(7)            any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction subject to this Section 4.08 solely because the Issuer or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such joint venture or similar entity;

(8)            ordinary course overhead arrangements in which any Restricted Subsidiary or Unrestricted Subsidiary participates;

(9)            (a) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests or (b) the issuance or sale of any Qualified Equity Interests;

(10)          any transaction entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into the Issuer or a Restricted Subsidiary;

(11)          [reserved];

(12)          any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and the transactions pursuant thereto;

(13)          transactions at prices and on terms and conditions not less favorable to the Issuer or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, as determined by the Issuer (or in the event there are no comparable transactions involving persons who are not Affiliates of the Issuer or the relevant Restricted Subsidiary to apply for comparative purposes, on terms that, taken as a whole, the Issuer has determined to be fair to the Issuer or the relevant Restricted Subsidiary);

(14)          transactions related to any Permitted Securitization; and

(15)          data sharing agreements, non-exclusive intellectual property license agreements or intellectual property license agreements in the ordinary course of business, shared services agreements, employee matters agreements, guarantee and indemnity agreements, tax sharing agreements and similar agreements and arrangements among the Issuer and/or any Restricted Subsidiaries on the one hand, and IAC, its Subsidiaries and any Affiliates of the Issuer under common control with the Issuer on the other hand.

Section 4.09.         Limitations on Liens.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (other than Permitted Liens) of any nature whatsoever against any assets (including Equity Interests of a Restricted Subsidiary) of the Issuer or any Restricted Subsidiary, whether owned at the Issue Date or thereafter acquired, which Lien secures Indebtedness or Hedging Obligations, unless in all other cases, the Notes or the Note Guarantee of such Restricted Subsidiary, if any, are secured equally and ratably with or prior to such Liens.

For purposes of determining compliance with this Section 4.09, (i) any Lien need not be incurred solely by reference to one category of this covenant (or any portion thereof) described in the definition of “Permitted Liens” thereof but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (ii) in the event that any Lien incurred pursuant to this covenant meets the criteria of more than one of the types of Lien described in this covenant, the Issuer, in its sole discretion, shall classify, or later divide, classify or reclassify (as if incurred at such later time), such Lien and may include the amount and type of such Lien in one or more of the clauses of this Section 4.09 (including in part under one such clause and in part under another such clause).

Section 4.10.         Future Note Guarantees.

If, after the Issue Date any Wholly-Owned Subsidiary (other than any Excluded Subsidiary) becomes a borrower or a guarantor under (x) the Credit Agreement or (y) any other (i) syndicated or private credit Credit Facilities or (ii) capital markets debt securities that constitute Credit Facilities, in each case, of the Issuer or any other Subsidiary Guarantor incurred pursuant to clause (1) of the definition of “Permitted Indebtedness”, in each case, in an aggregate principal amount outstanding in excess of the greater of $147.8 million and 33.0% of Consolidated EBITDA for the then most recently ended Test Period (other than Indebtedness incurred pursuant to the final proviso of clause (1) of the definition of “Permitted Indebtedness”), in each case, such Restricted Subsidiary shall within sixty (60) days (or such longer time as may be agreed to by the Trustee):

(1)            execute and deliver to the Trustee (a) a supplemental indenture, substantially in the form attached as Exhibit C hereto, pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and this Indenture and (b) a notation of guarantee in respect of its Note Guarantee;

(2)            (a) execute and deliver to the Trustee and Notes Collateral Agent joinders or supplements to or new Notes Security Documents and joinders or supplements to each Intercreditor Agreement then in effect (to the extent required by such Intercreditor Agreement) together with any such amendments or supplements thereto and such other instruments and documentation as shall be necessary to provide for valid and perfected Liens on such Restricted Subsidiary’s assets of the type constituting Collateral to secure such Note Guarantee on the terms described under Article Eleven, and (b) take all actions necessary to create a valid and perfected, lien created thereunder, including the filing of UCC financing statements in the appropriate filing office and intellectual property security agreements with the United States Patent and Trademark Office and the United States Copyright Office and the delivery of possessory Collateral to the Notes Collateral Agent (or its bailee), in each case, subject to Permitted Liens and the exceptions and limitations in the Notes Security Documents and this Indenture; and

(3)            deliver to the Trustee and Notes Collateral Agent (i) one or more opinions of counsel that such supplemental indenture, any joinders or supplements to or new Notes Security Documents and any joinder or supplements to each Intercreditor Agreement then in effect, in each case, (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms (subject to customary qualifications) and (ii) customary opinions of counsel that valid and perfected Liens have been created over the Collateral of such Restricted Subsidiary (subject to customary qualifications).

The Issuer may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary of the Issuer that is not otherwise required to be a Subsidiary Guarantor to become a Subsidiary Guarantor (and such Subsidiary shall, for the avoidance of doubt, comply with the requirements under this covenant on the date of such election), in which case, such Note Guarantee may be released at any time in the Issuer’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Note Guarantee) and such Subsidiary is not otherwise required to be a Subsidiary Guarantor at the time of such release in accordance with the provisions of Section 10.04.

Section 4.11.         Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)            pay dividends or make any other distributions on or in respect of its Equity Interests held by the Issuer or a Restricted Subsidiary;

(b)            make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any Subsidiary Guarantor; or

(c)            transfer any of its assets to the Issuer or any Subsidiary Guarantor;

except for:

(1)            encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(2)            encumbrances or restrictions existing under this Indenture, the Notes, the Note Guarantees, the Notes Security Documents, the First Lien Pari Passu Intercreditor Agreement and any other Intercreditor Agreement then in effect;

(3)            non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4)            encumbrances or restrictions existing under agreements existing on the Issue Date (including, without limitation, the Credit Agreement and the loan documents contemplated thereunder) as in effect on that date;

(5)            encumbrances or restrictions relating to any Lien permitted under this Indenture imposed by the holder of such Lien that limit the right of the relevant obligor to transfer assets that are subject to such Lien;

(6)            encumbrances or restrictions imposed under any agreement to sell assets, including Qualified Equity Interests of such Restricted Subsidiary, permitted under this Indenture to any Person pending the closing of such sale;

(7)            encumbrances or restrictions under any agreement of any Person that becomes a Restricted Subsidiary after the Issue Date that existed prior to the time such Person became a Restricted Subsidiary; provided, that such restrictions are not created in contemplation of or in connection with such acquisition;

(8)            any other instrument or agreement entered into after the Issue Date that contains encumbrances and restrictions that, as determined by the Issuer, will not materially adversely affect the Issuer’s ability to make principal or interest payments on the Notes;

(9)            customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements;

(10)          Purchase Money Indebtedness or Capital Lease Obligations incurred in compliance with Section 4.05 that impose restrictions of the nature described in clause (c) above on the assets acquired;

(11)          encumbrances or restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business;

(12)          with respect to clause (c) only, any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests, licenses, joint venture agreements and agreements similar to any of the foregoing to the extent such provisions restrict the transfer of the property subject to such leases, licenses, joint venture agreements or similar agreements;

(13)          with respect to clause (c) only, any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(14)          any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, agreements, instruments or obligations referred to in this Section 4.11; provided that, as determined by the Issuer, such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings (a) are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings or (b) as determined by the Issuer, will not materially adversely affect the Issuer’s ability to make principal or interest payments on the Notes;

(15)          any encumbrances or restrictions in agreements arising as a result of or related to any Permitted Securitization (including in respect of Standard Securitization Undertakings);

(16)          encumbrances or restrictions relating to any Lien on any asset or property at the time of acquisition of such asset or property by the Issuer or any Restricted Subsidiary; and

(17)          encumbrances or restrictions existing under or by reason of applicable law, regulation or order.

Section 4.12.         Limitations on Designation of Unrestricted Subsidiaries.

At any time prior to a Suspension Event (or after the Reversion Date with respect thereto), the Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary, or any Subsidiary of a Subsidiary) of the Issuer as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1)            no Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2)            immediately after giving effect to such Designation and other transactions and events in connection therewith on a pro forma basis, Issuer would be permitted to incur at least $1.00 of additional Indebtedness under the Consolidated Net Leverage Ratio Test or the Fixed Charge Coverage Ratio Test, calculated after giving effect to such Designation and on a pro forma basis.

No Subsidiary shall be designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1)            has no Indebtedness other than Non-Recourse Debt (but excluding obligations arising by operation of law, including joint and several liability for taxes, ERISA obligations and similar items), except pursuant to Investments which are made in accordance with Section 4.06;

(2)            is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding comply with Section 4.08; and

(3)            is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results, except, in each case, pursuant to Investments which are made in accordance with Section 4.06.

The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation” or “Redesignate”) only if:

(1)            no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2)            all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Indenture.

Notwithstanding anything to the contrary in this definition, no Unrestricted Subsidiary may own Material Intellectual Property and no Subsidiary may be designated as an Unrestricted Subsidiary if it owns any Material Intellectual Property.

All Designations and Redesignations must be evidenced by an Officer’s Certificate certifying compliance with the foregoing provisions delivered to the Trustee.

Section 4.13.         [Reserved].

Section 4.14.         Change of Control Offer.

If a Change of Control occurs with respect to the Notes, unless the Issuer has exercised its right to redeem the Notes as described above, the Issuer will be required to make an offer to purchase all or, at the Holder’s option, any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of each Holder’s Notes pursuant to a Change of Control Offer.

In the Change of Control Offer, the Issuer will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes to be purchased plus accrued and unpaid interest, if any, on the Notes purchased, to, but not including, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control with respect to the Notes, unless the Issuer has exercised its right to redeem the Notes as described above, the Issuer shall mail, or deliver electronically if held by DTC, a notice to Holders of Notes, with a copy to the Trustee for the Notes, describing the transaction or transactions that constitute the Change of Control and offering to purchase the Notes (a “Change of Control Offer”) on the date specified in the notice, which date will be no earlier than 10 and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice.

On the Change of Control Payment Date, the Issuer will be required, to the extent lawful, to:

(1)            accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)            deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)            deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The Paying Agent will be required to promptly mail or transfer by wire, to each Holder who properly tendered Notes or portions thereof, the purchase price for such Notes or portion thereof, and the Trustee shall be required to promptly, upon delivery of a company order, authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a Person makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such Person purchases all Notes or portions thereof properly tendered and not withdrawn under its offer. In the event that such Person terminates or defaults its offer, the Issuer will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control.

A Change of Control Offer may be made in advance of a Change of Control, and be conditional upon such Change of Control, if a definitive agreement is in place in respect of the Change of Control at the time of the making of the Change of Control Offer.

The provisions under this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

The Issuer shall comply with the requirements of applicable securities laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions under this Section 4.14, the Issuer shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith. The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement in the event a tender offer satisfies certain conditions. The Issuer shall comply with the applicable securities laws and regulations.

Section 4.15.         Suspension Event.

If on any date following the Issue Date (i) the Notes have an Investment Grade Rating from both Moody’s and S&P, and the Issuer has delivered written notice of such Investment Grade Rating to the Trustee, and (ii) no Default has occurred and is continuing under this Indenture (a “Suspension Event”), then, beginning on that day and continuing at all times thereafter except as provided in the next succeeding paragraph, the provisions in the following sections shall no longer be applicable to the Notes (collectively, the “Suspended Covenants”): Sections 4.05, 4.06, 4.07, 4.08, 4.10, 4.11 and clause (3) of Section 5.01.

In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant under this Indenture with respect to future events. The Issuer will give the Trustee prompt written notice of a Suspension Event or Reversion Date. In the absence of such notice, the Trustee shall be entitled to assume that no Suspension Event or Reversion Date has occurred.

The period of time between the Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to clause (3) of paragraph (b) of Section 4.05. For purposes of Section 4.06, on the Reversion Date, all Restricted Payments made during the Suspension Period shall be deemed to have been made as though Section 4.06 had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments. For purposes of Section 4.11, on the Reversion Date, any encumbrance or restriction on the ability of any Restricted Subsidiary described under clauses (a), (b) or (c) of the first paragraph thereof created or otherwise caused or permitted to exist or become effective during the Suspension Period shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of Section 4.11. For purposes of Section 4.06, on the Reversion Date, the unutilized Excess Proceeds amount shall be reset to zero. For purposes of Section 4.08, on the Reversion Date, any Affiliate Transaction entered into or permitted to exist during the Suspension Period shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (6) of Section 4.08.

Within 30 days of the Reversion Date, the Issuer and its Restricted Subsidiaries must comply with the terms in Section 4.10 and enter into new security documents or joinders to existing Notes Security Documents, as applicable, and take all other steps to create valid and perfected Liens on their assets which would constitute Collateral (subject to certain exceptions and limitations in this Indenture and the Notes Security Documents) on the same basis as if such Suspension Event had not occurred.

Section 4.16.         Post-Closing Covenant. Within 90 days of the Issue Date, the Issuer shall use commercially reasonable efforts to deliver customary insurance certificates with respect to liability insurance and insurance policies maintained by the Issuers and Subsidiary Guarantors covering their properties and business against loss or damage, with endorsements (where customary and applicable), which name the Notes Collateral Agent as an additional insured thereunder and, in the case of each casualty insurance policy, where applicable, contain either a loss payable clause or a customary endorsement naming the Notes Collateral Agent as loss payee thereunder.

Article Five

SUCCESSOR CORPORATION

Section 5.01.         Limitations on Mergers, Consolidations, etc.

Subject to certain provisions in this Indenture governing the release of assets and property secured by the Notes, the Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

(1)            either:

(a)            the Issuer will be the surviving or continuing Person; or

(b)            the Person formed by or surviving such consolidation or merger or to which such sale, lease, transfer, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is an entity organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by (i) supplemental indenture, all of the obligations of the Issuer under the Notes and this Indenture, and (ii) joinders or supplements to or new Notes Security Documents and a joinder or supplement to each Intercreditor Agreement then in effect, all of the obligations of the Issuer under the Notes Security Documents;

(2)            immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Event of Default shall have occurred and be continuing;

(3)            immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, either (i) the Consolidated Net Leverage Ratio Test or the Fixed Charge Coverage Ratio Test would be satisfied or (ii)(1) the Successor would have a Consolidated Net Leverage Ratio that is less than or equal to the Consolidated Net Leverage Ratio or (2) the Successor would have a Fixed Charge Coverage Ratio that is greater than or equal to the Fixed Charge Coverage Ratio of the Issuer immediately prior to the transaction;

(4)            each Subsidiary Guarantor, unless it is the other party to such transactions, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have, by (x) supplemental indenture, confirmed that its Note Guarantee shall apply to such Person’s obligations under this Indenture and the Notes, and (y) joinders or supplements to or new Notes Security Documents and a joinder or supplement to each Intercreditor Agreement then in effect, all of its’ obligations of the Issuer under the Notes Security Documents apply to such Person’s obligations under this Indenture and the Notes;

(5)            the Issuer shall have delivered to the Trustee and Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any), any joinders or supplements to or new Notes Security Documents and any joinder to the First Lien Pari Passu Intercreditor Agreement and/or any other Intercreditor Agreement comply with this covenant and the applicable provisions of this Indenture;

(6)            to the extent any property or assets of the Successor are property or assets of the type that would constitute Collateral under the Notes Security Documents, the Successor shall take such action as may be necessary or required to cause such property and asset to be made subject to a Lien secured by the Notes pursuant to this Indenture and the Notes Security Documents in the manner and to the extent required by this Indenture or any of the Notes Security Documents and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture and the Notes Security Documents; and

(7)            the Collateral owned by or sold, assigned conveyed, leased, transferred or otherwise disposed of to the Successor shall (a) continue to constitute Collateral under this Indenture and the Notes Security Documents, (b) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of itself, the Trustee and the Holders of the Notes and (c) not be subject to any Lien other than Permitted Liens or other Liens not prohibited by Section 4.09.

For purposes of this Section 5.01, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Notwithstanding any other provision of this Section 5.01:

(a)            the Issuer may consolidate or otherwise combine with or merge into or transfer all or substantially all or part of its properties and assets to one or more Subsidiary Guarantors;

(b)            the Issuer may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer in another jurisdiction, or changing the legal form of the Issuer;

(c)            the Issuer may convert its corporate form into an entity organized and existing under the laws of any State of the United States of America or the District of Columbia;

(d)            the Issuer may complete any Permitted Tax Restructuring; and

(e)            any Permitted Investment and/or permitted disposition may be structured as a consolidation or merger.

Except as provided in Section 10.04, no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, unless:

(1)            either:

(a)            such Subsidiary Guarantor will be the surviving or continuing Person; or

(b)            (i) the Person formed by or surviving any such consolidation or merger is the Issuer, another Subsidiary Guarantor or any Person that becomes a Subsidiary Guarantor substantially concurrently with the transaction or (ii) assumes, by agreements(including by supplemental indenture, any joinders or supplements to or new Notes Security Documents and any joinder or supplement to each Intercreditor Agreement then in effect), all of the obligations of such Subsidiary Guarantor under the Note Guarantee of such Subsidiary Guarantor and this Indenture; and

(2)            immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing.

(3)            the Issuer shall have delivered to the Trustee and Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any), any joinders or supplements to or new Notes Security Documents and any joinder or supplement to the First Lien Pari Passu Intercreditor Agreement or any other Intercreditor Agreement then in effect comply with this Indenture.

Notwithstanding any other provision of this Section 5.01, any Subsidiary Guarantor may:

(a)            consolidate or otherwise combine with, merge with or into or transfer all or part of its properties and assets, directly or indirectly, in a single transaction or a series of related transactions (i) to the Issuer, another Subsidiary Guarantor or any Person that becomes a Subsidiary Guarantor substantially concurrently with the transaction or (ii) in a transaction not otherwise prohibited by this Indenture;

(b)            consolidate or otherwise combine with or merge into an Affiliate (i) organized or existing under the laws of any State of the United States of America or the District of Columbia or (ii) incorporated or organized for the purpose of changing the legal domicile of the Subsidiary Guarantor, reincorporating the Subsidiary Guarantor in another jurisdiction, or changing the legal form of the Subsidiary Guarantor;

(c)            convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor;

(d)            liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer;

(e)            complete any Permitted Tax Restructuring;

(f)             consolidate or otherwise combine with, merge into or otherwise transfer all or party of its properties and assets to (upon voluntary liquidation or otherwise) any Person if (x) such transaction is undertaken in good faith to improve the tax efficiency of any parent entity, the Issuer and/or any of its Subsidiaries and (y) after giving effect to such transaction, the value of the Note Guarantees, taken as a whole, is not materially impaired (as determined in good faith by the Issuer); and

(g)            consolidate with or merge with or into, or transfer all or part of its properties and assets to, any Person in connection with any Permitted Investment and/or permitted disposition.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Upon any consolidation or merger of the Issuer or a Subsidiary Guarantor, or any sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries (taken as a whole) in accordance with the foregoing, in which such Person(s) are not the continuing obligor(s) under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or Person(s) is or are merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Person(s), as the case may be, under this Indenture, the Notes, the Note Guarantees, the Notes Security Documents, the First Lien Pari Passu Intercreditor Agreement and any other Intercreditor Agreement then in effect, as applicable, with the same effect as if such surviving entity had been named therein as the Issuer or such Person(s) and, except in the case of a lease, the Issuer or such Person(s), as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Person(s)’s other obligations and covenants under the Notes, this Indenture and its Note Guarantee, if applicable.

Section 5.02.         Successor Person Substituted.

Upon any consolidation or merger of the Issuer or a Subsidiary Guarantor or any sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Issuer or any Subsidiary Guarantor in accordance with Section 5.01, in which the Issuer or such Subsidiary Guarantor is not the continuing obligor under the Notes or its Note Guarantee the surviving entity formed by such consolidation or into which the Issuer or such Subsidiary Guarantor is merged or the Person to which the conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Subsidiary Guarantor, as the case may be, under this Indenture, the Notes and the Note Guarantees, as applicable, with the same effect as if such surviving entity had been named herein as the Issuer or such Subsidiary Guarantor and, except in the case of a lease, the Issuer or such Subsidiary Guarantor, as the case may be, shall be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Subsidiary Guarantor’s other obligations and covenants under the Notes, this Indenture and its Note Guarantee, if applicable.

Article Six

DEFAULTS AND REMEDIES

Section 6.01.         Events of Default.

Each of the following will constitute an “Event of Default” under this Indenture:

(1)            failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2)            failure by the Issuer to pay the principal or premium if any, on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3)            failure by the Issuer for 270 days after written notice by the Trustee on behalf of Holders or by the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with any of its agreements or covenants described in Section 4.02;

(4)            failure by the Issuer to comply for 60 days after written notice by the Trustee on behalf of Holders or by the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with any other agreement or covenant in this Indenture (other than clauses (1), (2) and (3) above);

(5)            default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness for borrowed money (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) of the Issuer or any Significant Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a)            is caused by a failure to pay at final maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof, or

(b)            results in the acceleration of such Indebtedness prior to its express final maturity, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness for borrowed money (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) with respect to which an event described in clause (a) or (b) has occurred and is continuing, aggregates $80.0 million or more (measured at the date of such non-payment or acceleration) (and provided that, for purposes of this clause (5) only, “Indebtedness” shall include any Hedging Obligations with the “principal amount” of any Hedging Obligations at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Issuer or such Restricted Subsidiary would be required to pay if the agreement with respect to such Hedging Obligations terminated at such time; provided, further, that that in no event shall any obligations in respect of a Permitted Securitization be included in such calculation);

(6)            one or more judgments or orders that exceed $80.0 million in the aggregate (measured as of the date of such judgment or order, and net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Significant Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(7)            the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a)            commences a voluntary case,

(b)            consents to the entry of an order for relief against it in an involuntary case,

(c)            consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d)            makes a general assignment for the benefit of its creditors;

(8)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)            is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(b)            appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(c)            orders the liquidation of the Issuer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days;

(9)            any Note Guarantee by a Significant Subsidiary ceases to be in full force and effect, is declared null and void and unenforceable or found to be invalid or liability therefor is denied in writing, other than, in each case, (A) in accordance with the terms of this Indenture or (B) in connection with the bankruptcy of a Subsidiary Guarantor, so long as the aggregate assets of such Subsidiary Guarantor and any other Subsidiary Guarantor whose Note Guarantee ceased or ceases to be in full force and effect as a result of a bankruptcy are less than $80.0 million (measured at the date of such bankruptcy); and

(10)          unless such security interests have been released in accordance with the provisions of this Indenture, the Notes Security Documents, or any Intercreditor Agreement, at any time, security interests securing the Notes with respect to a material portion of the Collateral (i) shall cease, for any reason, to be in full force and effect, or (ii) the Issuer or any Subsidiary Guarantor shall so assert in writing, or (ii) any such security interest purported to be created by any Notes Security Document shall cease to be, or shall be asserted in writing by the Issuer or any Subsidiary Guarantor not to be, a valid and perfected security interest (perfected as required by this Indenture and the relevant Notes Security Agreement and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, in each case except to the extent that any such loss of perfection results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the Notes Collateral Agent (or its bailee under the First Lien Pari Passu Intercreditor Agreement) no longer having possession of certificates actually delivered to it representing securities pledged under the Notes Security Agreement; provided that, in the case of any failure of a security interest to be valid and perfected, no Event of Default shall occur under this clause (10) if the Issuer and the Subsidiary Guarantors cooperate with the Notes Collateral Agent to replace or perfect such security interests, such security interests are promptly replaced or perfected (as needed) and the rights, powers and privileges of the Holders are not materially adversely affected by such replacement or perfection.

However, a Default under clauses (3) and (4) will not constitute an Event of Default until the Trustee, the Notes Collateral Agent or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuer of the Default (with a copy to the Trustee and the Notes Collateral Agent if notice is given by the Holders) and the Issuer does not cure such Default within the applicable time specified in clauses (3) and (4) after receipt of such notice; provided, that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders and the Trustee or the Notes Collateral Agent, more than two years prior to such notice of Default. Any notice of Default, notice of acceleration or instruction to the Trustee or Notes Collateral Agent to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer, the Trustee and the Notes Collateral Agent that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five (5) Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee and the Notes Collateral Agent. In no event shall the Trustee and the Notes Collateral Agent have any liability or obligation to ascertain, monitor or inquire as to whether any Holder is Net Short and/or whether such Holder has delivered any Position Representation, Verification Covenant, Noteholder Direction, or any related certifications under this Indenture or in connection with the notes or if any such Position Representation, Verification Covenant, Noteholder Direction, or any related certifications comply with this Indenture, the Notes, or any other document. It is understood and agreed that the Issuer, the Trustee and the Notes Collateral Agent shall be entitled to conclusively rely on each representation, deemed representation and certification made by, and covenant of, each beneficial owner provided for in this paragraph. Notwithstanding any other provision of this Indenture, the Notes or any other document, the provisions of this paragraph shall apply and survive with respect to each beneficial owner notwithstanding that any such Person may have ceased to be a beneficial owner, this Indenture may have been terminated or the Notes may have been redeemed in full.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee or Notes Collateral Agent an Officer’s Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction. If, following the delivery of a Noteholder Direction, but prior to acceleration of the notes, the Issuer provides to the Trustee and Notes Collateral Agent an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant as certified by the Issuer in an Officer’s Certificate. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity such Directing Holder may have offered the Trustee), with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, the Trustee and the Notes Collateral Agent shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee and the Notes Collateral Agent shall have no liability to the Issuer, any Holder or any other Person in connection with any Noteholder Direction or to determine whether or not any Holder has delivered any Position Representation, Verification Covenant, Noteholder Direction, or any related certification or that such Position Representation, Verification Covenant, Noteholder Direction, or any related certification conforms with this Indenture or any other agreement.

With their acquisition of the Notes, each holder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee and the Notes Collateral Agent to the Issuer in accordance with the terms of this Section 6.01. Each holder and subsequent purchaser of the Notes waives any and all claims, in law and/or in equity, against the Trustee and Notes Collateral Agent and agrees not to commence any legal proceeding against the Trustee or the Notes Collateral Agent in respect of, and agrees that neither the Trustee nor the Notes Collateral Agent will be liable for any action that the Trustee or the Notes Collateral Agent takes in accordance with this Section 6.01, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction.

Section 6.02.         Acceleration.

If an Event of Default specified in clause (7) or (8) of Section 6.01 with respect to the Issuer or any Significant Subsidiary occurs, all outstanding Notes shall become due and payable without any further action or notice. If any other Event of Default (other than an Event of Default specified in clause (7) or (8) of Section 6.01 with respect to the Issuer or any Significant Subsidiary), shall have occurred and be continuing hereunder, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in this Indenture. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) of Section 6.01 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled, waived and rescinded if the event of default or payment default triggering such Event of Default shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

If a Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee shall, mail, or deliver electronically if held by DTC, to each Holder notice of such Default within the later of ninety (90) days after the occurrence of any such Default or thirty (30) days after it is actually known to a Responsible Officer of the Trustee or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long the Trustee in good faith determines that withholding notice is in the interests of the Holders (it being understood that the Trustee shall have no obligation to make such determination). The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of an event, which is in fact a Default, has been delivered to the Trustee at its office specified in this Indenture and such notice references the Notes and this Indenture and states that it is a “Notice of Default.”

Section 6.03.         Other Remedies.

If an Event of Default occurs and is continuing, the Trustee and the Notes Collateral Agent may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Notes Documents.

The Trustee and the Notes Collateral Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee, the Notes Collateral Agent or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.04.         Waiver of Past Defaults and Events of Default.

Subject to Sections 6.02, 6.08 and 8.02, the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), any past or existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, or interest, on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 8.02 cannot be amended or waived without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest, if any, that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Issuer has paid to the Trustee is compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of Section 6.01, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right except as provided in the proviso in Section 4.04.

Section 6.05.         Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent or exercising any trust or power conferred on the Trustee or the Notes Collateral Agent by this Indenture. The Trustee or the Notes Collateral Agent, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee or the Notes Collateral Agent determines may be unduly prejudicial to the rights of another Holder not taking part in such direction, and the Trustee and the Notes Collateral Agent shall have the right to decline to follow any such direction if the Trustee or the Notes Collateral Agent, as applicable, being advised by counsel, determines that the action so directed may not lawfully be taken or if the Trustee or the Notes Collateral Agent in good faith shall, by a Responsible Officer, determine that the proceedings so directed may result in costs and expenses of the Trustee or the Notes Collateral Agent for which it has no source of payment or recovery or involve it in personal liability; provided that the Trustee or the Notes Collateral Agent may take any other action deemed proper by the Trustee or the Notes Collateral Agent which is not inconsistent with such direction.

Section 6.06.         Limitation on Suits.

No Holder shall have any right to institute any proceeding with respect to this Indenture or for any remedy hereunder, unless the Trustee:

(1)            has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(2)            has been offered (and if requested, provided) indemnity or security satisfactory to it; and

(3)            has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of, premium (if any) or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of Section 6.01).

Section 6.07.         No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Issuer or any Subsidiary Guarantor shall have any liability for any obligations of the Issuer under the Notes or this Indenture or of any Subsidiary Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

Section 6.08.         Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the contractual right of any Holder to receive payment of principal of, or premium, if any, and interest of the Note on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Holder (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Article Four and Five and Sections 6.01(3), (4), (5), (6) and (9) and the related definitions shall be deemed not to impair the contractual right of any Holder to institute suit for the enforcement of any such payment on or with respect to such Holder’s Note).

Section 6.09.         Collection Suit by Trustee.

If an Event of Default in payment of principal, premium or interest specified in clause (1) or (2) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any Subsidiary Guarantor (or any other obligor on the Notes) for the whole amount of unpaid principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate set forth in the Notes.

Section 6.10.         Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee, the Notes Collateral Agent and the Holders allowed in any judicial proceedings relative to the Issuer or any Subsidiary Guarantor (or any other obligor upon the Notes), their respective creditors or their respective property and shall be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee or the Notes Collateral Agent and, in the event that the Trustee or the Notes Collateral Agent shall consent to the making of such payments directly to the Holders, to pay to the Trustee or Notes Collateral Agent, as applicable, any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their respective agents and counsel, and any other amounts due to the Trustee and the Notes Collateral Agent under Section 7.07 and Section 11.02(s).

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceedings.

Section 6.11.         Priorities.

Subject to the terms of the Intercreditor Agreements, if the Trustee and/or Notes Collateral Agent collects any money or property pursuant to this Article Six, including upon realization of the Collateral and any proceeds it receives pursuant to Section 4.2 of the Notes Security Agreement, it shall pay out the money or property in the following order:

FIRST: to the Trustee and the Notes Collateral Agent for amounts due under Section 7.07 and Section 11.02(s);

SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest as to each, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes; and

THIRD: to the Issuer or, to the extent the Trustee collects any amount from any Subsidiary Guarantor, to such Subsidiary Guarantor.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.11. At least 15 days before such record date, the Trustee shall mail to each Holder and the Issuer a notice that states the record date, the payment date and the amount to be paid.

Section 6.12.         Undertaking for Costs.

In any suit for the enforcement of any right or remedy hereunder or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.08 or a suit by Holders of more than 10% in principal amount of the Notes then outstanding.

Article Seven

TRUSTEE

Section 7.01.         Duties of Trustee.

(a)            If an Event of Default actually known to a Responsible Officer of the Trustee has occurred and is continuing, the Trustee shall, in the exercise of its power, use the degree of care of a prudent person in similar circumstances in the conduct of his or her own affairs.

(b)            Except during the continuance of an Event of Default actually known to a Responsible Officer of the Trustee:

(1)            the Trustee need perform only those duties that are specifically set forth in this Indenture and no others; and

(2)            in the absence of bad faith, gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture but, in the case of any such certificates or opinions which by any provision hereof are required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether they conform on their face to the requirements hereof (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)            The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)            this clause (c) does not limit the effect of clause (b) of this Section 7.01;

(2)            the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)            the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the terms hereof; and

(4)            no provision hereof shall require the Trustee or the Notes Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights, powers or duties if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(d)            Whether or not therein expressly so provided, paragraphs (a), (b), (c) and (e) of this Section 7.01 shall govern every provision of this Indenture that in any way relates to the Trustee.

(e)            The Trustee shall be under no obligation to exercise any of its rights or powers hereunder at the request of any Holder of Notes unless such Holder of Notes shall have offered, and if requested, provided to the Trustee security and indemnity satisfactory to the Trustee.

(f)             The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer or any Subsidiary Guarantor. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by the law.

(g)            Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

Section 7.02.         Rights of Trustee.

Subject to Section 7.01:

(1)            The Trustee may rely on any document reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(2)            Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel, or both, which shall conform to the provisions of Section 12.05. The Trustee shall be protected and shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(3)            The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed by it with due care.

(4)            The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers; provided that the Trustee’s conduct does not constitute negligence or willful misconduct.

(5)            The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(6)            The Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to clause (1) or (2) of Section 6.01 or (ii) any Event of Default of which a Responsible Officer of the Trustee shall have received written notification provided, the notice references this Indenture and the specific Event of Default. In the absence of such notice, the Trustee may conclusively assume there is no Default except as aforesaid.

(7)            Neither the Trustee nor the Notes Collateral Agent shall be under any obligation to exercise any of its rights or powers hereunder at the request of any Holder of Notes unless such Holder of Notes shall have offered, and if requested, provided to the Trustee security and indemnity satisfactory to the Trustee.

(8)            The Trustee and the Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officer’s Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, note, other evidence of Indebtedness or other paper or document, but the Trustee and/or the Notes Collateral Agent, in their discretion, may make such further inquiry or investigation into such facts or matters as they may see fit and, if the Trustee and/or the Notes Collateral Agent shall determine to make such further inquiry or investigation, they shall be entitled, upon reasonable notice to the Issuer, to examine the books, records, and premises of the Issuer, personally or by agent or attorney at the sole cost of the investigation.

(9)             The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(10)          The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties hereunder.

(11)          The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Notes Collateral Agent, in each of their respective capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(12)          Delivery of reports, information and documents to the Trustee pursuant to Section 4.02 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as which the Trustee is entitled to rely exclusively on the Officer’s Certificate).

(13)          In no event shall the Trustee or the Notes Collateral Agent be responsible for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the possibility of such loss or damage and regardless of the form of action.

Section 7.03.         Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for or otherwise deal with the either of the Issuer or any Subsidiary Guarantor, or any Affiliates thereof, with the same rights it would have if it were not Trustee. Any Agent and the Notes Collateral Agent may do the same with like rights. The Trustee, however, shall be subject to Sections 7.10 and 7.11.

Section 7.04.         Trustee’s Disclaimer.

Neither the Trustee nor the Notes Collateral Agent shall be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or any Note Guarantee, they shall not be accountable for the Issuer’s or any Subsidiary Guarantor’s use of the proceeds from the sale of Notes or any money paid to the Issuer or any Subsidiary Guarantor pursuant to the terms of this Indenture and they shall not be responsible for the use or application of money received by any Paying Agent other than the Trustee. Neither the Trustee nor the Notes Collateral Agent shall be responsible for any statement in the Notes, Note Guarantee, this Indenture or any other document in connection with the sale of the Notes other than its certificate of authentication.

Section 7.05.         Notice of Defaults.

The Trustee shall, within 90 days after the occurrence of any Default with respect to the Notes (which the Trustee is aware of pursuant to Section 7.02(6) hereof), give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with Section 5.01, the Trustee shall be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is not opposed to the interest of the Holders.

Section 7.06.         [Reserved].

Section 7.07.         Compensation and Indemnity.

The Issuer and the Subsidiary Guarantors shall pay to the Trustee, Notes Collateral Agent and Agents from time to time reasonable compensation for its services hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as agreed to from time to time by the Trustee and/or Notes Collateral Agent and the Issuer. The Issuer and the Subsidiary Guarantors shall reimburse the Trustee and/or Notes Collateral Agent and Agents upon request for all reasonable out-of-pocket disbursements, expenses and advances incurred or made by it in connection with its duties under this Indenture, including the reasonable compensation, disbursements and expenses of the Trustee’s agents and/or Notes Collateral Agent and their respective counsel.

The Issuer and the Subsidiary Guarantors shall indemnify each of the Trustee and any predecessor Trustee for, and hold each of them harmless against, any and all loss, damage, claim, liability or expense, including without limitation taxes (other than taxes based on the income of the Trustee or such Agent) and reasonable attorneys’ fees and expenses incurred by each of them in connection with the acceptance or performance of its duties, or otherwise arising, under this Indenture including the reasonable costs and expenses of defending itself against any claim (whether brought by the Issuer, Subsidiary Guarantors, Holders or otherwise) or liability in connection with the exercise or performance of any of its powers or duties hereunder (including, without limitation, settlement costs). The Trustee or Agent shall notify the Issuer and the Subsidiary Guarantors in writing promptly of any claim asserted against the Trustee or Agent for which it may seek indemnity. However, the failure by the Trustee or Agent to so notify the Issuer and the Subsidiary Guarantors shall not relieve the Issuer and Subsidiary Guarantors of their obligations hereunder except to the extent the Issuer and the Subsidiary Guarantors are prejudiced thereby.

Notwithstanding the foregoing, the Issuer and the Subsidiary Guarantors need not reimburse the Trustee or Notes Collateral Agent for any expense or indemnify it against any loss or liability incurred by the Trustee through its negligence, bad faith or willful misconduct (and in the case of the Notes Collateral Agent, the Notes Collateral Agent’s negligence, bad faith or willful misconduct). To secure the payment obligations of the Issuer and the Subsidiary Guarantors in this Section 7.07, the Trustee and Notes Collateral Agent shall have a lien prior to the Notes on all money or property held or collected by the Trustee or Notes Collateral Agent, as applicable, except such money or property held in trust to pay principal of and interest on particular Notes. The obligations of the Issuer and the Subsidiary Guarantors pursuant to this Section 7.07 to compensate and indemnify the Trustee, the Notes Collateral Agent, Agents and each predecessor Trustee and to pay or reimburse the Trustee, the Notes Collateral Agent, Agents and each predecessor Trustee for expenses, disbursements and advances shall survive the resignation or removal of the Trustee or the Notes Collateral Agent and the satisfaction, discharge or other termination of this Indenture, including any termination or rejection hereof under any Bankruptcy Law.

When the Trustee or Notes Collateral Agent incurs expenses or renders services after an Event of Default specified in clause (7) or (8) of Section 6.01 occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

For purposes of this Section 7.07, the term “Trustee” shall include the Notes Collateral Agent and any trustee appointed pursuant to this Article Seven.

Section 7.08.         Replacement of Trustee.

The Trustee may resign by so notifying the Issuer and the Subsidiary Guarantors in writing. The Holders of a majority in aggregate principal amount of the outstanding Notes may remove the Trustee by notifying the Issuer and the removed Trustee in writing and may appoint a successor Trustee with the Issuer’s written consent, which consent shall not be unreasonably withheld. The Issuer may remove the Trustee at its election if:

(1)            the Trustee fails to comply with Section 7.10;

(2)            the Trustee is adjudged a bankrupt or an insolvent;

(3)            a receiver or other public officer takes charge of the Trustee or its property; or

(4)            the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. If a Trustee is removed with or without cause, all fees and expenses (including the reasonable fees and expenses of counsel) of the Trustee incurred in the administration of the trust or in performing the duties hereunder shall be paid to the Trustee.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction, at the expense of the Issuer, for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Immediately following such delivery, the retiring Trustee shall, subject to its rights under Section 7.07, transfer all property held by it as Trustee to the successor Trustee, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer obligations pursuant to Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09.         Successor Trustee by Consolidation, Merger, etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust assets to, another entity, subject to Section 7.10, the successor entity without any further act shall be the successor Trustee; provided such entity shall be otherwise qualified and eligible under this Article Seven.

Section 7.10.         Eligibility; Disqualification.

The Trustee (together with its corporate parent) shall have a combined capital and surplus of at least $50,000,000 as set forth in the most recent applicable published annual report of condition.

Section 7.11.         [Reserved].

Section 7.12.         Paying Agents.

The Issuer shall cause each Paying Agent other than the Trustee to execute and deliver to it and the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 7.12:

(A)           that it shall hold all sums held by it as agent for the payment of principal of, or premium, if any, or interest on, the Notes (whether such sums have been paid to it by the Issuer or by any obligor on the Notes) in trust for the benefit of Holders or the Trustee;

(B)           that it shall at any time during the continuance of any Event of Default, upon written request from the Trustee, deliver to the Trustee all sums so held in trust by it together with a full accounting thereof; and

(C)           that it shall give the Trustee written notice within three (3) Business Days of any failure of the Issuer (or by any obligor on the Notes) in the payment of any installment of the principal of, premium, if any, or interest on, the Notes when the same shall be due and payable.

Section 7.13.         Limitation on Duty of Trustee in Respect of Collateral; Indemnification.

(a)            Neither the Trustee nor the Notes Collateral Agent shall have any liability or responsibility for making any calculations, or for any information required thereby, under this Indenture, the Notes, or any other documents, nor shall the Trustee or the Notes Collateral Agent have any liability or responsibility for any exchange of currency, or for any foreign exchange risk. Neither the Trustee nor the Notes Collateral Agent shall have any liability or responsibility for the creation, maintenance, perfection, or maintenance of perfection of any security interest in the Collateral, including but not limited to the filing of any financing or continuation statements (which shall be filed by the Issuer).

(b)            By their acceptance of the Notes, the Holders will be deemed to have approved the terms of, and to have authorized the Trustee and the Notes Collateral Agent to enter into and to perform the First Lien Pari Passu Intercreditor Agreement, any other Intercreditor Agreement and each Notes Security Document with the Issuer and the Subsidiary Guarantors. The Trustee and the Notes Collateral Agent shall not be responsible for and make no representation as to the existence, genuineness, value or protection of or insurance with respect to any Collateral, for the legality, effectiveness or sufficiency of this Indenture or any Notes Security Document, for any act or omission of the collateral agent for any Credit Facility, or for the creation, perfection, priority, sufficiency or protection of any Liens securing the Notes and the Obligations. The Trustee and the Notes Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in the Collateral. The Trustee and the Notes Collateral Agent shall not be liable or responsible for the failure of the Issuer to effect or maintain insurance on the Collateral nor shall they be responsible for any loss by reason of want or insufficiency in insurance or by reason of the failure of any insurer in which the insurance is carried to pay the full amount of any loss against which it may have insured the Issuer, any Subsidiary Guarantor, the Trustee, the Notes Collateral Agent, or any other person.

Article Eight

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 8.01.         Without Consent of Holders.

The Issuer, the Notes Collateral Agent and the Trustee, as applicable, may amend, waive or supplement this Indenture, the Notes, the Note Guarantees, the Notes Security Documents, the First Lien Pari Passu Intercreditor Agreement or any other Intercreditor Agreement then in effect without prior notice to or consent of any Holder to:

(1)            cure any ambiguity, omission, mistake, defect, error or inconsistency;

(2)            provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including related definitions);

(3)            provide for the assumption of the Issuer’s or a Subsidiary Guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with Section 5.01;

(4)            release any Subsidiary Guarantor from any of its obligations under its Note Guarantee or this Indenture as permitted or required by this Indenture;

(5)            release or subordinate Collateral as permitted or required by this Indenture, the Notes Security Documents, the First Lien Pari Passu Intercreditor Agreement or any other Intercreditor Agreement;

(6)            (a) add additional secured creditors holding other First Lien Obligations or Junior Lien Priority Indebtedness so long as such obligations are not prohibited by this Indenture or (b) execute or amend any Intercreditor Agreement and the Notes Security Documents to provide for the addition of any creditors to such agreements to the extent a Lien for the benefit of such creditor is permitted by the terms of this Indenture or otherwise under the circumstances provided for therein;

(7)            provide for the issuance of Additional Notes;

(8)            add any guarantees with respect to the Notes, including the Note Guarantees;

(9)            add to or modify the covenants of the Issuer or a Restricted Subsidiary for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuer or a Restricted Subsidiary;

(10)          evidence and provide for the acceptance of appointment by a successor trustee with respect to the Notes and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee;

(11)          conform the text of this Indenture, the Notes, the Note Guarantees, the Notes Security Documents and the First Lien Pari Passu Intercreditor Agreement to any provision of the “Description of Notes” in the Offering Memorandum to the extent that such provision in the “Description of Notes” in the Offering Memorandum was intended, as determined by the Issuer in good faith, to be a verbatim recitation of a provision of this Indenture, the Notes, the Note Guarantees, the Note Security Documents and the First Lien Pari Passu Intercreditor Agreement (as provided in an Officers’ Certificate to the Trustee);

(12)          make any change (including changing the CUSIP or other identifying number on any Notes) that does not materially adversely affect the rights of any Holder; or to comply with any requirement of the SEC in connection with any required qualification of this Indenture under the Trust Indenture Act;

(13)          add additional assets as Collateral or add any security for the Obligations or make, complete or confirm any grant of security interest in any property or assets as additional Collateral securing the obligations under this Indenture, the Notes, the Note Guarantees and the Notes Security Documents, including when permitted or required by this Indenture or any of the Notes Security Documents;

(14)          make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes not prohibited by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer the Notes;

(15)          comply with the rules and procedures of any applicable securities depositary; or

(16)          reduce the minimum denomination of the Notes.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance thereof. The Trustee and the Notes Collateral Agent may, but shall not be obligated to enter into any amendment that affects their rights, privileges, immunities or duties. A consent to any amendment, supplement or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Section 8.02.         With Consent of Holders.

This Indenture, the Notes, the Note Guarantees, the Notes Security Documents and the First Lien Pari Passu Intercreditor Agreement may each be amended, supplemented or otherwise modified with the consent (which may include consents obtained before or after a Change of Control or in connection with a tender offer, or purchase of or exchange offer for Notes) of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default under, or compliance with any provision of, this Indenture may be waived (other than with respect to the payment of the principal or interest on the Notes, except a rescission of acceleration of the Notes by the Holders thereof as provided in this Indenture and a waiver of the payment default that resulted from such acceleration) with the consent (which may include consents obtained before or after a Change of Control or in connection with a tender offer, purchase of or exchange offer for Notes) of the Holders of a majority in aggregate principal amount of the Notes then outstanding; provided that, without the consent of each Holder affected, no amendment or waiver may:

(1)            reduce, or change the maturity of, the principal of such Notes;

(2)            reduce the rate of or extend the time for payment of interest on any Note (other than provisions relating to Section 4.14 and Section 4.07), as provided for in this Indenture;

(3)            reduce any premium payable upon redemption of the Notes or change the date on, or the circumstances under, which any Notes are subject to redemption (other than provisions relating to Section 4.14 and Section 4.07);

(4)            make any Note payable in money or currency other than that stated in the Notes;

(5)            reduce the percentage of Holders necessary to consent to an amendment or waiver to this Indenture or the Notes;

(6)            waive a Default or Event of Default in the payment of principal of or premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in this Indenture and a waiver of the payment default that resulted from such acceleration);

(7)            impair the rights of Holders to institute suit for the enforcement of any payment on the Notes; or

(8)            except as contemplated by this Indenture, release all or substantially all of the Subsidiary Guarantors from the Note Guarantees.

Except as expressly provided by this Indenture, the Notes Security Documents, the First Lien Pari Passu Intercreditor Agreement or any other Intercreditor Agreement then in effect, without the consent of Holders of at least 66 2/3% in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), no amendment, supplement or waiver may modify any Notes Security Documents or the provisions in this Indenture dealing with Collateral or the Notes Security Documents to the extent that such amendment, supplement or waiver would have the effect of releasing Liens on all or substantially all of the Collateral securing the Notes (except as expressly provided by this Indenture, the Notes Security Documents, the First Lien Pari Passu Intercreditor Agreement or any other Intercreditor Agreement then in effect) or change or alter the priority of the security interests in the Collateral.

Upon the written request of the Issuer, and upon the receipt by the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders as aforesaid and upon receipt by the Trustee of the documents described in Section 8.06, the Trustee and the Notes Collateral Agent, if applicable, shall join with the Issuer in the execution of such supplemental indenture.

It shall not be necessary for the consent of the Holders pursuant to this Section 8.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

Section 8.03.         [Reserved].

Section 8.04.         Revocation and Effect of Consents.

Until an amendment, supplement, waiver or other action becomes effective, a consent to it by a Holder is a continuing consent conclusive and binding upon such Holder and every subsequent Holder of the same Note or portion thereof, and of any Note issued upon the transfer thereof or in exchange therefor or in place thereof, even if notation of the consent is not made on any such Note. Any such Holder or subsequent Holder, however, may revoke the consent as to his Note or portion of a Note, if the Trustee receives the written notice of revocation before the date the amendment, supplement, waiver or other action becomes effective.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 8.04 or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

After an amendment, supplement, waiver or other action becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (1) through (8) of Section 8.02. In that case the amendment, supplement, waiver or other action shall bind each Holder who has consented to it and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note.

Section 8.05.         Notation on or Exchange of Notes.

If an amendment, supplement, or waiver changes the terms of a Note, the Trustee (in accordance with the specific written direction of the Issuer) shall request the Holder (in accordance with the specific written direction of the Issuer) to deliver it to the Trustee. In such case, the Trustee shall place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 8.06.         Trustee to Sign Amendments, etc.

The Trustee and Notes Collateral Agent, if applicable, shall sign any amendment, supplement or waiver authorized pursuant to this Article Eight if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent. If it does, the Trustee or the Notes Collateral Agent, as applicable, may, but need not, sign it. In signing or refusing to sign such amendment, supplement or waiver the Trustee and the Notes Collateral Agent, as applicable, shall be entitled to receive and, subject to Section 7.01, shall be fully protected in relying conclusively upon an Officer’s Certificate and an Opinion of Counsel stating, in addition to the matters required by Section 12.04, that such amendment, supplement or waiver is authorized or permitted by this Indenture and all conditions precedent required hereunder to such amendment, supplement or waiver have been complied with.

Article Nine

DISCHARGE OF INDENTURE; DEFEASANCE

Section 9.01.         Discharge of Indenture.

This Indenture will be discharged and will cease to be of further effect (except as to the rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled and certain rights of the Trustee and the Notes Collateral Agent) as to all outstanding Notes when either:

(1)            all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2)            (a) all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to Section 3.08, and, in any case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest), as evidenced by an Officer’s Certificate of the Issuer, to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(b)            the Issuer has paid all other sums payable by it under this Indenture, and

(c)            the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

The Collateral will be released from all Liens securing the Obligations as provided in this Indenture and the other Notes Documents upon a discharge in accordance with the provisions described above.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

After such delivery, the Trustee shall acknowledge in writing the discharge of the Issuer’s obligations terminated pursuant to this Section 9.01.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuer in Section 2.07 shall survive until all Notes have been cancelled and the obligations of the Issuer in Sections 7.07, 9.05, 9.06 and 11.02 shall survive.

Section 9.02.         Legal Defeasance.

The Issuer may at its option and at any time, elect to have its obligations and the obligations of the Subsidiary Guarantors discharged on the date the conditions set forth in Section 9.04 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Issuer and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Note Guarantees, all Liens securing the Obligations shall be released, and this Indenture and the other Notes Documents shall cease to be of further effect as to all outstanding Notes and Note Guarantees(and the Trustee, at the expense of the Issuer, shall, subject to Section 9.06, execute instruments in form and substance reasonably requested by the Issuer acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely from the trust funds described in Section 9.04 and as more fully set forth in such Section;

(b) the Issuer’s obligations with respect to the Notes under Sections 2.04, 2.05, 2.06, 2.07, 2.08 and 2.11;

(c) the rights, powers, trusts, duties, and immunities of the Trustee and the Notes Collateral Agent and the Issuer’s obligation in connection therewith; and

(d) this Article Nine.

Subject to compliance with this Article Nine, the Issuer may exercise its option under this Section 9.02 with respect to Notes notwithstanding the prior exercise of its option under Section 9.03 with respect to such Notes.

If the Issuer exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes.

Section 9.03.         Covenant Defeasance.

The Issuer may at its option and at any time, may elect to have its obligations and the obligations of the Subsidiary Guarantors released from their respective obligations under Sections 4.02, 4.04(a), 4.05 through 4.12, inclusive, 4.14 and clause (3) of the first paragraph of Section 5.01 and (y) clauses (3), (4) (other than with respect to clauses (1) and (2) of the first paragraph under Section 5.01), (5), (6), (9) and (10) of Section 6.01 shall no longer apply with respect to the Notes on and after the date the conditions set forth in Section 9.04 are satisfied (hereinafter, “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or specified Section or portion thereof, whether directly or indirectly by reason of any reference elsewhere herein to any such specified covenant or Section or portion thereof or by reason of any reference in any such specified covenant or Section or portion thereof to any other provision herein or in any other document, and thereafter any omission to comply with such obligations shall not constitute a Default, but the remainder of this Indenture and the Notes shall be unaffected thereby.

If the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to the Note Guarantee and the Notes Security Documents.

Section 9.04.         Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to application of Section 9.02 or Section 9.03 to the outstanding Notes:

(1)            the Issuer must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest), as evidenced by an Officer’s Certificate of the Issuer, to pay the principal of, premium (if any) and interest on the Notes on the stated date for payment or on the Redemption Date of the principal or installment of principal of or interest on the Notes,

(2)            in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that:

(a)            the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b)            since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of such outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3)            in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel from counsel in the United States who is reasonably acceptable to the Trustee confirming that the Holders of such outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4)            no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

(5)            the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by it with the intent of preferring the Holders of such Notes over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(6)            the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officer’s Certificate, clauses (1) through (4) and, in the case of the Opinion of Counsel, clauses (2) and/or (3) of this Section 9.04 have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the obligations of the Issuer and the obligations of the Subsidiary Guarantors under the Notes Documents will be revived and no such defeasance will be deemed to have occurred.

Section 9.05.         Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

All money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 9.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent, to the Holders of such Notes, of all sums due and to become due thereon in respect of principal, premium, if any, and accrued interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer and the Subsidiary Guarantors shall (on a joint and several basis) pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 9.04 or the principal, premium, if any, and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article Nine to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 9.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.06.         Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 9.01, 9.02 or 9.03 by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and each Subsidiary Guarantor’s obligations terminated pursuant to Section 9.01, 9.02 or 9.03, as applicable, shall be revived and reinstated as though no deposit had occurred pursuant to this Article Nine until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 9.01; provided that if the Issuer or the Subsidiary Guarantors have made any payment of principal of, premium, if any, or accrued interest on any Notes because of the reinstatement of their obligations, the Issuer or the Subsidiary Guarantors, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Section 9.07.         Moneys Held by Paying Agent.

In connection with the satisfaction and discharge of this Indenture, all moneys then held by any Paying Agent under the provisions of this Indenture shall, upon written demand of the Issuer, be paid to the Trustee, or if sufficient moneys have been deposited pursuant to Section 9.04, to the Issuer (or, if such moneys had been deposited by the Subsidiary Guarantors, to such Subsidiary Guarantors), and thereupon such Paying Agent shall be released from all further liability with respect to such moneys.

Section 9.08.         Moneys Held by Trustee.

Subject to applicable law, any moneys deposited with the Trustee or any Paying Agent or then held by the Issuer or the Subsidiary Guarantors in trust for the payment of the principal of, or premium, if any, or interest on any Note that are not applied but remain unclaimed by the Holder of such Note for two years after the date upon which the principal of, or premium, if any, or interest on such Note shall have respectively become due and payable shall be repaid to the Issuer (or, if appropriate, the Subsidiary Guarantors), or if such moneys are then held by the Issuer or the Subsidiary Guarantors in trust, such moneys shall be released from such trust; and the Holder of such Note entitled to receive such payment shall thereafter, as an unsecured general creditor, look only to the Issuer and the Subsidiary Guarantors for the payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease; provided that the Trustee or any such Paying Agent, before being required to make any such repayment, may, at the expense of the Issuer and the Subsidiary Guarantors, either mail to each Holder affected, at the address shown in the register of the Notes maintained by the Registrar pursuant to Section 2.04, or cause to be published once a week for two successive weeks, in a newspaper published in the English language, customarily published each Business Day and of general circulation in the City of New York, New York, a notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such mailing or publication, any unclaimed balance of such moneys then remaining shall be repaid to the Issuer. After payment to the Issuer or the Subsidiary Guarantors or the release of any money held in trust by the Issuer or any Subsidiary Guarantors, as the case may be, Holders entitled to the money must look only to the Issuer and the Subsidiary Guarantors for payment as general creditors unless applicable abandoned property law designates another Person.

Article Ten

GUARANTEE OF NOTES

Section 10.01.         Guarantee.

Subject to the provisions of this Article Ten, each Subsidiary Guarantor (including each Person that executes this Indenture as a “Subsidiary Guarantor” on the Issue Date and each Person that becomes a Subsidiary Guarantor in accordance with Section 4.10, by execution of this Indenture or of a supplemental indenture, substantially in the form attached as Exhibit C hereto, to this Indenture, as applicable, providing for such guarantee), jointly and severally, unconditionally guarantees (each, a “Note Guarantee” and collectively, the “Note Guarantees”) to each Holder, the Trustee and the Notes Collateral Agent (i) the due and punctual payment of the principal of and interest on each Note, when and as the same shall become due and payable, whether at maturity, by redemption, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of and interest on the Notes, to the extent lawful, and the due and punctual payment of all obligations of the Issuer to the Holders, the Trustee or the Notes Collateral Agent all in accordance with the terms of such Note and this Indenture, and (ii) in the case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at stated maturity, by acceleration or otherwise. Each Subsidiary Guarantor, by execution of this Indenture or a supplemental indenture to this Indenture, as applicable, agrees that its obligations hereunder shall be unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any such Note or this Indenture, any failure to enforce the provisions of any such Note or this Indenture, any waiver, modification or indulgence granted to the Issuer with respect thereto by the Holder of such Note, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or such Subsidiary Guarantor.

Each Subsidiary Guarantor, by execution of this Indenture or of a supplemental indenture to this Indenture, as applicable, waives diligence, presentment, demand for payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest or notice with respect to any such Note or the Indebtedness evidenced thereby (except as expressly required hereunder, including pursuant to Article Six hereof) and all demands whatsoever, and covenants that this Note Guarantee shall not be discharged as to any such Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture. Each Subsidiary Guarantor, by execution of this Indenture or of a supplemental indenture to this Indenture, agrees that, as between such Subsidiary Guarantor, on the one hand, and the Holders, the Trustee and the Notes Collateral Agent, on the other hand, (i) the maturity of the obligations guaranteed pursuant to this Indenture or such supplemental indenture, as applicable, may be accelerated as provided in Article Six for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed by execution of such supplemental indenture, and (ii) in the event of any declaration of acceleration of such obligations as provided in Article Six, such obligations (whether or not due and payable) shall forthwith become due and payable by each Subsidiary Guarantor for the purpose of the Note Guarantee.

Section 10.02.         Execution and Delivery of Guarantee.

If an officer of a Subsidiary Guarantor whose signature is on this Indenture or a supplemental indenture to this Indenture, as applicable, no longer holds that office at the time the Trustee authenticates the Note or at any time thereafter, such Subsidiary Guarantor’s Note Guarantee of such Note shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee on behalf of the Subsidiary Guarantor.

Section 10.03.         Limitation of Guarantee.

The obligations of each Subsidiary Guarantor under its Note Guarantee are limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Section 10.04.         Release of Subsidiary Guarantor.

The Note Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released and discharged upon:

(1)            a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of the Equity Interests of such Subsidiary Guarantor or the sale, exchange, transfer or other disposition of all or substantially all of the assets of the Subsidiary Guarantor to a Person other than to the Issuer, a Subsidiary Guarantor or a Restricted Subsidiary if such sale, exchange, transfer or other disposition is not prohibited by this Indenture;

(2)            the Designation in accordance with this Indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary or the occurrence of any event not prohibited by this Indenture after which the Subsidiary Guarantor is no longer a Restricted Subsidiary;

(3)            defeasance or discharge of the Notes pursuant to Article Nine;

(4)            such Subsidiary Guarantor being (or being substantially concurrently) released or discharged from all of its guarantees of payment (i) by the Issuer of any Indebtedness of the Issuer under the Credit Agreement and (ii) its guarantee of all other Indebtedness of the Issuer or a Subsidiary Guarantor guaranteed pursuant to Section 4.10 (including any release or discharge that would be conditioned only on the release or discharge of the Note Guarantee or of the guarantee of other Indebtedness) except in the case of clause (i) or (ii) above, a release as a result of payment under such guarantee;

(5)            upon the merger, amalgamation or consolidation of any Subsidiary Guarantor with and into the Issuer or another Subsidiary Guarantor or upon the liquidation of such Subsidiary Guarantor, in each case, in compliance with the applicable provisions of this Indenture;

(6)            as described under Article Eight;

(7)            to the extent that such Subsidiary Guarantor has become an Excluded Subsidiary as a result of a transaction or designation in compliance with the applicable provisions of this Indenture;

(8)            upon payment in full of the principal amount of Notes outstanding at such time, plus accrued and unpaid interest, if any, and all other Obligations under this Indenture, the Note Guarantees and the Notes Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid, whether by redemption or otherwise in accordance with this Indenture; and

(9)            to the extent that such Subsidiary Guarantor has provided a Note Guarantee in the Issuer’s discretion on the date hereof or in accordance with Section 4.10 upon the Issuer’s delivering written notice to the Trustee of its election to release such Subsidiary Guarantor from its Note Guarantee, so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Note Guarantee) and such Subsidiary is not otherwise required to be a Subsidiary Guarantor at the time of such release in accordance with the provisions of this Indenture.

The Issuer shall provide the Trustee and the Notes Collateral Agent with written notice of any such release of a Subsidiary Guarantor; provided that failure to deliver such notice shall not affect such release.

The Trustee shall execute any documents reasonably requested by the Issuer or a Subsidiary Guarantor in order to evidence the release of such Subsidiary Guarantor from its obligations under its Note Guarantee endorsed on the Notes and under this Article Ten.

Section 10.05.         Waiver of Subrogation.

Until the Notes have been paid in full, each Subsidiary Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of such Subsidiary Guarantor’s obligations under its Note Guarantee and this Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Issuer, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or Notes on account of such claim or other rights. If any amount shall be paid to any Subsidiary Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Subsidiary Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture. Each Subsidiary Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 10.05 is knowingly made in contemplation of such benefits.

Article Eleven

COLLATERAL

Section 11.01.         Security Documents.

From and after the Issue Date, the due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuer and the Subsidiary Guarantors to the Notes Secured Parties under this Indenture, the Notes, the Note Guarantees and the Notes Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Notes Security Documents, which will define the terms of the Liens that secure the Obligations, subject to the terms of the First Lien Pari Passu Intercreditor Agreement and any other applicable Intercreditor Agreement. The Trustee and the Issuer hereby acknowledge and agree that the Notes Collateral Agent will from and after the Issue Date hold the Collateral for the benefit of the Notes Secured Parties and pursuant to the terms of this Indenture and the Notes Security Documents. Each Holder, by accepting a Note, and each beneficial owner of an interest in a Note, consents and agrees to the terms of the Notes Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the First Lien Pari Passu Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the First Lien Pari Passu Intercreditor Agreement, and authorizes and directs the Notes Collateral Agent to enter into the Notes Security Documents and the First Lien Pari Passu Intercreditor Agreement and any other Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. Subject to the limitations set forth herein and in the Notes Security Documents, from and after the Issue Date, the Issuer shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Notes Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 11.01, to provide to the Notes Collateral Agent the security interest in the Collateral contemplated hereby and/or by the Notes Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. Subject to the limitations set forth in the Notes Security Documents, from and after the Issue Date, the Issuer shall, and shall cause the Subsidiary Guarantors of the Issuer to, take any and all actions and make all filings (including, without limitation, the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Notes Security Documents to create and maintain, as security for the Obligations of the Issuer and the Subsidiary Guarantors to the Notes Secured Parties, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of this Indenture and the Notes Security Documents), in favor of the Notes Collateral Agent for the benefit of the Notes Secured Parties subject to no Liens other than Permitted Liens.

Section 11.02.         Notes Collateral Agent.

(a)            Each of the Holders by acceptance of the Notes, and each beneficial owner of an interest in a Note, hereby designates and appoint the Notes Collateral Agent as its agent under this Indenture and the Notes Documents and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Notes Documents and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture and the Notes Documents, and consents and agrees to the terms of each Notes Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with its respective terms or the terms of this Indenture. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 11.02. The provisions of this Section 11.02 are solely for the benefit of the Notes Collateral Agent and the Trustee, and none of the Holders nor the Issuer or the Subsidiary Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provisions of this Indenture and/or the applicable Notes Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture or the Notes Documents, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Notes Documents to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or the Issuer or a Subsidiary Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or the Notes Documents or otherwise exist against the Notes Collateral Agent, regardless of whether a Default or Event of Default is continuing. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)            The Notes Collateral Agent may perform any of its duties under this Indenture or the Notes Documents by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c)            Neither the Notes Collateral Agent nor any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own bad faith, gross negligence or willful misconduct as finally adjudicated by a court of competent jurisdiction) or under or in connection with any Security Document or the transactions contemplated thereby (except for its own bad faith, gross negligence or willful misconduct as finally adjudicated by a court of competent jurisdiction), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any Subsidiary Guarantor or Affiliate thereof, or any Officer or Related Person thereof, contained in this Indenture, or any other Notes Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture or the Notes Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture or the Notes Documents, or for any failure of the Issuer or any Subsidiary Guarantor to perform its obligations hereunder or thereunder. Neither the Notes Collateral Agent nor any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or the Notes Documents or to inspect the properties, books, or records of the Issuer or a Subsidiary Guarantor or any Affiliates thereof.

(d)            The Notes Collateral Agent shall be entitled (in the absence of bad faith) to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any Subsidiary Guarantor), independent accountants and/or other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. Unless otherwise expressly required hereunder or pursuant to any Security Document, the Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture or the Notes Security Documents, and shall incur no liability by reason of such failure or refusal to take action, unless it shall first receive such written advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability, fees and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected from claims by any Holders in acting, or in refraining from acting, under this Indenture or the Notes Documents in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)            The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article Six or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 11.02).

(f)             The Notes Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Notes Collateral Agent or Holders of at least a majority in principal amount of all the outstanding Notes issued under this Indenture may appoint, after consulting with the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor at the sole expense of the Issuer. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the Notes Collateral Agent shall be fully and immediately discharged of all responsibilities under this Indenture and the Notes Documents to which it is party, provided that the provisions of this Section 11.02 (and Section 7.07) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(g)            The Trustee and the Notes Collateral Agent shall be authorized to appoint co-agents or sub-agents or other additional Notes Collateral Agents as necessary in its sole discretion or in accordance with applicable law and any such appointment shall be reflected in documentation (which the Issuer, the Trustee and the Notes Collateral Agent are hereby authorized to enter into). Except as otherwise explicitly provided herein or in the Notes Documents, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct as finally adjudicated by a court of competent jurisdiction.

(h)            The Notes Collateral Agent is authorized and directed to (i) enter into the Notes Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the First Lien Pari Passu Intercreditor Agreement and any other Intercreditor Agreement (and, in each case, any joinders, supplements or amendments thereto contemplated hereby), (iii) make the representations of the Holders set forth in the Notes Documents, (iv) bind the Holders on the terms as set forth in the Notes Documents and (v) perform and observe its obligations under the Notes Documents. Any execution of a Notes Security Document by the Notes Collateral Agent after the Issue Date shall be at the direction and expense of the Issuer, upon delivery to the Notes Collateral Agent of an Officers’ Certificate and an Opinion of Counsel stating that the execution is authorized or permitted pursuant to this Indenture and applicable Notes Documents.

(i)             If applicable, the Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon written request from the Issuer, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent.

(j)             The Notes Collateral Agent shall not have any obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Issuer or any Subsidiary Guarantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or such of the Issuer’s or Subsidiary Guarantors’ property constituting collateral intended to be subject to the Lien and security interest of the Notes Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture or any Notes Security Document other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Notes Collateral Agent shall not have any other duty or liability whatsoever to the Trustee or any Holder or any other Notes Collateral Agent as to any of the foregoing.

(k)            No provision of this Indenture or any Notes Security Document shall require the Notes Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers unless, if requested, it shall have first received security or indemnity satisfactory to it against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto, if it shall have reasonable grounds for believing that repayment of such funds or reasonable indemnity against such risk of liability is not reasonably assured to it. The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the First Lien Pari Passu Intercreditor Agreement and the Notes Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own bad faith, gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuer (and money held in trust by the Notes Collateral Agent (a) shall be held uninvested without liability for interest, unless otherwise agreed in writing, (b) shall be held in a non-interest bearing trust account and (c) need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(l)              The Notes Collateral Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(m)           The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any Subsidiary Guarantor under this Indenture and the Notes Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Notes Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture or any Notes Security Document; the execution, validity, genuineness, effectiveness or enforceability of the First Lien Pari Passu Intercreditor Agreement and any Notes Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture and the Notes Documents. The Notes Collateral Agent shall not have any obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Credit Agreement or the Notes Documents, or the satisfaction of any conditions precedent contained in this Indenture or any Notes Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture and the Notes Documents unless expressly set forth hereunder or thereunder. Without limiting its obligations as expressly set forth herein, the Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Notes Documents.

(n)            Subject to the provisions of the applicable Notes Documents, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the First Lien Pari Passu Intercreditor Agreement and the Notes Documents to which it is a party and all agreements, documents and instruments incidental thereto (including any releases permitted hereunder), and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall not be required to exercise discretion under this Indenture or the Notes Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, except as otherwise expressly provided for herein or in any other Notes Document. For purposes of clarity, phrases such as “satisfactory to the Notes Collateral Agent,” “approved by the Notes Collateral Agent,” “acceptable to the Notes Collateral Agent,” “in the Notes Collateral Agent’s discretion,” “selected by the Notes Collateral Agent,” “requested by the Notes Collateral Agent” and phrases of similar import authorize and permit the Notes Collateral Agent to approve, disapprove, determine, act or decline to act in its discretion but do not obligate the Notes Collateral Agent to do so.

(o)            After the occurrence of an Event of Default, the Trustee may (at the direction of a majority of Holders) direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture or the Notes Documents.

(p)            The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Notes Documents and to the extent not prohibited under the First Lien Pari Passu Intercreditor Agreement or any other applicable Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with this Indenture.

(q)            Subject to the terms of the Notes Documents, in each case that the Notes Collateral Agent may or is required hereunder or under any other Notes Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Notes Document, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the terms of the Notes Documents, if the Notes Collateral Agent shall request direction from the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(r)             Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the preparation, recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Notes Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments (which shall be filed by the Issuer and the Subsidiary Guarantors)), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Notes Documents or the security interests or Liens intended to be created thereby.

(s)             The Issuer shall pay compensation to, reimburse expenses of and indemnify the Notes Collateral Agent in accordance with Section 7.07. Accordingly, the reference to the “Trustee” in Section 7.07 and Section 7.08 shall be deemed to include the reference to the Notes Collateral Agent.

(t)             Anything in this Indenture or any Security Document notwithstanding, in no event shall the Notes Collateral Agent be responsible or liable for special, indirect, incidental, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Notes Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 11.03.         Authorization of Actions to Be Taken.

(a)            Subject to the provisions of the First Lien Pari Passu Intercreditor Agreement, any other applicable Intercreditor Agreement and the Notes Security Documents, the Trustee and the Notes Collateral Agent are authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed under the Notes Security Documents to which the Notes Collateral Agent or Trustee is a party and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

(b)            Subject to the provisions of Article Six, Section 7.01 and Section 7.02 hereof, the First Lien Pari Passu Intercreditor Agreement, any other applicable Intercreditor Agreement and the Notes Security Documents, upon the occurrence and continuance of an Event of Default, the Trustee may, at the direction of Holders of at least a majority in principal amount of all the outstanding Notes issued under this Indenture, direct, on behalf of the Holders, the Notes Collateral Agent to take all actions it deems necessary or appropriate in order to:

(i)             foreclose upon or otherwise enforce any or all of the Liens securing the Obligations;

(ii)            enforce any of the terms of the Notes Security Documents and any Intercreditor Agreement to which the Notes Collateral Agent or Trustee is a party; or

(iii)           collect and receive payment of any and all Obligations.

Subject to the First Lien Pari Passu Intercreditor Agreement and any other applicable Intercreditor Agreement, the Trustee is authorized and empowered to institute and maintain, or direct the Notes Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Notes Security Documents to which the Notes Collateral Agent or Trustee is a party or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral.

Section 11.04.         After-Acquired Collateral.

From and after the Issue Date and subject to the limitations and exceptions in this Indenture and the Notes Security Documents, if the Issuer or any Subsidiary Guarantor creates or perfects any additional security interest upon any property or assets (other than Excluded Collateral) to secure any First Lien Obligations, it must substantially concurrently grant and perfect a perfected security interest (subject to Permitted Liens) in such property as security for the Notes with the priority required by this Indenture and the Notes Security Documents.

Section 11.05.         Release of Collateral and Subordination of Liens on the Collateral.

(a)            The Issuer and the Subsidiary Guarantors shall be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes and the Obligations (and such Liens shall be automatically released) under any one or more of the following circumstances:

(1)            if the property subject to such Lien is sold, disposed of or distributed as part of or in connection with any transaction or series of related transactions not prohibited under this Indenture or any Notes Security Document, in each case to a Person that is not the Issuer or a Subsidiary Guarantor;

(2)            if the property subject to such Lien constitutes or becomes Excluded Collateral;

(3)            if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its Note Guarantee, as described in Section 10;

(4)            in accordance with the First Lien Pari Passu Intercreditor Agreement; and

(5)            in accordance with Article Eight.

In addition, the Liens on the Collateral securing the Notes and the Note Guarantees shall be automatically released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Notes Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid or (ii) a Legal Defeasance or Covenant Defeasance as in accordance with Article Nine or a discharge of this Indenture in accordance with Article Nine. Without limiting the generality of the foregoing, in the event (i) that the Issuer delivers to the Trustee an Officer’s Certificate and Opinion of Counsel certifying that the events or circumstances described in clause (i) or (ii) of the immediately preceding sentence have occurred, the Trustee shall deliver to the Issuer and the Notes Collateral Agent a notice stating that the Trustee, on behalf of the Holders, without recourse or warranty, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Notes Security Documents, and upon receipt by the Notes Collateral Agent of such notice, the Notes Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably requested at the expense of the Issuer to release such Lien as soon as is reasonably practicable.

(b)            Upon the request of the Issuer, the Trustee and Notes Collateral Agent shall enter into and deliver such documents and instruments in order to release and/or subordinate the Liens on any Collateral securing the Notes and Note Guarantees, to the holder of any Permitted Lien on such property that is secured by a Lien permitted by clauses (17), (18) or (25) of the definition of “Permitted Liens” in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property.

(c)            With respect to any release or subordination of Collateral pursuant to this Section 11.05, upon receipt of an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture and the Notes Security Documents, as applicable, to such release or subordination have been met and that it is permitted for the Trustee and/or a Notes Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release or subordination, and any instruments of termination, satisfaction, discharge or release prepared by the Issuer, the Trustee shall, or shall cause the Notes Collateral Agent to, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases (whether electronically or in writing) to evidence, and shall do or cause to be done all other acts reasonably necessary to effect or evidence, as applicable, in each case as soon as reasonably practicable, the release and discharge or subordination of any Collateral permitted to be released or subordinated pursuant to this Indenture or the Notes Security Documents. Neither the Trustee nor any Notes Collateral Agent shall be liable for any such release or subordination undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Notes Security Document to the contrary, but without limiting any automatic release provided hereunder or under any Notes Security Document, the Trustee and each Notes Collateral Agent shall not be under any obligation to release or subordinate any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

Section 11.06.         Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article Eleven upon the Issuer or the Subsidiary Guarantors with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or the Subsidiary Guarantors or of any officer or officers thereof required by the provisions of this Article Eleven; and if the Trustee, Notes Collateral Agent or a nominee of the Trustee or Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee, Notes Collateral Agent or a nominee of the Trustee or Notes Collateral Agent.

Section 11.07.         Junior Lien Intercreditor Agreement.

In the event that the Issuer or a Restricted Subsidiary incurs Junior Lien Priority Indebtedness secured by some or all of the Collateral that is not prohibited by this Indenture, the Notes Collateral Agent (and, if applicable, the Trustee) will enter into a senior priority/junior priority intercreditor agreement with (together with other relevant Persons) any collateral agent and/or other authorized representative of any Junior Lien Priority Indebtedness, which intercreditor agreement shall provide for the subordination of Liens on such Junior Lien Priority Indebtedness to the Liens securing the Notes and other intercreditor provisions with respect to such Junior Lien Priority Indebtedness and will contain customary provisions that will require the Liens securing the Notes to be automatically released without the consent of the Notes Collateral Agent or the Trustee, and such intercreditor agreement shall be customary in the good faith determination of the Issuer (for intercreditor agreements providing junior priority liens) as certified to the Trustee and the Notes Collateral Agent in writing by the Issuer, and if the Credit Agreement is then outstanding, shall be in a form reasonably satisfactory to the Credit Agreement Collateral Agent (each such agreement, a “Junior Lien Intercreditor Agreement”). The Notes Collateral Agent (and, if applicable, the Trustee) shall sign any such Junior Lien Intercreditor Agreement upon delivery of an Officer’s Certificate of the Issuer.

Article Twelve

MISCELLANEOUS

Section 12.01.         Trust Indenture Act.

The provisions of the TIA do not apply to this Indenture or the Notes.

Section 12.02.         Notices.

Except for notice or communications to Holders, any notice or communication shall be given in writing and delivered in person, sent by facsimile, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

If to the Issuer or any Subsidiary Guarantor:

DOTDASH MEREDITH INC.
225 Liberty Street, 4th Floor

New York, New York 10281
Attention: Jeff Hartwig, General Counsel
jhartwig@dotdashmdp.com

GeneralCounsel@iac.com

with copies to:

Wachtell, Lipton, Rosen & Katz
51 W 52nd Street
New York, NY 10019
Attention: Emily D. Johnson
EDJohnson@wlrk.com

If to the Trustee or Notes Collateral Agent:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
1255 Corporate Drive, 6th Floor
Irving, TX 75038
Attention: Michael K. Herberger
Michael.Herberger@usbank.com

with a copy to:

Shipman & Goodwin LLP
One Constitution Plaza
Hartford, CT 06103
Attention: Nathan Plotkin
NPlotkin@goodwin.com

Such notices or communications shall be effective when received and shall be sufficiently given if so given within the time prescribed in this Indenture.

The Issuer, the Subsidiary Guarantors, the Trustee or the Notes Collateral Agent by written notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be electronically delivered or mailed to him by first-class mail, postage prepaid, at his address shown on the register kept by the Registrar.

Failure to mail or deliver electronically a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication to a Holder is sent in the manner provided above, it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail any notice as required by this Indenture, then such method of notification as shall be made with the approval of the Trustee and the Notes Collateral Agent, as applicable, shall constitute a sufficient mailing of such notice.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

Section 12.03.         Communications by Holders with Other Holders.

Holders may communicate in the manner contemplated by the provisions of TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes (it being understood that, for the avoidance of doubt, the provisions of the Trust Indenture Act do not apply to this Indenture or the Notes). The Issuer, the Subsidiary Guarantors, the Trustee, the Registrar and anyone else shall have the protections contemplated by the provisions of TIA § 312(c) as if such provisions applied to this Indenture (it being understood that, for the avoidance of doubt, the provisions of the Trust Indenture Act do not apply to this Indenture or the Notes).

Section 12.04.         Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any Subsidiary Guarantor to the Trustee or the Notes Collateral Agent to take or refrain from taking any action under this Indenture, the Issuer or such Subsidiary Guarantor, as the case may be, shall furnish to the Trustee (except as to clause (2) below, in the case of the initial issue of the Notes on the dater here of) and/or the Notes Collateral Agent:

(1)            an Officer’s Certificate (which shall include the statements set forth in Section 12.05) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)            an Opinion of Counsel (which shall include the statements set forth in Section 12.05) stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 12.05.         Statements Required in Certificate and Opinion.

Each certificate and opinion with respect to compliance by or on behalf of the Issuer or any Subsidiary Guarantor with a condition or covenant provided for in this Indenture (other than the Officer’s Certificate required by Sections 3.01 or 4.04) shall comply with any requirements set forth in this Indenture and shall include:

(1)            a statement that the Person making such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(2)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)            a statement that, in the opinion of such Person, it or he or she has made such examination or investigation as is necessary to enable it or him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied and all covenants have been complied with; and

(4)            a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with; provided, however, that with respect to such matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificate of public officials, and provided, further, that an Opinion of Counsel may have customary qualifications for opinions of the type required.

Section 12.06.         Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or meetings of Holders. The Registrar and Paying Agent may make reasonable rules for their functions.

Section 12.07.         Business Days.

If a payment date is not a Business Day, payment may be made on the next succeeding Business Day, and no interest shall accrue for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.

Section 12.08.         Governing Law.

This Indenture, the Notes, the Note Guarantees and the Notes Documents shall each be governed by, and construed in accordance with, the laws of the State of New York.

Section 12.09.         Waiver of Jury Trial.

EACH OF THE ISSUER, THE SUBSIDIARY GUARANTORS, NOTES COLLATERAL AGENT, HOLDER OF NOTES BY ITS ACCEPTANCE THEREOF AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, NOTE GUARANTEES, THE NOTES DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10.         Force Majeure.

In no event shall the Trustee, the Notes Collateral Agent, Paying Agent, Registrar or transfer agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, pandemics, epidemics or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 12.11.         No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan, security or debt agreement of the Issuer or any Subsidiary. No such indenture, loan, security or debt agreement may be used to interpret this Indenture.

Section 12.12.         No Recourse Against Others.

No past, present or future director, officer, employee, incorporator, or stockholder of the Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuer and the Subsidiary Guarantors), shall have any liability for any obligations of the Issuer or the Subsidiary Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 12.13.         Successors.

All agreements of the Issuer and the Subsidiary Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee, Notes Collateral Agent, any additional trustee and any Paying Agents in this Indenture shall bind its successor.

Section 12.14.         Multiple Counterparts.

The parties may sign multiple counterparts of this Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement. The Trustee and Notes Collateral Agent shall not have any duty to confirm that the person sending any notice, instruction or other communication by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee or the Notes Collateral Agent to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to the Trustee or Notes Collateral Agent) shall be deemed original signatures for all purposes. The Issuer assumes all risks arising out of the use of electronic signatures and electronic methods to send communications to the Trustee and/or the Notes Collateral Agent, including without limitation the risk of the Trustee or Notes Collateral Agent acting on an unauthorized communication, and the risk of interception or misuse by third parties.

Section 12.15.         Table of Contents, Headings, etc.

The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.16.         Severability.

Each provision of this Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.17.         USA Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and Agents, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they shall provide the Trustee and the Agents with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

Section 12.18.         Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by any Holder or the Trustee or the Notes Collateral Agent arising out of or based upon this Indenture, the Note Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding. The parties hereto irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum or that such courts do not have jurisdiction over such party. The parties hereto agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Subsidiary Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Subsidiary Guarantors, as the case may be, are subject by a suit upon such judgment.

Section 12.19.         Intercreditor Agreement

(a)            The terms of this Indenture are subject to the terms of the First Lien Pari Passu Intercreditor Agreement.

(b)            If the Issuer or any Subsidiary Guarantor (i) incurs any obligations in respect of First Lien Obligations at any time when no First Lien Pari Passu Intercreditor Agreement is in effect or at any time when Indebtedness constituting First Lien Obligations entitled to the benefit of an existing First Lien Pari Passu Intercreditor Agreement is concurrently retired, or incurs any other obligations permitted hereunder and required to be subject to an intercreditor agreement, and (ii) delivers to the Trustee and/or Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the First Lien Pari Passu Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Lien Obligations so incurred, the Notes Collateral Agent and the Trustee (as applicable) shall (and are hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including fees (including legal fees) and expenses of the Trustee and/or Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

DOTDASH MEREDITH INC.

By:	/s/Nick Stoumpas
	Name:	Nick Stoumpas
	Title:	Vice President and Treasurer

ALLRECIPES.COM, INC.
BIZRATE INSIGHTS INC.
EATING WELL, LLC
ENTERTAINMENT WEEKLY, LLC
HEALTH MEDIA VENTURES INC.
MEREDITH HOLDINGS CORPORATION
MEREDITH OPERATIONS CORPORATION
MNI TARGETED MEDIA INC.
NEWSUB MAGAZINE SERVICES LLC
NSSI HOLDINGS INC.
SHOPNATION, INC.
SOUTHERN PROGRESS CORPORATION
SYNAPSE GROUP, INC.
TI CIRCULATION HOLDINGS LLC
TI CONSUMER MARKETING, INC.
TI GOTHAM INC.
TI INC. AFFLUENT MEDIA GROUP
TI INC. BOOKS
TI INC. VENTURES
TI LIFESTYLE GROUP, LLC
TI MAGAZINE HOLDINGS LLC
TI PUBLISHING VENTURES, INC.
TI SALES HOLDINGS LLC

By:	/s/Nick Stoumpas
	Name:	Nick Stoumpas
	Title:	Vice President and Assistant Treasurer

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:	/s/ Michael K. Herberger
	Name:	Michael K. Herberger
	Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND THERE IS NO INTENT TO REGISTER THE NOTE. THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF THE ISSUER THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE AND FOREIGN SECURITIES LAWS. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY

(A)            TO THE ISSUER OR ANY OF ITS SUBSIDIARIES,

(B)            PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT,

(C)            FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A,

(D)           IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,

(E)            TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF NOTES OF $250,000, OR

(F)            PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (C), (D) OR (E) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE IN THE FORM ATTACHED TO THIS NOTE MUST BE DELIVERED TO THE TRUSTEE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (F) ABOVE, THE ISSUER RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE AND FOREIGN SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

[Regulation S Notes Legend]

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT. THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE AND FOREIGN SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

[Temporary Regulation S Notes Legend]

EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S CERTIFICATE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S CERTIFICATE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY [WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, ] UNTIL THE EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(3) OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE ISSUER AND THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON-U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DURING SUCH 40-DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S CERTIFICATE MAY ONLY BE SOLD, PLEDGED OR TRANSFERRED (I) TO THE ISSUER, (II) OUTSIDE THE UNITED STATES IN A TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. HOLDERS OF INTERESTS IN THIS TEMPORARY REGULATION S CERTIFICATE WILL NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS REFERRED TO ABOVE, IF THEN APPLICABLE.

AFTER THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY BE EXCHANGED FOR INTERESTS IN A RULE 144A GLOBAL NOTE ONLY IF (1) SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF NOTES IN COMPLIANCE WITH RULE 144A OR IN COMPLIANCE WITH ANOTHER PERMITTED EXCEPTION UNDER THE SECURITIES ACT (OTHER THAN REGULATION S) PURSUANT TO THE TERMS OF THE INDENTURE AND IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS AND (2) THE TRANSFEROR OF THE BENEFICIAL INTEREST IN THIS TEMPORARY REGULATION S CERTIFICATE FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM OF FORM OF EXCHANGE CERTIFICATE OR FORM OF TRANSFER CERTIFICATE ATTACHED HERETO, AS APPLICABLE) MAKING ALL APPLICABLE CERTIFICATIONS PURSUANT TO SUCH FORM OF EXCHANGE CERTIFICATE OR FORM OF TRANSFER CERTIFICATE, AS APPLICABLE.

BENEFICIAL INTERESTS IN A RULE 144A CERTIFICATE MAY BE TRANSFERRED TO A PERSON WHO TAKES DELIVERY IN THE FORM OF AN INTEREST IN THE REGULATION S GLOBAL NOTE, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF THE TRANSFEROR FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THE INDENTURE) TO THE EFFECT THAT SUCH TRANSFER IS BEING MADE IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S OR RULE 144 (IF AVAILABLE).

FORM OF NOTE

CUSIP [                  ]1

ISIN [                  ]

DOTDASH MEREDITH INC.

No. __________________	$___________________

7.625% SENIOR SECURED NOTE DUE 2032

DOTDASH MEREDITH INC., a Delaware corporation (the “Issuer”), for value received, promises to pay to CEDE & CO. or registered assigns the principal sum of                         dollars on June 15, 2032.

Interest Payment Dates: June 15 and December 15.

Record Dates: June 1 and December 1 (whether or not a Business Day).

Reference is made to the further provisions of this Note contained herein, which shall for all purposes have the same effect as if set forth at this place.

1         144A: 25849J AA8 / US25849JAA88; Reg S: U2583J AA4 / USU2583JAA44.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or electronically by its duly authorized officer.

DOTDASH MEREDITH INC.

By:
Name:
Title:

Dated:

Certificate of Authentication

This is one of the 7.625% Senior Secured Notes due 2032 referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated:

[FORM OF REVERSE OF INITIAL NOTE]

DOTDASH MEREDITH INC.

7.625% SENIOR SECURED NOTES DUE 2032

1.              Interest. DOTDASH MEREDITH INC., a Delaware corporation (the “Issuer”), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the face hereof at a rate of 7.625% per annum. Interest hereon shall accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including June 16, 2025 to but excluding the date on which interest is paid. Interest shall be payable in arrears on each June 15 and December 15 commencing on December 15, 2025. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal (including post-petition interest in a proceeding under any Bankruptcy Law) and on overdue interest (to the extent lawful) at a rate of 7.625% per annum.

2.              Method of Payment. The Issuer shall pay interest hereon (except defaulted interest) to the Persons who are registered Holders at the close of business on June 1 or December 1 next preceding Interest Payment Date (whether or not a Business Day). Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer (through the Paying Agent) shall pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. The principal and interest on Global Notes shall be payable to the DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Global Notes represented thereby. The principal and interest on Definitive Notes shall be payable, either in person or by mail, at the office of the Paying Agent. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. Payments on this Note shall be made at the office or agency of the Paying Agent unless the Issuer (with notice to the Paying Agent) elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

3.              Paying Agent and Registrar. Initially, U.S. Bank Trust Company, National Association, a national banking association, as trustee (in such capacity, the “Trustee”), shall act as a Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent or Registrar or co-registrar without notice. The Issuer or any of its Affiliates may act as Paying Agent or Registrar.

4.              Indenture. The Issuer issued the Notes under an Indenture dated as of June 16, 2025 (the “Indenture”) between the Issuer, the Trustee and the Notes Collateral Agent. This is one of an issue of Notes of the Issuer issued, or to be issued, under the Indenture. The Notes include (i) $400,000,000 aggregate principal amount of the Issuer’s 7.625% Senior Secured Notes due 2032 (the “Initial Notes”) and (ii) if and when issued, additional Notes that may be issued from time to time under the Indenture subsequent to June 16, 2025 (the “Additional Notes”). Any Additional Notes shall be part of the same issue as the Notes being issued on the date hereof and shall vote on all matters as one class with the Notes being issued on the date hereof, including, without limitation, waivers, amendments, redemptions and offers to purchase. The terms of the Notes include those set forth in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of them. Capitalized and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture.

5.              Mandatory Redemption. Except as set forth in paragraph 8 below, the Issuer shall not be required to make mandatory redemption payments with respect to the Notes.

6.              Optional Redemption. Except as set forth below, the Issuer will not be entitled to redeem the Notes at its option.

(i)            At any time prior to June 15, 2028, the Issuer may redeem all or a part of the Notes, upon notice as described in Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(ii)           On and after June 15, 2028, the Issuer may redeem the Notes, in whole or in part, upon notice as described in Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to but not including the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on June 15, of each of the years indicated below:

Year	Percentage
2028	103.813%
2029	101.906%
2030 and thereafter	100.000%

(iii)          In addition, until June 15, 2028, the Issuer may, at its option, on one or more occasions redeem up to 40% of the aggregate principal amount of Notes at a redemption price equal to 107.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings; provided that at least 50% of the sum of the aggregate principal amount of (x) Notes originally issued under the Indenture and (y) any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption (unless all Notes are redeemed or repurchased, or are to be redeemed or repurchased, substantially concurrently); provided, further, that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(iv)          In addition, prior to June 15, 2028, the Issuer may, at its option, redeem during each twelve-month period commencing with the Issue Date up to 10% of the aggregate principal amount of the Notes issued under the Indenture on the Issue Date (but calculated after giving effect to any issuance of Additional Notes) at a redemption price equal to 103.0% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(v)           Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, Asset Sale Offer or Advance Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption. In determining whether the Holders of at least 90% of the aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer, including a Change of Control Offer, Asset Sale Offer or Advance Offer, Notes owned by the Issuer or its Affiliates or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer.

7.              Notice of Redemption. At least 10 days, and no more than 60 days, before a Redemption Date, the Issuer shall mail, cause to be mailed, or delivered electronically if held by the DTC, notice of redemption to each Holder to be redeemed at its registered address (with a copy to the Trustee) as the same appears on the registry books maintained by the Registrar pursuant to the Indenture, except that redemption notices may be mailed, or delivered electronically if held by the DTC, more than 60 days prior to a Redemption Date if the notice is issued in connection with a satisfaction and discharge of the Indenture. The notice shall identify the Notes to be redeemed (including the CUSIP numbers, ISIN and Common Code numbers, if any thereof) and shall state: (1) the Redemption Date; (2) the redemption price and the amount of premium (or the manner of calculation the redemption price and/or premium) and accrued interest to be paid; (3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date and upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued; (4) the name and address of the Paying Agent; (5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price; (6) that unless the Issuer defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date; (7) that the Notes are being redeemed pursuant to the Indenture; (8) the aggregate principal amount of Notes that are being redeemed; and (9) if the redemption is conditional, a description of the applicable conditions and the date by which such conditions are expected to be satisfied. At the Issuer’s written request made at least three (3) Business Days prior to the date on which notice is to be given (or such shorter period as the Trustee in its sole discretion may agree), the Trustee shall give the notice of redemption prepared by the Issuer, in the Issuer’s name and at the Issuer’s sole expense.

8.              Offers to Purchase. The Indenture provides that upon the occurrence of a Change of Control and subject to further limitations contained therein, the Issuer shall make an offer to purchase outstanding Notes in accordance with the procedures set forth in the Indenture.

9.              Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1, 000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Notes or a portion of a Note selected for redemption for a period of 15 days before a mailing or electronic delivery of notice of redemption.

10.            Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of this Note for all purposes.

11.            Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee shall pay the money back to the Issuer following notice procedures outlined in the Indenture. After that, Holders entitled to the money must look to the Issuer for payment as general creditors unless an “abandoned property” law designates another Person.

12.            Amendment, Supplement, Waiver, etc. The Issuer and the Trustee may, without the consent of the Holders of any outstanding Notes, amend, waive or supplement the Indenture, the Notes, the Note Guarantees, the Notes Security Documents, the First Lien Pari Passu Intercreditor Agreement or any other Intercreditor Agreement then in effect for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, complying with any requirement of the SEC in connection with any required qualification of the Indenture under the Trust Indenture Act, and making any change that does not materially adversely affect the rights of any Holder. Other amendments and modifications of the Indenture, the Notes, the Note Guarantees, the Notes Security Documents, the First Lien Pari Passu Intercreditor Agreement or any other Intercreditor Agreement then in effect may be made by the Issuer and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes, subject to certain exceptions requiring the consent of the Holders of the particular Notes to be affected. Except as expressly provided by the Indenture, the Notes Security Documents, the First Lien Pari Passu Intercreditor Agreement or any other Intercreditor Agreement then in effect, without the consent of Holders of at least 66 2/3% in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), no amendment, supplement or waiver may modify any Notes Security Documents or the provisions in this Indenture dealing with Collateral or the Notes Security Documents to the extent that such amendment, supplement or waiver would have the effect of releasing Liens on all or substantially all of the Collateral securing the Notes (except as expressly provided by this Indenture, the Notes Security Documents, the First Lien Pari Passu Intercreditor Agreement or any other Intercreditor Agreement then in effect) or change or alter the priority of the security interests in the Collateral.

13.            Defaults and Remedies. Events of Default are set forth in the Indenture. If an Event of Default specified in clause (7) or (8) of Section 6.01 of the Indenture with respect to the Issuer or any Significant Subsidiary occurs, all outstanding Notes shall become due and payable without any further action or notice. If any other Event of Default (other than an Event of Default specified in clause (7) or (8) of Section 6.01 of the Indenture with respect to the Issuer or any Significant Subsidiary), shall have occurred and be continuing hereunder, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

14.            Trustee Dealings with Issuer. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for or otherwise deal with either of the Issuer or any Subsidiary Guarantor, or any Affiliates thereof, with the same rights it would have if it were not Trustee.

15.            Discharge. Subject to certain conditions and as set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations pursuant to the Indenture, upon the payment of all the Notes or upon the irrevocable deposit with the Trustee of United States dollars or U.S. Government Obligations sufficient to pay when due principal of and interest on the Notes to maturity or redemption, as the case may be.

16.           Guarantees. The Note shall be entitled to the benefits of Note Guarantees, if any, made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Subsidiary Guarantors, if any, the Trustee and the Holders, and for events causing release of the Subsidiary Guarantors, if any, from the Note Guarantees, if any.

17.           Authentication. This Note shall not be valid until the Trustee manually signs the certificate of authentication on the other side of this Note.

18.           Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

19.           Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20.           CUSIP/ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP/ISIN numbers to be printed on the Notes and the Trustee may use CUSIP/ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

DOTDASH MEREDITH INC.

225 Liberty Street, 4th Floor

New York, New York 10281

ASSIGNMENT

I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

Agent to transfer this Note on the books of the Issuer. The Agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

FORM OF TRANSFER CERTIFICATE

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144 under the Securities Act after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer; or

(2)	☐	pursuant to an effective registration statement under the Securities Act; or

(3)	☐	inside the United States to a person reasonably believed to be a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act and in the case of an exchange of a beneficial interest in a Temporary Regulation S Global Note for an interest in a Rule 144A Global Note, in compliance with all applicable securities laws of the States of the United States and other jurisdictions; or

(4)	☐	in an offshore transaction in compliance with Rule 903 or Rule 904 of Regulation S under the Securities Act; or

(5)	☐	to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act that is not a “qualified institutional buyer” and that is purchasing for its own account or for the account of such an institutional “accredited investor” at least US$250,000 principal amount of the Notes and in accordance with all applicable securities laws of the States of the United States and other jurisdictions; or

(6)	☐	pursuant to the exemption from registration provided by Rule 144 under the Securities Act or any other available exemption from the registration requirement of the Securities Act.

You confirm that you have notified any transferee of Notes of the applicable resale restrictions.

Unless one of the boxes is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (6) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state and foreign securities laws.

FORM OF EXCHANGE CERTIFICATE

Dotdash Meredith Inc.
225 Liberty Street, 4th Floor

New York, New York 10281

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
1255 Corporate Drive 6th Floor

Irving, TX 75038

Attention: Michael K. Herberger, Vice President

Re: 7.625% Senior Secured Notes due 2032

Reference is hereby made to the Indenture, dated as of June 16, 2025 (the “Indenture”), between DOTDASH MEREDITH INC., a Delaware corporation, as issuer and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee and notes collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                        in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that in connection with the Exchange of the Owner’s [CHECK ONE] [ ] Regulation S Global Note [ ] IAI Global Note for a beneficial interest in the Rule 144A Global Note, with an equal principal amount, the Note[s] or interest in such Note[s] specified herein [is][are] being transferred to a Person (A) who the transferor reasonably believes to be a QIB, (B) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A, and (C) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated                       .

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

Notice: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have all or any part of this Note purchased by the Issuer pursuant to Section 4.14 of the Indenture, check the appropriate box:

☐         Section 4.14

If you want to have only part of the Note purchased by the Issuer pursuant to Section 4.14 of the Indenture, state the amount you elect to have purchased:

$
($2,000 or any integral multiple of $1,000 in excess thereof)

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian

EXHIBIT B

FORM OF CERTIFICATE TO BE
DELIVERED IN CONNECTION WITH
TRANSFERS PURSUANT TO REGULATION S

[Date]

Attention:

Re:	Dotdash Meredith Inc. 7.625% Senior Secured Notes due 2032 (the “Securities”)

Ladies and Gentlemen:

In connection with our proposed sale of $                          aggregate principal amount of the Securities, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)            the offer of the Securities was not made to a person in the United States;

(2)            either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been prearranged with a buyer in the United States;

(3)            no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903 or Rule 904 of Regulation S, as applicable;

(4)            the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)            we have advised the transferee of the transfer restrictions applicable to the Securities.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Name:
	Title:	Authorized Signature

B-1

EXHIBIT C

Form of Supplemental Indenture

[          ] SUPPLEMENTAL INDENTURE, dated as of [ ] (this “Supplemental Indenture”), by and among the parties that are signatories hereto as Subsidiary Guarantors (each, an “Additional Subsidiary Guarantor” and together, the “Additional Subsidiary Guarantors”), Dotdash Meredith Inc., a Delaware Corporation (the “Issuer”), and U.S. Bank Trust Company, National Association, as trustee under the Indenture referred to below (in such capacity, the “Trustee”) and as notes collateral agent under the Indenture referred to below (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Trustee and the Notes Collateral Agent have heretofore executed and delivered an indenture, dated as of June 16, 2025 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), providing for the issuance of $400,000,000 aggregate principal amount of 7.625% Senior Secured Notes due 2032 (the “Notes”);

WHEREAS, the Indenture provides that, under certain circumstances, each Additional Subsidiary Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Additional Subsidiary Guarantor shall unconditionally guarantee, on a joint and several basis with the other Additional Subsidiary Guarantors and the other Subsidiary Guarantors, all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 8.01 of the Indenture, the Issuer, any Subsidiary Guarantor, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture without the consent of any Holder of the Notes;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Additional Subsidiary Guarantors, the Issuer, the other Subsidiary Guarantors, the Trustee and the Notes Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; NOTE GUARANTEE

Section 2.1. Agreement to be Bound. Each Additional Subsidiary Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

Section 2.2. Note Guarantee. Each Additional Subsidiary Guarantor agrees, on a joint and several basis with all the existing Subsidiary Guarantors [and the other Additional Subsidiary Guarantors], to fully, unconditionally and irrevocably guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article Ten of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

Section 3.1. Notices. All notices and other communications to the Issuer and the Additional Subsidiary Guarantors shall be given as provided in the Indenture to such Additional Subsidiary Guarantors, at their addresses set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

[INSERT ADDRESS]

Section 3.2. Release of Note Guarantee. This Note Guarantee shall be released in accordance with Section 10.04 of the Indenture.

Section 3.3. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.4. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.5. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.6. Benefits Acknowledged. Each Additional Subsidiary Guarantor’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. Each Additional Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.

Section 3.7. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.8. The Trustee and the Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.9. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 3.10. Execution and Delivery. Each Additional Subsidiary Guarantor agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Note Guarantee.

Section 3.11. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[ADDITIONAL SUBSIDIARY GUARANTOR], as a Guarantor

By:
Name:
Title:

DOTDASH MEREDITH INC., as Issuer

By:
Name:
Title:

[Signature Page to Form of Supplemental Indenture]

U.S. Bank Trust Company, National Association, as Trustee and as Notes Collateral Agent

By:
Name:
Title:

[Signature Page to Form of Supplemental Indenture]